As filed pursuant to
Rule 424(b)(5) SEC
File No. 333-50416
Prospectus Supplement
(To Prospectus dated December 1, 2000)

Downey Financial Corp.

$200,000,000

6 1/2% Senior Notes due 2014

        Interest on the notes is payable on January 1 and July 1 of each year, beginning on January 1, 2005. The notes will mature on July 1, 2014.

      We may redeem the notes, in whole at any time or in part from time to time, at the redemption prices described in this prospectus supplement. The notes will not be subject to any sinking fund provision.

      The notes are the unsecured and unsubordinated obligations of Downey Financial Corp. and are not deposits or savings accounts. The notes are not insured by the Federal Deposit Insurance Corporation or any other government agency or insurer.

      The notes will be a new issue of securities and there is currently no trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system.

       See “Risk Factors” beginning on page S-12 for a discussion of certain risks that you should consider in connection with an investment in the notes.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

		Underwriting
	Price to Public	Discounts	Proceeds to Us

Per Note	99.780%	.650%	99.130%
Total	$199,560,000	$1,300,000	$198,260,000

      The price to public set forth above does not include accrued interest, if any. Interest on the notes will accrue from June 23, 2004 and must be paid by the purchaser if the notes are delivered after June 23, 2004.

      We expect to deliver the notes to investors through the book-entry delivery system of The Depository Trust Company and its participants on or about June 23, 2004.

Joint Book-Running Managers

Credit Suisse First Boston	JPMorgan

NBC Capital Markets Group

Fox-Pitt, Kelton

Friedman Billings Ramsey

June 16, 2004

      You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with any other information. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus, respectively, or that information contained in any document incorporated or deemed to be incorporated by reference is accurate as of any date other than the date of that document.

      If the description of the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

      Unless otherwise indicated or unless the context requires otherwise, all reference in this prospectus supplement and the accompanying prospectus to “Downey,” “we,” “us” and “our” refer to Downey Financial Corp. and its consolidated subsidiaries.

      The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in some jurisdictions may be restricted by law. Persons who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Prospectus Supplement

Prospectus

PROSPECTUS SUPPLEMENT SUMMARY

      This summary does not contain all of the information that may be important to you. For more complete information on Downey and a more complete understanding of the terms of the notes, before making your investment decision, you should carefully read:

•	this prospectus supplement;

•	the accompanying prospectus; and

•	the documents referred to in “Where You Can Find More Information” in this prospectus supplement.

DOWNEY FINANCIAL CORP.

      Downey is a California-based savings and loan holding company. Our principal subsidiary is Downey Savings and Loan Association, F.A., which we refer to as the “Bank.” The Bank:

•	is one of the largest financial institutions headquartered in Southern California based on total assets;

•	was formed in 1957 as a California-licensed savings and loan and converted to a federal charter in 1995; and

•	at March 31, 2004, operated 171 retail branches, including 99 full-service branches located in supermarkets, which we refer to as “in-store branches.” Subsequent to March 31, 2004, we consolidated two traditional branches that were located near each other. We have five in-store branches with deposits totaling $105 million at March 31, 2004 that are affected by Ralphs Grocery Company’s decision to close supermarkets in Southern California. We are looking for replacement locations for these branches to maintain and increase customer relationships in those areas.

      For the three months ended March 31, 2004, we had:

•	net income of $8.9 million or $0.32 per share on a diluted basis;

•	loan originations and purchases of $3.0 billion;

•	total assets of $13.5 billion;

•	total deposits of $8.8 billion;

•	total stockholders’ equity of $925 million; and

•	non-performing assets of $54 million or 0.40% of total assets.

      For the year ended December 31, 2003, we had:

•	net income of $101.7 million or $3.64 per share on a diluted basis;

•	loan originations and purchases of $11.3 billion;

•	total assets of $11.6 billion;

•	total deposits of $8.3 billion;

•	total stockholders’ equity of $917 million; and

•	non-performing assets of $49 million or 0.42% of total assets.

Banking Activities

      Our primary business is banking. Our banking activities focus on:

•	the attraction of deposits from the general public through our retail branches;

•	the origination of loans, primarily loans secured by single family residential properties, which are either retained in our portfolio or sold in the secondary market;

•	a strategy of providing exceptional customer service; and

•	continuing to offer products and services over the Internet and through our call center.

      The types of loans we offer include:

•	adjustable rate residential mortgage loans, with rates tied primarily to the Eleventh District Cost of Funds Index (“COFI”) or the 12-month moving average of annual yields on actively traded U.S. Treasury securities to a constant maturity of one year (“MTA”), including subprime loans which carry higher interest rates;

•	fixed rate residential mortgage loans;

•	multi-family and commercial real estate loans, including loans secured by retail neighborhood shopping centers;

•	construction loans;

•	commercial loans; and

•	consumer loans.

      We also invest in various securities to satisfy bank regulations regarding minimum levels of liquid assets and to provide a partial economic hedge against future value changes in our mortgage servicing rights.

      Net income from our banking operations totaled $8.4 million for the first three months of 2004 and $95.5 million in 2003.

Real Estate Investment Activities

      Downey is also involved in real estate investment, which is conducted primarily through the Bank’s subsidiary, DSL Service Company. Activities include development, construction and property management relating to our portfolio of projects primarily within California but also in Arizona. Because of regulatory restrictions that have been placed on the Bank’s real estate investment activities, we have reduced the amount of this business in recent years. Net income from our real estate investment and real estate joint venture activities was $0.5 million for the first three months of 2004 and $6.3 million in 2003.

Operating Strategy

      Our operating strategy is to:

•	capitalize on our strong position in our core California market and expand customer usage of our Internet banking business;

•	focus on our residential lending expertise;

•	maintain our high lending standards and strong asset quality;

•	continue to strengthen our retail franchise;

•	continue to attract low-cost deposits from our retail customer base;

•	provide high-quality service to depositors and borrowers; and

•	improve our operating efficiency.

      Our principal executive offices are located at 3501 Jamboree Road, Newport Beach, California, 92660, and our telephone number is (949) 854-0300.

      The information appearing above under the captions “— Banking Activities,” “— Real Estate Investment Activities” and “— Operating Strategy” supersedes and replaces the information appearing under the same captions under “Prospectus Summary” in the accompanying prospectus.

Anticipated Developments

      We intend to use approximately $123.7 million of the net proceeds from the sale of the notes to redeem all of our outstanding junior subordinated debentures, all of which are held by Downey Financial Capital Trust I, a special purpose entity (the “Trust”). Upon redemption of the junior subordinated debentures, the Trust will contemporaneously redeem all of its outstanding capital securities and common securities. In connection with our redemption of the junior subordinated debentures, we expect to incur an after-tax charge of approximately $2.4 million. This charge represents the remaining unamortized issuance cost for the capital securities. See “Use of Proceeds.”

SUMMARY FINANCIAL DATA

      The following table presents our summary consolidated financial data as follows:

•	the financial data as of and for the three months ended March 31, 2004 and 2003 has been derived from our unaudited consolidated quarterly financial statements which, in the opinion of management, include all adjustments, consisting of only normal, recurring adjustments, considered necessary for a fair presentation; and

•	the financial data as of, and for the years ended, December 31, 2003, 2002, 2001, 2000 and 1999 has been derived from our audited consolidated financial statements.

      You should read the following financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 that we have incorporated by reference into this prospectus supplement. See “Where You Can Find More Information” in this prospectus supplement. Our results of operations and financial condition as of and for the three months ended March 31, 2004 are not necessarily indicative of our results of operations or financial condition to be expected for any future period.

	Three Months
	Ended March 31,		Year Ended December 31,

(Dollars in thousands)	2004	2003	2003	2002	2001	2000	1999

Income statement data
Total interest income	$120,795	$147,297	$522,450	$633,038	$808,381	$784,360	$533,751
Total interest expense	51,439	66,401	233,837	318,012	503,183	522,257	326,428

Net interest income	69,356	80,896	288,613	315,026	305,198	262,103	207,323
Provision for (reduction of) loan losses	1,804	(1,709)	(3,718)	939	2,564	3,251	11,270

Net interest income after provision for (reduction of) loan losses	67,552	82,605	292,331	314,087	302,634	258,852	196,053

Other income, net:
Loan and deposit related fees	12,456	11,978	53,076	47,220	50,486	30,089	20,097
Real estate and joint ventures held for investment, net	926	943	9,835	10,250	3,885	8,798	19,302
Secondary marketing activities:
Loan servicing income (loss), net	(14,245)	(13,686)	(27,060)	(39,629)	(11,373)	(3,628)	1,672
Net gains on sales of loans and mortgage-backed securities	1,372	19,763	61,436	45,860	22,432	3,297	14,806
Net gains on sales of mortgage servicing rights	—	5	23	331	934	—	—
Net losses on trading securities	—	—	(10,449)	—	—	—	—
Net gains (losses) on sales of investment securities	2,112	8	8	219	329	(106)	288
Gain on sale of subsidiary(a)	—	—	—	—	—	9,762	—
Litigation award	—	2,452	2,851	—	—	—	—
Other	332	579	1,222	2,803	2,215	2,714	3,268

Total other income, net	2,953	22,042	90,942	67,054	68,908	50,926	59,433

Operating expense:
Total general and administrative expense	55,092	51,984	207,999	186,644	162,496	136,189	144,382
Net operation of real estate acquired in settlement of loans	(72)	297	(929)	11	239	818	19
Amortization of excess cost over fair value of branch acquisitions(b)	—	—	—	—	457	462	474

Total operating expense	55,020	52,281	207,070	186,655	163,192	137,469	144,875

Income before income taxes	15,485	52,366	176,203	194,486	208,350	172,309	110,611
Income tax expense	6,573	22,149	74,462	82,193	88,169	73,058	46,807

Net income(a)	$8,912	$30,217	$101,741	$112,293	$120,181	$99,251	$63,804

	Three Months Ended
	March 31,		Year Ended December 31,

(Dollars in thousands)	2004	2003	2003	2002	2001	2000	1999

Selected period-end balances
Total assets	$13,525,129	$11,441,650	$11,645,980	$11,981,878	$11,108,757	$10,897,590	$9,411,267
Loans and mortgage-backed securities	11,594,098	10,675,557	10,396,510	10,976,942	10,132,413	10,084,353	8,746,063
Deposits	8,817,173	8,997,558	8,293,758	9,238,350	8,619,566	8,082,689	6,562,761
Borrowings	3,059,112	1,424,561	2,253,022	1,747,795	1,646,423	2,102,283	2,246,491
Stockholders’ equity	924,557	851,650	917,018	823,104	733,896	624,636	532,418
Loans serviced for others	9,167,834	8,535,480	9,313,948	8,316,236	5,805,811	3,964,462	2,923,778
Loan activity
Loans originated	$2,890,646	$2,348,312	$10,548,675	$10,445,978	$8,128,285	$5,217,421	$7,132,486
Loans and mortgage-backed securities purchased	65,537	92,738	706,949	1,497,645	216,214	19,775	49,669
Loans and mortgage-backed securities sold	678,746	1,624,166	6,581,856	7,103,861	4,553,944	1,662,600	2,386,958
Asset quality data
Net charge-offs as a percentage of average loans	—%	0.01%	0.01%	0.02%	0.01%	0.01%	0.06%
End of period:
Total non-performing assets	$53,595	$75,400	$48,631	$79,814	$92,632	$54,974	$39,194
Non-performing assets as a percentage of total assets	0.40%	0.66%	0.42%	0.67%	0.83%	0.50%	0.42%
Allowance for loan losses as a percentage of total loans	0.29	0.33	0.30	0.34	0.38	0.35	0.44
Allowance for loan losses as a percentage of non-performing loans	66.27	50.78	70.82	51.89	46.76	76.63	116.25
Performance ratios
Effective interest rate spread	2.42%	2.86%	2.61%	2.91%	2.91%	2.65%	2.88%
Return on average assets(a)	0.30	1.03	0.89	1.00	1.11	0.97	0.85
Return on average equity(a)	3.88	14.41	11.65	14.42	17.81	17.17	12.70
Efficiency ratio(c)	77.18	52.23	56.70	50.23	43.93	46.23	58.41
Capital ratios
Average stockholders’ equity to average assets	7.73%	7.16%	7.62%	6.93%	6.22%	5.65%	6.70%
Bank only — end of period (d)
Core and tangible capital	6.90	7.26	7.96	6.92	7.10	6.42	6.27
Risk-based capital	13.36	13.87	15.55	14.08	14.53	12.94	12.14
Leverage ratio	12.92	13.34	15.06	13.52	13.90	12.34	11.41

(a)	In 2000, a $5.6 million after-tax gain was recognized from the sale of Downey Auto Finance Corp. Excluding the gain, 2000 net income would have been $93.6 million, the return on average assets would have been 0.92% and the return on average equity would have been 16.20%.

(b)	During the fourth quarter of 2002, we adopted SFAS 147, which required us to cease the amortization of goodwill as of January 1, 2002.

(c)	We define the efficiency ratio as our general and administrative expense expressed as a percentage of net interest income plus other income, excluding income associated with real estate held for investment, a litigation award and gain on sale of subsidiary.

(d)	For more information regarding these ratios see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition — Regulatory Capital Compliance” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 incorporated by reference in this prospectus supplement.

THE OFFERING

      The following summary contains basic information about the notes. It does not contain all the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference in this prospectus supplement carefully before making an investment decision.

Issuer	Downey Financial Corp., a Delaware corporation.

Securities Offered	$200,000,000 principal amount of 6 1/2% Senior Notes due 2014.

Maturity Date	The notes will mature on July 1, 2014.

Interest Rate	6 1/2% per annum, accruing from June 23, 2004.

Interest Payment Dates	January 1 and July 1, beginning on January 1, 2005.

Optional Redemption	We may redeem the notes, in whole at any time or in part from time to time, at the redemption prices described under “Description of the Notes—Optional Redemption.” The notes will not be subject to any sinking fund provisions and will not be subject to repayment, repurchase or redemption by us at the option of the holders.

Ranking	The notes will be our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness. At March 31, 2004, Downey Financial Corp. had less than $1.0 million aggregate principal amount of unsecured and unsubordinated indebtedness outstanding. The notes will rank senior in right of payment to our outstanding junior subordinated debentures. At March 31, 2004, Downey Financial Corp. had approximately $123.7 million aggregate principal amount of outstanding junior subordinated debentures which it will redeem with a portion of the net proceeds from the offering of the notes. See “Use of Proceeds.” The notes will be effectively subordinated in right of payment to:

• all existing and future indebtedness, trade payables, lease obligations and other liabilities of our subsidiaries, including deposit liabilities of the Bank; at March 31, 2004, our subsidiaries had approximately $12.5 billion of liabilities outstanding, including approximately $8.8 billion of deposit liabilities of the Bank but excluding liabilities owed to us or other subsidiaries; and

• any secured indebtedness that we may incur in the future.

The indenture that will govern the notes will not contain any limitation on the amount of indebtedness or other liabilities, including deposit liabilities, that we or our subsidiaries may incur in the future. See “Risk Factors—Risks Relating to the Notes—We are a holding company and our ability to service our debt, including the notes, depends upon cash provided to us by our primary subsidiary, the Bank” and “Risk Factors—Risks Relating to the Notes — The notes will be effectively subordinated to the liabilities of our subsidiaries and to our secured indebtedness.”

Ratings	The notes are expected to be rated “Ba1” by Moody’s Investors Service and “BBB-” by Standard & Poor’s Ratings Services. See “Description of the Notes—Ratings.”

Denominations and Form	The notes will be issued in denominations of $1,000 and integral multiples of $1,000. The notes will be issued in book-entry form and will be evidenced by one or more global certificates in fully registered form without coupons.

Trustee	Wilmington Trust Company

Covenants	The Indenture pursuant to which the notes will be issued will contain covenants that will, in general:

• limit our ability to sell or otherwise dispose of or issue Voting Stock of a Principal Subsidiary Bank if, after giving effect to that transaction, we would own less than 80% of the outstanding shares of Voting Stock of that Principal Bank Subsidiary on a fully diluted basis; or

• limit our ability to create Liens upon more than 20% of the outstanding shares of Voting Stock of any Principal Subsidiary Bank.

These covenants are subject to a number of significant exceptions and limitations and you should carefully review the information under “Description of the Notes—Certain Covenants” and “Description of the Notes—Certain Definitions” for further information about these covenants, including information about the exceptions and limitations to these covenants, and the definitions of the capitalized terms used above.

Use of Proceeds	We estimate that the net proceeds from the sale of the notes, after deducting underwriting discounts and our estimated offering expenses, will be approximately $197.8 million. We intend to use approximately $123.7 million of the net proceeds from the sale of the notes to redeem all of our outstanding junior subordinated debentures, all of which are held by the Trust. Upon redemption of the junior subordinated debentures, the Trust will contemporaneously redeem all of its outstanding capital securities and common securities. See “Prospectus Supplement Summary — Downey Financial Corp. — Anticipated Developments.” We intend to use the remaining net proceeds for general corporate purposes, which may include advances to or investments in our subsidiaries, working capital and capital expenditures.

Absence of a Public Market for the Notes	The notes will be a new issue of securities for which there is no established market. Accordingly, there can be no assurance that a market for the notes will develop or as to the liquidity of any market that may develop. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so and any market making with respect to the notes may be discontinued without notice.

Issuance of Additional Notes	We may, without the consent of the holders of the notes, issue additional notes from time to time in the future. See “Description of the Notes—General.”

Risk Factors	You should carefully review the information appearing in this prospectus supplement under the caption “Risk Factors” before making an investment decision.

RISK FACTORS

      Your investment in the notes will involve a number of risks. You should carefully consider the following discussion of risks, and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before buying the notes.

Risks Relating to Downey

Our California business focus and economic conditions in California could adversely affect our operations.

      Downey is headquartered in and its operations are concentrated in California. At March 31, 2004, approximately 94% of our total loans were secured by real estate located in California. As a result of this geographic concentration, our results depend largely upon economic and business conditions in this state. Deterioration of economic conditions in California could have a material adverse impact on the quality of our loan and real estate portfolios, the demand for our products and services and our results of operations and financial condition.

Significant changes in interest rates could adversely affect our performance and results of operations.

      If interest rates vary substantially from present levels, our results may differ materially from recent levels. Changes in interest rates will influence the growth of loans, investments, deposits and borrowings and affect the rates received on loans and investment securities and paid on deposits and borrowings. Changes in interest rates also affect the value of our recorded mortgage servicing rights on loans we service for others, generally increasing in value as interest rates rise and declining as interest rates fall. If interest rates were to increase significantly, the economic feasibility of real estate investment activities also could be adversely affected. Accordingly, changes in interest rates could have a material adverse effect on our results of operations and financial condition.

We are subject to government regulation and federal monetary policy that could limit or restrict our activities, which could adversely affect our operations.

      The financial services industry is subject to extensive federal and state supervision and regulation. Significant new laws or changes in, or repeals of, existing laws may adversely affect our results of operations. Further, federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects credit conditions for Downey, primarily through open market operations in United States government securities, the discount rate for borrowings and reserve requirements. A material change in these conditions could have a material adverse impact on our results.

Competition may adversely affect our performance.

      The banking and financial services business in our market areas is highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems, and continued consolidation among financial services providers. Increasing levels of competition in the banking and financial services businesses may reduce our market share, cause the prices we charge for our products to decline or cause the interest rates we are required to pay to attract deposits to increase. Our results may be adversely affected in future periods depending on the nature or level of competition.

If a significant number of borrowers, guarantors and related parties fail to perform as required by the terms of their loans, we will sustain losses.

      A significant source of risk arises from the possibility that losses will be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans. While we have adopted underwriting and loan quality monitoring systems, procedures and credit policies, including the establishment and review of the allowance for loan losses, such policies and procedures may not prevent losses that could materially affect our results.

Risks Relating to the Notes

We are a holding company and our ability to service our debt, including the notes, depends upon cash provided to us by our primary subsidiary, the Bank.

      The notes will be our obligation exclusively and will not be the obligation of, or guaranteed by, the Bank or any of our other subsidiaries. In addition, the notes are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency or insurer. We are a holding company and we conduct substantially all of our operations through the Bank and its subsidiary, DSL Service Company. We derive substantially all of our revenues from, and substantially all of our operating assets are owned by, the Bank. As a result, our cash flow and our ability to service our debt, including the notes, depend primarily on the results of operations of the Bank and upon the ability of the Bank to provide us cash to pay amounts due on our obligations, including the notes. The Bank and our other subsidiaries are separate and distinct legal entities and have no obligation to make payments on the notes or to make any funds available to us for that purpose. In addition, dividends, loans or other distributions from our subsidiaries to us are or may be subject to legal, regulatory and contractual restrictions, are dependent upon results of operations of our subsidiaries, and are subject to other business considerations.

      In that regard, various statutory and regulatory restrictions limit, directly or indirectly, the ability of the Bank to provide funds to us, whether as dividends, loans, investments in us or otherwise. For example, the Bank generally may not declare dividends or make any other capital distribution to us if, after the payment of such dividend or other distribution, it would fall within any of the three undercapitalized categories under the prompt corrective action standards established by the Office of Thrift Supervision (the “OTS”) and the other federal banking agencies pursuant to Section 38 of the Federal Deposit Insurance Act. A regulation of the OTS also limits the Bank’s ability to pay dividends and make other capital distributions in a manner that depends upon the extent to which the Bank meets its regulatory capital requirements and other factors. Among other things, the Bank is required to obtain the prior approval of the OTS to pay dividends and make other capital distributions if the annual amount of the dividends and capital distributions exceeds its net income for that year to date added to its retained net income for the two preceding years. At March 31, 2004, the Bank could have paid approximately $140 million in dividends to us without needing prior approval of the OTS. Further, applicable federal regulations require the Bank to give the OTS at least 30 days’ advance notice of any proposed dividends or other capital distributions. Furthermore, the OTS may prohibit any dividend or other capital distribution that it determines would constitute an unsafe or unsound practice. As a consequence, the Bank’s regulators could deem the payment of dividends by the Bank to us to be an unsafe or unsound practice, depending on the Bank’s financial condition or otherwise, and prohibit such payments. If the Bank were unable to pay dividends to us, whether because of action by regulators or as a result of restrictions under applicable law or regulations, we would likely be unable to make debt service payments on the notes until such time as the Bank could again pay us dividends.

      In addition to the regulation of dividends and other capital distributions, there are various statutory and regulatory limitations on the extent to which the Bank can finance or otherwise transfer funds to us or our non-banking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. The Director of the OTS may further restrict these transactions in the interests of safety and soundness.

      As of March 31, 2004, the Bank met the capital and other requirements of a “well capitalized” institution under the OTS’ prompt corrective action standards. There can be no assurance that the Bank will remain “well capitalized” in the future or that the OTS will not require the Bank to maintain higher levels of capital in light of the risk profile of its lending activities. As a result, the ability of the Bank to pay dividends and otherwise provide funds to us may be reduced, perhaps substantially, in the future.

      For more information about these regulatory requirements, see “Business—Regulation—Regulation of Downey” and “Business—Regulation—Regulation of the Bank” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, which is incorporated by reference in this prospectus supplement.

The notes will be effectively subordinated to the liabilities of our subsidiaries and to our secured indebtedness.

      Because of our holding company structure, the notes will be effectively subordinated to all existing and future indebtedness, trade payables, lease obligations and other liabilities of our subsidiaries, including deposit liabilities of the Bank. Therefore, our rights and the rights of our creditors, including the holders of the notes, to participate in the assets of any subsidiary upon the subsidiary’s liquidation, conservatorship, receivership or reorganization will be subject to the prior claims of that subsidiary’s creditors including, in the case of the Bank, the prior claims of the holders of its deposit liabilities, except (subject to the following discussion) to the extent that we may ourselves be a creditor with recognized claims against that subsidiary. In that regard, in the event that a receiver or conservator is appointed for any of our subsidiaries whose deposits are insured by the FDIC (our only subsidiary whose deposits are at present insured by the FDIC is the Bank), federal law grants the claims of holders of that subsidiary’s deposit liabilities (including the FDIC as subrogree or transferee), and the claims of the receiver or conservator of that subsidiary for administrative expenses, priority over the claims of the subsidiary’s general unsecured creditors. Thus, in the event of a conservatorship or receivership of the Bank or any other insured subsidiary, claims for its deposit liabilities and for the administrative expenses of the receiver or conservator would have a priority over any claims that we ourselves may have as a creditor of that subsidiary. Moreover, if we are a creditor of one of our subsidiaries, our claims would still be effectively subordinated to any security interests in, or mortgages or other liens on, the assets of that subsidiary and would be subordinate to any indebtedness of that subsidiary senior to that held by us. As of March 31, 2004, our subsidiaries had approximately $12.5 billion of liabilities outstanding, including approximately $8.8 billion of deposit liabilities of the Bank but excluding liabilities owed to us or other subsidiaries, to which the notes would be structurally subordinated.

      The notes will also be effectively subordinated to any secured indebtedness we may incur in the future to the extent of the collateral pledged to secure that indebtedness. Downey Financial Corp. does not currently have any secured indebtedness.

      The indenture that will govern the notes will not contain any limitation on the amount of indebtedness or other liabilities, including deposit liabilities, indebtedness and guarantees, that our subsidiaries and we may incur in the future.

It may be difficult for investors to sell their notes.

      Investors may find it difficult to sell their notes because an active trading market for the notes may not develop. The notes will be a new issue of securities and there is currently no trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they currently intend to make a market in the notes, but they are not obligated to do so and the underwriters may discontinue any market making in the notes at any time in their sole discretion and without notice. Accordingly, we cannot assure investors that a trading market will develop for the notes or as to the liquidity of any trading market that may develop, that investors will be able to sell their notes at a particular time or that the prices that investors receive if and when they sell will be favorable.

A WARNING ABOUT FORWARD-LOOKING INFORMATION

      Downey has made forward-looking statements in this prospectus supplement and accompanying prospectus and in documents that are incorporated by reference herein and therein that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of management and on information available to management at the time these forward-looking statements were made. Forward-looking statements include the information concerning possible or assumed future operating results and financial condition appearing under “Prospectus Supplement Summary” and “Risk Factors” and statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions. Although we believe that our expectations are based on reasonable assumptions, actual results may differ materially from our expectations. Factors that could cause actual results to differ from expectations include those described under “Risk Factors” and the following:

•	General economic or business conditions, either nationally or in California, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

•	Because our business is concentrated in California, changes in the economic conditions in the California market could adversely affect our operations;

•	Changes in the interest rate environment could adversely affect our banking and real estate investment activities;

•	Regulatory changes could have adverse effects on the financial services industry;

•	Significant increases in competitive pressures among depository and other financial institutions could adversely affect our operations;

•	Federal monetary policy changes could have adverse effects on the financial services industry; or

•	We could experience greater than anticipated losses on our loans because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans.

      Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Actual results may differ from expectations due to many factors beyond our ability to control or predict, including those described above and under “Risk Factors.” For these statements, Downey claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

      We estimate that the net proceeds from the sale of the notes, after deducting underwriting discounts and our estimated offering expenses, will be approximately $197.8 million. We intend to use approximately $123.7 million of the net proceeds to redeem all of our outstanding junior subordinated debentures, all of which are held by Downey Financial Capital Trust I, a special purpose entity (the “Trust”). We intend to use the remaining proceeds for general corporate purposes, which may include advances to or investments in our subsidiaries, working capital and capital expenditures.

      On July 23, 1999, the Trust issued $120.0 million aggregate liquidation amount of its 10% capital securities in an underwritten public offering and contemporaneously sold $3.7 million aggregate liquidation value of its 10% common securities to us. Proceeds from the offering of the capital securities and the sale of the Trust’s common securities to us were used by the Trust to purchase $123.7 million aggregate principal amount of junior subordinated debentures issued by us. The sole asset of the Trust is the junior subordinated debentures. The debentures carry an interest rate of 10% per annum and are due September 15, 2029.

      We intend to redeem, in whole, the junior subordinated debentures on or shortly after July 23, 2004 before their maturity at a redemption price of 100% of their principal amount plus accrued and unpaid interest. Upon redemption of the junior subordinated debentures, the Trust will contemporaneously redeem all of its outstanding capital securities and common securities for an aggregate redemption price of $123.7 million, plus accrued and unpaid distributions.

      The capital securities and common securities pay quarterly cumulative cash distributions at an annual rate of 10% of the liquidation value of $25 per security. We own all of the issued and outstanding common securities of the Trust and report them separately on our balance sheet. As a result, we will receive approximately $3.7 million, plus accrued distributions, if any, when the common securities are redeemed by the Trust.

      In connection with our redemption of the junior subordinated debentures, we expect to incur an after-tax charge of approximately $2.4 million. This charge represents the remaining unamortized issuance costs for the capital securities.

      Pending application of the net proceeds for the purposes described above, we may temporarily loan the net proceeds to the Bank.

CAPITALIZATION

      The following table sets forth our consolidated total capitalization as of March 31, 2004 on an actual basis and as adjusted to give effect to the issuance and sale of the notes and the redemption of the junior subordinated debentures as described under “Use of Proceeds.”

      This table should be read in conjunction with our consolidated financial statements and the related notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004 that we have incorporated by reference into this prospectus supplement.

	At March 31, 2004

(Dollars in Thousands, Except Per Share Amounts)	Actual	As Adjusted

Borrowings
Securities sold under agreements to repurchase	$507,027	$507,027
Federal Home Loan Bank advances and real estate notes	2,428,374	2,428,374
Junior subordinated debentures	123,711	—
Senior notes offered hereby, net of issuance costs	—	197,760

Total borrowings	3,059,112	3,133,161

Stockholders’ equity
Preferred stock, par value $0.01 per share; authorized 5,000,000 shares; outstanding none	—	—
Common stock, par value $0.01 per share; authorized 50,000,000 shares; issued 28,235,022 shares	282	282
Additional paid-in capital	93,792	93,792
Accumulated other comprehensive income	1,753	1,753
Retained earnings(a)	839,898	837,501
Treasury stock, at cost, 281,275 shares	(11,168)	(11,168)

Total stockholders’ equity	924,557	922,160

Total capitalization	$3,983,669	$4,055,321

(a)	The decline in the “As Adjusted” column reflects the after-tax charge associated with the remaining unamortized issuance costs for the capital securities issued by the Trust that will be recognized in our financial statements in connection with the redemption of the junior subordinated debentures as described under “Use of Proceeds.”

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratio of earnings to fixed charges on a consolidated basis for the periods specified.

			Year Ended December 31,
	Three Months Ended
	March 31, 2004		2003		2002		2001		2000		1999

Ratio of earnings to fixed charges:
Excluding interest on deposits	1.80	x	3.34	x	3.60	x	3.63	x	2.20	x	2.54x
Including interest on deposits	1.30	x	1.73	x	1.61	x	1.41	x	1.33	x	1.33x

      The ratio of earnings to fixed charges is calculated as follows:

(income before income taxes) + (fixed charges) - (capitalized interest)

(fixed charges)

      Fixed charges, excluding interest on deposits, consist of:

•	interest on short-term borrowings and long-term debt;

•	amortization of debt expense;

•	capitalized interest; and

•	one-third of net rental expense, which we believe is representative of the interest factor.

      Fixed charges, including interest on deposits, consist of all of the items listed immediately above plus interest on deposits.

DESCRIPTION OF THE NOTES

      The notes will be issued under an indenture dated as of November 15, 2000 (which is the “Senior Indenture” referred to in the accompanying prospectus), as amended and supplemented by a first supplemental indenture to be dated as of the closing date of this offering, between us and Wilmington Trust Company, as trustee. We refer to the indenture, as so amended and supplemented, as the “Indenture.” The terms of the Indenture include those stated in the Indenture and those made part of the Indenture by the Trust Indenture Act of 1939. The following summary of selected provisions of the Indenture and the notes is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture and the notes. Copies of the Indenture and the form of certificate evidencing the notes are available or may be obtained from us as described in this prospectus supplement under “Documents Incorporated by Reference” and “Where You Can Find More Information.”

      In this section, and in the section of the accompanying prospectus captioned “Description of the Senior and Subordinated Debt Securities,” references to “Downey,” “we,” “our” and “us” and similar references mean Downey Financial Corp. excluding, unless the context otherwise requires or otherwise expressly stated, its subsidiaries. Capitalized terms that are used in the following summary but not defined have the meanings given to those terms in the Indenture.

      The notes offered by this prospectus supplement are a series of “senior notes” as described in the accompanying prospectus. The following description of the particular terms of the notes and the Indenture supplements, and to the extent inconsistent replaces, the description of the general terms and provisions of the senior notes and the Indenture contained in the accompanying prospectus.

General

      The Indenture provides that we may issue debt securities (“debt securities”) under the Indenture from time to time in one or more series and permits us to establish the terms of each series of debt securities at the time of issuance. The Indenture does not limit the amount of debt securities that we may issue under the Indenture.

      The notes will constitute a separate series of debt securities under the Indenture, initially limited to $200,000,000 in aggregate principal amount. Under the Indenture we may, without the consent of the holders of the notes, “reopen” this series and issue additional notes from time to time in the future, except that we may not issue any additional notes if an event of default under the Indenture has occurred and is continuing with respect to the notes or if we have effected satisfaction and discharge, defeasance or covenant defeasance of the notes as described below under “— Satisfaction and Discharge” or “— Defeasance; Covenant Defeasance.” The notes offered by this prospectus supplement and any additional notes we may issue in the future will constitute a single series of debt securities under the Indenture.

      The notes will mature on July 1, 2014. Interest on the notes will accrue from June 23, 2004 at the rate of 6 1/2% per annum, payable semi-annually in arrears on January 1 and July 1 of each year, beginning on January 1, 2005, to the persons in whose names the notes are registered at the close of business on December 15 or June 15, as the case may be, next preceding those interest payment dates. As a result, the interest that is due and payable on any interest payment date, including any interest payment date that is also the maturity date or a redemption date, will be payable to the holders of the notes (or one or more predecessor notes) registered as such at the close of business on the relevant record date. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. The information in this paragraph and the immediately following paragraph supercedes and replaces the information set forth under the caption “Description of the Senior and Subordinated Debt Securities — Payment of Principal and Interest”, “Description of the Senior and Subordinated Debt Securities — Interest and Interest Rates” and the first three paragraphs under the caption “Description of the Senior and Subordinated Debt Securities — Payment of Interest” in the accompanying prospectus.

      If an interest payment date, redemption date or maturity date of a note falls on a day that is not a business day, then the payment of principal, premium, if any, or interest, as the case may be, due in respect of that note on that date need not be made on that date, but may be made on the next succeeding business day with the same force and effect as if made on that interest payment date, redemption date or maturity date, as the case may be, and no interest will accrue for the period from that interest payment, redemption date or maturity date, as the case may be, to that next succeeding business day.

      The notes will be denominated and payable in U.S. dollars. The notes will be issued in fully registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The notes will be issued in book-entry form and will be evidenced by one or more global certificates, which we sometimes refer to as “global notes,” registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”). We sometimes refer to DTC or any successor depositary for the notes as the “depositary.” Purchasers of the notes will not be entitled to receive notes in definitive certificated form, which we sometimes refer to as “certificated notes,” registered in their names, except in the limited circumstances described below under “— Certificated Notes.” See “Book-Entry Issuance” in the accompanying prospectus for additional information applicable to the depositary arrangements.

      In the event that certificated notes are issued in exchange for interests in global notes, the certificated notes may be presented for payment and surrendered for registration of transfer and exchange at our agency maintained for that purpose in the Borough of Manhattan, The City of New York, currently the office of the trustee’s agent located at c/o Computershare Trust Company of New York, 88 Pine Street, New York, New York 10005, and in Wilmington, Delaware, currently the office of the trustee located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890. Under the Indenture, we will be required to maintain an office or agency in the Borough of Manhattan, The City of New York, where notes may be surrendered for registration of transfer, exchange and payment. Holders will not be required to pay any service charge for the registration of transfer or exchange of notes, other than any tax or other governmental charge payable in connection with the transfer or exchange.

      Payment of interest on global notes will be made to DTC or its nominee. Payment of interest on notes in certificated form, if issued, will be made against presentation of those notes at the offices or agencies referred to in the preceding paragraph or, at our option, by mailing checks payable to the persons entitled to that interest to their addresses as they appear in the note register or by wire transfer.

      The notes will not be entitled to the benefit of any sinking fund and will not be subject to repurchase, repayment or redemption by us at the option of the holders. Without limitation to the foregoing, the “Survivor’s Option” described in the accompanying prospectus under “Description of the Senior and Subordinated Debt Securities — Survivor’s Option” will not be applicable with respect to the notes and, as a result, the estate or authorized representative of a deceased owner of a note or a beneficial interest in a global note will not have the right to seek repayment of that note as described under that caption. The notes are not convertible or exchangeable for other securities, property, cash or other obligations.

      The Indenture does not limit the amount of indebtedness or other liabilities that we or our subsidiaries may incur and, except to the limited extent described below under “— Certain Covenants” and “— Merger, Consolidation and Transfer of Assets,” the Indenture does not contain any provisions that are intended to protect holders of notes in the event of a highly-leveraged or similar transaction affecting us.

      The notes will be subject to satisfaction and discharge, defeasance and covenant defeasance as described below under “— Satisfaction and Discharge” and “— Defeasance; Covenant Defeasance.”

Ranking

      The notes will be our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness. The notes will rank senior in right of payment to our outstanding 10% junior subordinated debentures due 2029. See “Use of Proceeds.”

      The notes will be our obligation exclusively and will not be the obligation of, or guaranteed by, any of our subsidiaries. In addition, the notes are not savings accounts or deposits and are not insured by the FDIC or any other governmental agency or insurer. We are a holding company and we conduct substantially all of our operations through the Bank and its subsidiary, DSL Service Company. Because of our holding company structure, the notes will be effectively subordinated to all existing and future indebtedness, trade payables, lease obligations and other liabilities of our subsidiaries, including deposit liabilities of the Bank. The notes will also be effectively subordinated to any secured indebtedness we may incur in the future to the extent of the collateral pledged to secure that indebtedness. See “Risk Factors — Risks Relating to the Notes — We are a holding company and our ability to service our debt, including the notes, depends upon cash provided to us by our primary subsidiary, the Bank” and “Risk Factors—Risks Relating to the Notes—The notes will be effectively subordinated to the liabilities of our subsidiaries and to our secured indebtedness.”

Ratings

      The notes are expected to be rated “Bal” by Moody’s Investors Service and “BBB-” by Standard & Poor’s Rating Services. The rating of the notes should be evaluated independently from similar ratings on other types of securities. In addition, the credit ratings on the notes are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any such rating will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. Moreover, a rating is not a recommendation to buy, sell or hold the notes, inasmuch as such rating does not comment as to market price or suitability for a particular investor.

Optional Redemption

      The notes will be redeemable, in whole or from time to time in part, at the option of Downey on any date (each, a “redemption date”) at a redemption price equal to the greater of:

(a) 100% of the principal amount of the notes to be redeemed; and

(b) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the applicable redemption date) discounted to such redemption date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus 30 basis points, plus, in the case of both clause (a) and (b) above, accrued and unpaid interest on the principal amount of the notes being redeemed to such redemption date. Notwithstanding the foregoing, installments of interest on notes that are due and payable on an interest payment date falling on or prior to the relevant redemption date will be payable to the holders of such notes (or one or more predecessor notes) registered as such at the close of business on the relevant record date. Notwithstanding any statement in the accompanying prospectus to the contrary, a redemption date for the notes need not be an interest payment date.

      “Treasury Rate” means, with respect to any redemption date for the notes:

(a) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Final Maturity Date for the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month); or

(b) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Treasury Rate shall be calculated on the third Business Day preceding the applicable redemption date. Notwithstanding any other provision in this prospectus supplement or the accompanying prospectus to the contrary, as used in the immediately preceding sentence and in the definition of “Reference Treasury Dealer Quotations” below, the term “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close.

      “Comparable Treasury Issue” means, with respect to any redemption date for the notes, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

      “Independent Investment Banker” means, with respect to any redemption date for the notes, Credit Suisse First Boston LLC and its successors or J.P. Morgan Securities Inc. and its successors, whichever shall be selected by the trustee after consultation with Downey, or, if both such firms or the respective successors, if any, to such firms, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee after consultation with Downey.

      “Comparable Treasury Price” means, with respect to any redemption date for the notes:

(a) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or

(b) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

      “Reference Treasury Dealer” means each of Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. and their respective successors (provided, however, that if any such firm or any such successor, as the case may be, shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the trustee, after consultation with Downey, shall substitute therefor another Primary Treasury Dealer), and two other Primary Treasury Dealers selected by the trustee after consultation with Downey.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the notes, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

      “Final Maturity Date” means July 1, 2014.

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before any redemption date to each holder of notes to be redeemed. If less than all the notes are to be redeemed at the option of Downey, the trustee will select, pro rata, by lot or in such other manner as it deems appropriate and fair, the notes to be redeemed.

      Unless Downey defaults in payment of the redemption price, on and after any redemption date interest will cease to accrue on the notes or portions thereof called for redemption on such redemption date.

      The information under this caption “—Optional Redemption” supersedes and replaces the information appearing in the sixth paragraph under the caption “Description of the Senior and Subordinated Debt Securities—Redemption and Repayment” in the accompanying prospectus.

Certain Covenants

      The following covenants will apply to the notes.

      Limitation on Sale or Issuance of Voting Stock of a Principal Subsidiary Bank. Subject to the provisions described below under “— Merger, Consolidation and Transfer of Assets,” Downey:

(a) will not, and will not cause or permit any Subsidiary to, directly or indirectly, sell, assign, transfer or otherwise dispose of or issue any shares of Voting Stock of, or any securities convertible into or exchangeable for or any options, warrants or rights to subscribe for or purchase shares of Voting Stock of, any Principal Subsidiary Bank or any Subsidiary which owns, directly or through one or more other Subsidiaries, shares of Voting Stock of, or any securities convertible into or exchangeable for or options, warrants or rights to subscribe for or purchase shares of Voting Stock of, any Principal Subsidiary Bank, or

(b) cause or permit any Principal Subsidiary Bank, in any transaction or series of related transactions, to consolidate or merge with or into, or sell, lease, assign, transfer or otherwise convey all or substantially all of its properties and assets to, any other person (a “Surviving Person”), unless the following conditions are satisfied:

(1) in the case of any transaction described in clause (a) above, such transaction is for not less than fair market value (as determined by the board of directors of Downey or of the Principal Subsidiary Bank or other Subsidiary, as the case may be, that is selling, assigning, transferring, disposing of or issuing the applicable shares, securities, options, warrants or rights, such determination to be evidenced by a resolution of such board of directors certified by the Secretary or an Assistant Secretary of Downey or of such Principal Subsidiary Bank or other Subsidiary, as the case may be, and delivered to the trustee, and which determination shall be conclusive) and, immediately after giving effect to such transaction and assuming the conversion or exchange, as the case may be, of all securities convertible into or exchangeable for and the exercise of any options, warrants or rights to subscribe for or purchase shares of Voting Stock of the applicable Principal Subsidiary Bank and all other Subsidiaries, Downey would own, directly or indirectly, not less than 80% of the outstanding shares of each class and series of Voting Stock of such Principal Subsidiary Bank, or

(2) in the case of any transaction described in clause (b) above, the Surviving Person is or will be (upon giving effect to such transaction) a Principal Subsidiary Bank and, immediately after giving effect to such transaction and assuming the conversion or exchange, as the case may be, of all securities convertible into or exchangeable for and the exercise of any options, warrants or rights to subscribe for or purchase shares of Voting Stock of such Surviving Person and all other Subsidiaries, Downey would own, directly or indirectly, not less than 80% of the outstanding shares of each class and series of Voting Stock of such Surviving Person and, immediately after giving effect to such transaction, no event of default under the Indenture and no event which, with notice or lapse of time or both, would become an event of default under the Indenture shall have occurred and be continuing;

provided, however, that the foregoing shall not prohibit any of the following:

(a) any sale, assignment, transfer or other disposition or issuance of such Voting Stock or other securities made, in the minimum amount required by law, to any person for the purpose of the qualification of such person to serve as a director of a Principal Subsidiary Bank; or

(b) any sale, assignment, transfer or other disposition or issuance of such Voting Stock or other securities made in compliance with an order of a court or regulatory authority of competent jurisdiction; or

(c) any sale, assignment, transfer or other disposition or issuance of shares of Voting Stock of, or securities convertible into or exchangeable for or options, warrants or rights to subscribe for or purchase shares of Voting Stock of,

(1) a Principal Subsidiary Bank, or

(2) any Subsidiary which owns, directly or through one or more other Subsidiaries, shares of Voting Stock of, or securities convertible into or exchangeable for or options, warrants or rights to subscribe for or purchase shares of Voting Stock of, any Principal Subsidiary Bank, to Downey or a Subsidiary so long as, immediately after giving effect to such transaction and assuming the conversion or exchange, as the case may be, of all securities convertible into or exchangeable for and the exercise of any options, warrants or rights to subscribe for or purchase shares of Voting Stock of the applicable Principal Subsidiary Bank and all other Subsidiaries, Downey would own, directly or indirectly, not less than 80% of the outstanding shares of each class and series of Voting Stock of such Principal Subsidiary Bank; or

(d) the merger or consolidation of a Principal Subsidiary Bank with or into, or any sale, lease, assignment, transfer or other conveyance of all or substantially all of the properties and assets of any Principal Subsidiary Bank to, another Principal Subsidiary Bank or another Subsidiary (a “Successor Subsidiary”) which is or will be (upon giving effect to such transaction) a Principal Subsidiary Bank, so long as, immediately after giving effect to such transaction and assuming the conversion or exchange, as the case may be, of all securities convertible into or exchangeable for and the exercise of any options, warrants or rights to subscribe for or purchase shares of Voting Stock of such other Principal Subsidiary Bank or Successor Subsidiary, as the case may be, and all other Subsidiaries, Downey would own, directly or indirectly, not less than 80% of the outstanding shares of each class and series of Voting Stock of such other Principal Subsidiary Bank or Successor Subsidiary, as the case may be; or

(e) any sale, transfer or other disposition of all of the outstanding shares of Voting Stock of a Principal Subsidiary Bank owned, directly or indirectly, by Downey to, any merger of a Principal Subsidiary Bank into, any consolidation of a Principal Subsidiary Bank with, or any sale, lease, assignment, transfer or other conveyance of all or substantially all of the properties and assets of a Principal Subsidiary Bank to, any person that is not a Subsidiary, so long as all of the proceeds of such transaction are in cash and either

(x) within 180 days after such transaction, such proceeds are invested in one or more Principal Subsidiary Banks (including any existing Principal Subsidiary Bank or any other Subsidiary or person which in each case upon such investment becomes a Principal Subsidiary Bank) or

(y) within 180 days after such transaction, Downey has entered into a legally binding written agreement to invest such proceeds in one or more Principal Subsidiary Banks (including any existing Principal Subsidiary Bank or any other Subsidiary or person which in each case upon such investment will become a Principal Subsidiary Bank) but such investment has not been made because all regulatory or other similar approvals have not been obtained but are in the process of being obtained and such investment is made promptly after receipt of such approvals (provided that, if any such legally binding agreement is terminated or any such regulatory or other similar approvals are not obtained, Downey shall, within 90 days thereafter, invest such proceeds as described in clause (x) above), and, in each case referred to in (x) and (y) above, the aggregate consolidated assets, determined in accordance with GAAP, of the Principal Subsidiary Bank or Banks, as the case may be, acquired or invested in or to be acquired or invested in (including any person which upon such investment becomes or would become, as the case may be, a Principal Subsidiary Bank) would be at least equal to 80% of the consolidated assets, determined in accordance with GAAP, of the Principal Subsidiary Bank being disposed of; provided, however, that if, within 180 days after the disposition of a Principal Subsidiary Bank, Downey acquires a person which upon such acquisition becomes a Principal Subsidiary Bank in accordance with the foregoing provisions of this paragraph (e) (including the consolidated asset requirement) in exchange for Downey’s Common Stock or Preferred Stock with a fair market value at least equal to the proceeds of the transaction that resulted in the disposition of the applicable Principal Subsidiary Bank, Downey will not be required to invest the proceeds of such disposition as would otherwise be required by this paragraph (e) so long as Downey only issues Preferred Stock in such subsequent acquisition in an amount needed to replace any Preferred Stock of the acquired person outstanding at the time of, and not issued in contemplation of or in connection with, such acquisition; or

(f) any sale or issuance by any Principal Subsidiary Bank to its shareholders of additional shares of Voting Stock of, or any additional securities convertible into or exchangeable for or any additional options, warrants or rights to subscribe for or purchase shares of Voting Stock of, such Principal Subsidiary Bank at any price so long as (x) immediately prior to such sale or issuance, as the case may be, Downey owns, directly or indirectly, shares, securities, options, warrants and rights, as the case may be, of such Principal Subsidiary Bank of the same class or series, as the case may be, as are being sold or issued, as the case may be, and, immediately after such sale or issuance, as the case may be, Downey owns, directly or indirectly, at least as great a percentage of such class or series, as the case may be, of shares, securities, options, warrants or rights, as the case may be, of such Principal Subsidiary Bank as Downey owned immediately before such sale or issuance, as the case may be, and (y) immediately after such sale or issuance, as the case may be, and assuming the conversion or exchange, as the case may be, of all securities convertible into or exchangeable for and the exercise of any options, warrants or rights to subscribe for or purchase shares of Voting Stock of the applicable Principal Subsidiary Bank and all other Subsidiaries, Downey would own, directly or indirectly, not less than 80% of the outstanding shares of each class and series of Voting Stock of such Principal Subsidiary Bank; or

(g) any sale, assignment, transfer or other disposition of such Voting Stock or other securities made by Downey or any Subsidiary acting in a fiduciary capacity for any person other than Downey or any of its Subsidiaries.

      The creation of a Lien shall not be deemed a sale, lease, assignment, transfer or other conveyance or disposition of Voting Stock, other securities or assets or property for purposes of any of the limitations described under “— Limitation on Sale or Issuance of Voting Stock of a Principal Subsidiary Bank” above. The creation of any Liens on such Voting Stock or other securities is governed by the provisions described below under “— Limitations on Liens”.

      Limitation on Liens. Downey will not, and will not cause or permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to exist any Lien upon any shares of Voting Stock of any Principal Subsidiary Bank or any Subsidiary that owns, directly or through one or more other Subsidiaries, shares of Voting Stock of any Principal Subsidiary Bank.

      The provisions set forth in the immediately preceding paragraph shall not prohibit the following:

(1) any Lien on any Voting Stock of any Principal Subsidiary Bank or any Subsidiary that owns, directly or through one or more Subsidiaries, shares of Voting Stock of any Principal Subsidiary Bank and which Lien secures loans, advances, lines of credit and other extensions of credit, provided that, so long as such Lien is in existence, Downey owns, directly or indirectly, not less than 80% of the outstanding shares of each class and series of Voting Stock of such Principal Subsidiary Bank or such other Subsidiary, as the case may be, free and clear of any Liens, other than any Liens permitted pursuant to clauses (2) through (7) below; or

(2) Liens on any shares of Voting Stock existing at the time of acquisition thereof (whether by merger, acquisition of stock or assets or otherwise) by Downey or any of its Subsidiaries, provided that such Liens were not created in contemplation of or in connection with such acquisition; or

(3) Liens securing any judgment if such judgment shall not have remained undischarged, or unstayed on appeal, for more than 60 days; or

(4) Liens for taxes, governmental assessments or similar governmental charges or levies not yet due or which are not overdue for a period of more than 30 days or which are being contested by Downey in good faith by appropriate proceedings; or

(5) Liens on Voting Stock that secure Debt owing by Downey or any Subsidiary to Downey or any Wholly-Owned Subsidiary; or

(6) any agreement to sell, assign, transfer or otherwise dispose of or issue Voting Stock or any agreement to merge or consolidate a Principal Subsidiary Bank so long as (x) such agreement does not constitute or create a mortgage, pledge, charge, security interest or similar encumbrance on any shares of Voting Stock of a Principal Subsidiary Bank or any Subsidiary that owns, directly or through one or more Subsidiaries, shares of Voting Stock of any Principal Subsidiary Bank and no such Voting Stock shall, as a result of, pursuant to or in connection with such agreement or any transaction pursuant to such agreement, serve as collateral or security for any Debt or other obligation, (y) the only Lien on shares of Voting Stock of any Principal Subsidiary Bank or any Subsidiary that owns, directly or through one or more other Subsidiaries, shares of Voting Stock of any Principal Subsidiary Bank created pursuant to such agreement is the agreement to sell, assign, transfer or otherwise dispose of or issue such Voting Stock or the agreement to merge or consolidate such Principal Subsidiary Bank, as the case may be, and (z) such sale, assignment, transfer, disposition, issuance, merger or consolidation, as the case may be, and such agreement comply with the covenant set forth above under “—Limitation on Sale or Issuance of Voting Stock of a Principal Subsidiary Bank;” or

(7) Liens for the sole purpose of extending, renewing or replacing in whole or in part the Debt or other obligation secured thereby referred to in the foregoing clause (2) or in this clause (7); provided, however, that the Lien excluded pursuant to this clause (7) shall be excluded only so long as the amount of the Debt or other obligation secured thereby does not exceed the amount of the Debt or other obligation so secured at the time of such extension, renewal or replacement (together with any premium, fees or expenses (other than interest) payable in connection with any such replacement, extension or renewal), and that such extension, renewal or replacement shall be limited to all or part of the shares of Voting Stock subject to the Lien so extended, renewed or replaced.

      The information appearing above under “—Limitation on Sale or Issuance of Voting Stock of a Principal Subsidiary Bank,” and the definition of “Principal Subsidiary Bank” appearing below under “—Certain Definitions” supersede and replace the information appearing under the caption “Description of Senior and Subordinated Debt Securities—Sale or Issuance of Capital Stock of Principal Subsidiary Bank” in the accompanying prospectus.

Merger, Consolidation and Transfer of Assets

      The Indenture provides that Downey will not consolidate or merge with or into any other person or sell, lease, assign, transfer or otherwise convey all or substantially all of its properties and assets to any other person unless:

•	either (1) Downey shall be the continuing person (in the case of a merger) or (2) the successor person (if other than Downey) formed by or resulting from the consolidation or merger or to which such assets shall have been sold, leased, assigned, transferred or otherwise conveyed is a corporation organized and existing under the laws of the United States of America or any state thereof and shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest on, all of the debt securities outstanding under the Indenture and the due and punctual performance of all of Downey’s other obligations under the Indenture and the debt securities outstanding thereunder by means of a supplemental indenture, satisfactory to the trustee, executed and delivered by such successor corporation;

•	immediately after giving effect to such transaction, no event of default under the Indenture, and no event which, after notice or lapse of time or both would become an event of default under the Indenture, shall have occurred and be continuing; and

•	the trustee shall have received the officer’s certificates and opinion of counsel called for by the Indenture.

      Upon any consolidation by Downey with, or merger of Downey into, any other person or any sale, assignment, transfer, lease or conveyance of all or substantially all of Downey’s properties and assets to any person in accordance with the provisions of the Indenture described above, the successor person formed by the consolidation or into which Downey is merged or to which the sale, assignment, transfer, lease or other conveyance is made shall succeed to, and be substituted for, Downey and may exercise every right and power of Downey under the Indenture with the same effect as if such successor person had been named as Downey therein; and thereafter, except in the case of a lease, the predecessor person shall be released from all obligations and covenants under the Indenture and the debt securities issued under the Indenture.

Events of Default

      The Indenture defines an “event of default” with respect to the notes as any of the following events:

(1) default in the payment of any principal of or premium, if any, on any of the notes when due; or

(2) default in the payment of any interest on any of the notes when due and continuance of that default for 30 days; or

(3) default in the performance, or breach, of any other covenant of Downey in the Indenture or any note offered hereby (other than a covenant which has expressly been included in the Indenture, whether or not by means of a supplemental indenture, solely for the benefit of debt securities of a series other than the notes), and continuance of such default or breach (without such default or breach having been waived in accordance of the provisions of the Indenture) for a period of 60 days after written notice to Downey by the trustee or to Downey and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding; or

(4) default under any bond, note, debenture, mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any Debt of Downey or any Principal Subsidiary Bank or Significant Subsidiary, which default shall result in such Debt in an aggregate principal amount exceeding $20 million becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such Debt having been discharged, or such acceleration having been rescinded or annulled, within a period of 30 days after written notice to Downey by the trustee or to Downey and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding; or

(5) certain instances of bankruptcy, insolvency or reorganization with respect to Downey or any Principal Subsidiary Bank or Significant Subsidiary.

      If an event of default occurs with respect to the notes and is continuing, either the trustee or the holders of at least 25% in principal amount of the notes then outstanding may declare the principal of, and accrued and unpaid interest on, the notes to be due and payable immediately. Upon satisfaction by Downey of certain conditions specified in the Indenture, the holders of a majority in principal amount of the notes then outstanding may rescind and annul such declaration of an event of default and its consequences. The information set forth in this paragraph and the immediately preceding paragraph supercedes and replaces the information set forth in the accompanying prospectus in the first and third paragraphs under the caption “Description of Senior and Subordinated Debt Securities — Defaults and Rights of Acceleration.”

      The Indenture provides that, within 90 days after the occurrence of any default with respect to the notes, the trustee will mail to all holders of the notes notice of the default if known to the trustee, unless that default has been cured or waived. However, the Indenture provides that, except in the case of a default in the payment of the principal of, premium, if any, or interest on any notes, the trustee may withhold notice of a default with respect to the notes if its board of directors or executive committee or a trust committee composed of directors and/or Responsible Officers of the trustee in good faith determines that the withholding of such notice is in the interests of the holders of notes. As used in this paragraph, the term “default” means any event which is, or after notice or lapse of time or both would become, an event of default with respect to the notes.

      Subject to the provisions of the Trust Indenture Act of 1939 requiring the trustee, during the continuance of an event of default under the Indenture, to act with the requisite standard of care, the trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of notes unless those holders have offered the trustee security or indemnity satisfactory to the trustee. Subject to the foregoing, the holders of a majority in principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the Indenture with respect to the notes. The Indenture requires the annual filing by us with the trustee of a certificate which states whether or not we are in compliance with all conditions and covenants under the Indenture. The foregoing provisions of this paragraph supercede and replace the provisions set forth in the second and third paragraphs under the caption “Description of the Senior and Subordinated Debt Securities — Collection of Indebtedness” in the accompanying prospectus.

      Notwithstanding any other provision of the Indenture, the holder of a note will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest on that note on the respective due dates for those payments and to institute suit for the enforcement of those payments, and this right shall not be impaired without the consent of the holder.

Certain Definitions

      As used in the Indenture, the following terms have the meaning specified below:

      “Bank” means any person which is a savings association, savings bank, savings and loan association, bank, trust company or similar entity organized and doing business under the laws of the United States of America, any State thereof or the District of Columbia.

      “Business Day” and “business day” mean any day other than a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close; provided that such term shall mean, when used with respect to any payment of principal of, or premium or interest, if any, on, the debt securities of any series to be made in a Place of Payment (which Place of Payment shall be specified in the form of such debt security or pursuant to the Indenture) other than The City of New York, any day other than a Saturday, Sunday or other day on which banking institutions in such Place of Payment are authorized or obligated by law, regulation or executive order to close. The foregoing definition supersedes and replaces the definition of “Business Day” appearing under the caption “Description of the Senior and Subordinated Debt Securities — Payment of Interest” in the accompanying prospectus.

      “Capital Stock” means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated) in the equity of such person (including, without limitation, (a) with respect to a corporation, common stock, preferred stock and any other capital stock, (b) with respect to a partnership, partnership interests (whether general or limited), and (c) with respect to a limited liability company, limited liability company interests).

      “Common Stock” means, with respect to any person, Capital Stock of such person of any class or series which has no preference or priority in respect of the payment of dividends or distributions of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such person and which is not subject to redemption by such person.

      “Debt” means indebtedness for borrowed money.

      “GAAP” and “generally accepted accounting principles” means such accounting principles as are generally accepted in the United States of America as of the date or time of any computation required under the Indenture.

      “Lien” means any mortgage, pledge, lien, charge, security interest, conditional sale or other title retention agreement or other encumbrances of any nature whatsoever.

      “Preferred Stock” means, with respect to any person, any Capital Stock of such person of any class or series that ranks, in respect of the payment of dividends or distributions of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such person, senior to the Common Stock of any class or series of such person.

      “Principal Subsidiary Bank” means, as of any date, any Subsidiary Bank, any Surviving Person and any Successor Subsidiary, in any such case the total consolidated assets of which exceed 20% of the total consolidated assets of Downey and its Subsidiaries, all determined in accordance with generally accepted accounting principles as of the date of the then most recent consolidated balance sheet of Downey and its Subsidiaries. The foregoing definition supersedes and replaces the definition of “Principal Subsidiary Bank” appearing in the second paragraph under the caption “Description of the Senior and Subordinated Debt Securities — Sale or Issuance of Capital Stock of Principal Subsidiary Bank” in the accompanying prospectus. As of the date of this prospectus supplement, the Bank is our only Principal Subsidiary Bank.

      “Significant Subsidiary” means any Subsidiary which is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission, as such Rule is in effect on the date of this prospectus supplement but substituting “20 percent” for “10 percent” wherever a reference to “10 percent” appears in such definition.

      “Subsidiary” means (1) any corporation at least a majority of the total voting power of whose outstanding Voting Stock is owned, directly or indirectly, at the date of determination by Downey and/or one or more other Subsidiaries, and (2) any other person in which Downey and/or one or more other Subsidiaries, directly or indirectly, at the date of determination, (x) own at least a majority of the outstanding ownership interests or (y) have the power to elect or direct the election of, or to appoint or approve the appointment of, at least a majority of the directors, trustees or managing members of, or other persons holding similar positions with, such person.

      “Subsidiary Bank” means any Subsidiary which is a Bank.

      “Successor Subsidiary” has the meaning given to that term under “— Certain Covenants — Limitation on Sale or Issuance of Voting Stock of a Principal Subsidiary Bank.”

      “Surviving Person” has the meaning given to that term under “— Certain Covenants — Limitation on Sale or Issuance of Voting Stock of a Principal Subsidiary Bank.”

      “Voting Stock” means, with respect to any person, any class or series of Capital Stock of such person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of, or to appoint or to approve the appointment of, the directors, trustees or managing members of, or other persons holding similar positions with, such person.

      “Wholly-Owned Subsidiary” means any Subsidiary all of whose outstanding shares of Capital Stock (other than directors’ qualifying shares) are owned, directly or indirectly, by Downey.

Certificated Notes

      So long as the depositary or its nominee is the registered owner of a global note, the depositary or its nominee, as the case may be, will be considered the sole holder of the notes represented thereby for all purposes under the Indenture, including for purposes of receiving payments of principal, premium, if any, and interest.

      Owners of beneficial interests in the global notes will not be considered holders of the notes under the Indenture. Accordingly, each owner of a beneficial interest in a global note must rely on the procedures of the depositary and, if that beneficial owner is not a participant in the depositary, on the procedures of the participant through which that beneficial owner owns its interest, in order to exercise any rights of a holder under the Indenture.

      As described above, beneficial interests in the global notes generally may not be exchanged for certificated notes. However, the Indenture provides that if:

•	the depositary for the global notes notifies us that it is unwilling or unable to continue as depositary for the global notes or we become aware that the depositary has ceased to be a clearing agency registered under the Securities Exchange Act of 1934 and, in any such case, we fail to appoint a successor depositary within 60 calendar days;

•	we, in our sole discretion, determine that the global notes will be exchangeable for certificated notes; or

•	an event of default with respect to the notes has occurred and is continuing,

we will execute and the trustee will authenticate and deliver certificated notes in exchange for interests in the global notes. We anticipate that those certificated notes will be registered in such name or names as the depositary instructs the trustee and that those instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global notes. The information in this paragraph supercedes and replaces the information set forth under the caption “Description of the Senior and Subordinated Debt Securities — Registration and Settlement” and in the seventh paragraph under the caption “Book-Entry Issuance” in the accompanying prospectus.

      We obtained the information in this section and elsewhere in the accompanying prospectus concerning DTC and DTC’s book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

Modification and Waivers

      The Indenture permits us and the trustee, with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series issued under the Indenture and affected by such modification or amendment, to modify or amend any of the provisions of the Indenture or of the debt securities of the applicable series or the rights of the holders of the debt securities of that series under the Indenture. However, no such modification or amendment shall, among other things:

•	change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on any debt securities;

•	reduce the principal of or any premium on any debt securities or reduce the rate of interest on or the redemption of repurchase price of any debt security;

•	reduce the amount of principal of any original issue discount security that would be due and payable upon an acceleration of the maturity of such debt security;

•	adversely affect any right of repayment or repurchase at the option of any holder;

•	change any place where or the currency in which debt securities are payable;

•	impair the holder’s right to institute legal proceedings to enforce the payment of any principal of or premium or interest, if any, on any debt securities on or after the date on which such payment is due or, in the case of any debt security which is convertible into or exchangeable for other securities, to enforce the right to convert or exchange that debt security in accordance with its terms;

•	make any change that adversely affects the right, if any, to convert or exchange debt securities for other securities or property;

•	reduce the percentage of debt securities of any series whose holders must consent to any modification or amendment or any waiver of compliance with specific provisions of the Indenture or specified defaults under the Indenture and their consequences; or

•	reduce the requirements for a quorum or voting at a meeting of holders of the debt securities of any series,

without in each case obtaining the consent of the holder of each outstanding debt security issued under the Indenture affected by the modification or amendment.

      The Indenture also contains provisions permitting us and the trustee, without the consent of the holders of any debt securities issued under the Indenture, to modify or amend the Indenture, among other things:

•	to evidence the succession of another person to us under the Indenture and the assumption by that successor of our covenants contained in the Indenture and the debt securities;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities issued under the Indenture;

•	to cure any ambiguity or correct or supplement any provision in the Indenture which may be defective or inconsistent with other provisions in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture which shall not adversely affect the interests of the holders of the debt securities;

•	to change or eliminate any provision contained in the Indenture, provided that the change (1) shall become effective only when there is no outstanding debt security of any series created prior to the execution of the applicable supplemental indenture that is entitled to the benefit of that provision or (2) shall not adversely affect any debt security outstanding; and

•	to establish the form or terms of debt securities of any series.

      The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive our compliance with some of the restrictive provisions of the Indenture, including the covenants described above under “— Certain Covenants.” The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the Indenture with respect to debt securities of that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on debt securities of that series or, in the case of any debt securities which are convertible into or exchangeable for other securities, a default in any such conversion or exchange, or a default in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series.

      The provisions described under this caption “— Modification and Waivers” supercede and replace the provisions described under “Description of the Senior and Subordinated Debt Securities — Waiver of Covenants” and “Description of Senior and Subordinated Debt Securities — Modification of the Indentures” in the accompanying prospectus.

Meetings by Noteholders

      The trustee may call a meeting of the holders of the debt securities of any series in its discretion or upon request by us or the holders of at least 10% in principal amount of the outstanding debt securities of that series. If a meeting of holders of debt securities of any series is held, any resolution adopted or decision taken will be binding on all holders of debt securities of that series outstanding under the Indenture. The information in this paragraph supersedes and replaces the information under the caption “Description of Senior and Subordinated Debt Securities — Meetings and Actions by Noteholders” in the accompanying prospectus.

Satisfaction and Discharge

      If at any time:

(1) Downey has delivered to the trustee for cancellation, subject to specified exceptions, all notes issued under the Indenture, or

(2) all notes not previously delivered to the trustee for cancellation have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption, and Downey has deposited with the trustee as trust funds an amount sufficient to pay at maturity or upon redemption the principal of, premium, if any, and interest on the notes to the date of maturity or redemption date, as the case may be, and if Downey has satisfied other specified conditions under the Indenture, then the Indenture will cease to be of further effect with respect to the notes, except for certain provisions of the Indenture that will survive such satisfaction and discharge.

Defeasance; Covenant Defeasance

      At Downey’s option, either (a) Downey will be deemed to have paid and discharged all of the outstanding notes (“defeasance”) or (b) Downey will cease to have any obligation to comply with the covenants described under “— Certain Covenants” and any failure to comply with these covenants will not constitute an event of default with respect to the notes (“covenant defeasance”), when:

•	either:

(a) Downey has deposited with the trustee in trust an amount sufficient to pay the principal of, premium, if any, and interest on the notes to the date of their stated maturity or any redemption date or Downey has deposited with the trustee in trust such amount of Government Obligations, maturing as to principal and interest in such amounts and at such times as will be sufficient to pay and discharge the principal, premium, if any, and interest on the notes to the stated maturity date or redemption date, as the case may be; or

(b) Downey has effected satisfaction and discharge of the notes as described above under “— Satisfaction and Discharge,” including, without limitation, by depositing with the trustee the amount referred to in subparagraph (2) under such caption;

•	in the case of defeasance, Downey has delivered to the trustee an opinion of counsel stating that (a) Downey has received from, or there has been published by, the Internal Revenue Service, a ruling or (b) since the date of execution of the Indenture (meaning the date of execution of the original Indenture and not any supplemental indentures thereto), there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon that opinion will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

•	in the case of covenant defeasance, Downey has delivered to the trustee an opinion of counsel stating that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred;

•	Downey has paid or caused to be paid all other sums payable with respect to the notes;

•	such defeasance or covenant defeasance, as the case may be, shall not result in a breach of violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which Downey is a party;

•	no event of default with respect to the notes or event which, with notice or lapse of time or both, would become an event of default with respect to the notes shall have occurred and be continuing on the date of the deposit referred to in subparagraph (a) or (b) in the first bullet point above, as the case may be, and, in the case of defeasance, no event of default with respect to notes arising from specified events of bankruptcy, insolvency or reorganization with respect to Downey and no event which, with notice or lapse of time or both, would become such an event of default with respect to the notes shall have occurred and be continuing at any time during the period through and including the 91st day after the date of such deposit; and

•	Downey has satisfied certain other conditions specified in the Indenture.

      If any outstanding notes are to be redeemed prior to their stated maturity in connection with any such defeasance or covenant defeasance, Downey is required by the Indenture to make arrangements satisfactory to the trustee for the giving of notice of redemption.

      In the event that Downey effects covenant defeasance with respect to the notes and the notes are declared due and payable prior to maturity because of the occurrence of any event of default other than an event of default with respect to the covenants as to which covenant defeasance has been effected (which covenants would no longer be applicable to the notes), the amount of moneys or Government Obligations deposited with the Trustee to effect covenant defeasance may not be sufficient to pay amounts due on the notes at the time of any acceleration resulting from the event of default. However, Downey would remain liable to make payments of those amounts.

Applicable Law

      The notes and the Indenture will be governed by and construed in accordance with the laws of the State of New York.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

      In this section, we summarize certain of the material United States federal income tax consequences of purchasing, holding and selling the notes. This summary provides general information only and is directed solely to beneficial owners purchasing notes at the “issue price,” that is, the first price to the public at which a substantial amount of the notes is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). Except where we state otherwise, this summary deals only with notes held as capital assets (as defined in the Internal Revenue Code of 1986, as amended (the “Code”)), by a U.S. Holder (as defined below) who purchases the notes at their original offering price when we originally issue them.

      We do not address all of the tax consequences that may be relevant to a U.S. Holder. We also do not address, except as stated below, any of the tax consequences to holders that are Non-U.S. Holders (as defined below) or to holders that may be subject to special tax treatment, including banks, thrift institutions, real estate investment trusts, personal holding companies, insurance companies, and brokers and dealers in securities or currencies. Further, we do not address:

•	the United States federal income tax consequences to stockholders in, or partners or beneficiaries of, an entity that is a holder of the notes;

•	the United States federal estate and gift or alternative minimum tax consequences of the purchase, ownership or sale of the notes;

•	persons who hold the notes in a “straddle” or as part of a “hedging,” “conversion” or “constructive sale” transaction or whose “functional currency” is not the United States dollar; or

•	any state, local or foreign tax consequences of the purchase, ownership and sale of notes.

      Accordingly, you should consult your tax advisor regarding the tax consequences of purchasing, owning and selling the notes in light of your circumstances.

      A “U.S. Holder” is a beneficial owner of a note that is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or partnership (or other entity treated as a corporation or partnership for federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless in the case of a partnership, Treasury regulations provide otherwise);

•	an estate if its income is subject to United States federal income taxation regardless of its source; or

•	a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

      A “Non-U.S. Holder” is a noteholder other than a U.S. Holder.

      This summary is based on the Code, Treasury regulations issued under the Code, and administrative judicial interpretations thereof, all as they currently exist as of the date of this prospectus supplement and all of which are subject to change (possibly with retroactive effect).

Interest

      The notes will not be issued with more than a de minimis amount of original issue discount. Therefore, interest on a note generally will be taxable to a U.S. Holder as ordinary income as it accrues or is received in accordance with the U.S. Holder’s method of accounting for United States federal income tax purposes.

Sales or Redemption of Notes

      If a U.S. Holder sells notes or if the notes are redeemed, the U.S. Holder will recognize gain or loss in an amount equal to the difference between the adjusted tax basis in the notes and the amount realized from the sale or redemption (generally, the U.S. Holder’s selling price or the redemption price less any amount received in respect of accrued but unpaid interest not previously included in the U.S. Holder’s income). A U.S. Holder’s adjusted tax basis in the notes generally will equal the U.S. Holder’s cost of the notes. Gain or loss on the sale of notes generally will be a capital gain or loss. Any amounts attributable to interest in the case of a redemption of the notes will be ordinary interest income.

Information Reporting

      Generally, income on the notes will be reported to a noteholder on an Internal Revenue Service Form 1099, which should be mailed by January 31 following each calendar year.

Non-U.S. Holders

      Payments to a Non-U.S. Holder that are not effectively connected with the conduct of a U.S. trade or business will generally not be subject to United States federal withholding tax, provided the Non-U.S. Holder:

•	does not own (directly or indirectly, actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	is not a controlled foreign corporation that is related to us through stock ownership; and

•	is not a bank receiving interest described in section 881(c)(3)(A) of the Code.

      To qualify for this exemption from withholding, the last United States payor in the chain of payment prior to payment to a Non-U.S. Holder (the “withholding agent”) must have received a statement that provides the name and address of the Non-U.S. Holder.

      The statement may be made on an Internal Revenue Service Form W-8BEN or a substantially similar form, which is generally valid for the year of signature plus three additional years. Notwithstanding the above, a holder must inform the withholding agent of any change in the information on the statement within 30 days of any change. If the notes are held through a securities clearing organization or certain other financial institutions that are not qualified intermediaries, the organization or institution may provide a signed statement to the withholding agent along with a copy of Internal Revenue Service Form W-8BEN or the substitute form provided by the Non-U.S. Holder. A Non-U.S. Holder who is not an individual or a corporation (or an entity treated as a corporation for federal income tax purposes) holding the notes on its own behalf may have substantially increased reporting requirements. In particular, in the case of notes held by a foreign partnership (or foreign trust), the partners (or beneficiaries) rather than the partnership (or trust) will be required to provide the certification discussed above, and the partnership (or trust) will be required to provide certain additional information.

      A Non-U.S. Holder will generally not be subject to United States federal withholding or income tax on any gain realized upon the sale or other disposition of the notes. If, however, a Non-U.S. Holder holds the notes in connection with a trade or business conducted in the United States or is present in the United States for 183 days or more during the taxable year of disposition or redemption and certain other conditions are met, it may be subject to income tax on all income and gains recognized.

Backup Withholding

      Backup withholding at the applicable statutory rate of United States federal income tax may apply to payments made with respect to the notes to registered owners who are not “exempt recipients” and who fail to provide certain identifying information (such as the registered owner’s taxpayer identification number) in the required manner, under-report their tax liability or otherwise fail to comply with applicable United States information reporting or certification requirements. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made with respect to the notes to a U.S. Holder must be reported, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those Non-U.S. Holders who are not exempt recipients.

      Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s United States federal income tax provided the required information is furnished by the beneficial owner.

      Prospective investors should consult their own tax advisors concerning the tax consequences of their particular situations.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or “SEC.” You may read and copy any document which Downey files at the SEC’s public reference rooms in Washington, D.C., Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available to the public over the Internet at a World Wide Web site maintained by the SEC at http://www.sec.gov and on our website http://www.downeysavings.com. Information on our website does not constitute a part of this prospectus supplement or the accompanying prospectus. In addition, you may inspect our reports, proxy statements and other information at the offices of the New York Stock Exchange.

      On November 21, 2000, Downey filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933 with respect to the securities offered by this prospectus supplement and accompanying prospectus. This prospectus supplement and accompanying prospectus do not contain all of the information shown in the Registration Statement. For further information with respect to Downey and the securities offered by this prospectus supplement and accompanying prospectus, reference is made to the Registration Statement and the exhibits thereto which you may inspect at the public reference facilities of the SEC or through the SEC’s website.

DOCUMENTS INCORPORATED BY REFERENCE

      The SEC allows us to “incorporate by reference” information into this supplemental prospectus and accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement and accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC which we may make under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities offered hereby:

•	our Annual Report on Form 10-K for the year ended December 31, 2003;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004; and

•	our Current Reports on Form 8-K dated January 23, 2004, March 23, 2004, and April 19, 2004.

      Notwithstanding the foregoing and notwithstanding anything to the contrary appearing in the accompanying prospectus, any document or portion of a document that is “furnished” to the SEC and is not deemed to be “filed” with the SEC under the Securities Exchange Act shall not be incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus.

      You may request a copy of these incorporated filings, without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this prospectus supplement and accompanying prospectus, as well as copies of the form of Indenture and the form of certificate evidencing the notes. You may request copies by writing or telephoning Downey Financial Corp., 3501 Jamboree Road, Newport Beach, California 92660, Attention: Corporate Secretary, telephone (949) 854-0300.

UNDERWRITING

      Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement, each of the underwriters named below, for whom Credit Suisse First Boston LLC and J.P. Morgan Securities Inc., are acting as joint book-running managers, has severally agreed to purchase, and we have agreed to sell to each underwriter, the principal amount of notes set forth opposite the name of each underwriter:

Underwriters	Principal Amount

Credit Suisse First Boston LLC	$80,000,000
J.P. Morgan Securities Inc.	80,000,000
NBC Capital Markets Group, Inc.	20,000,000
Fox-Pitt, Kelton Inc.	10,000,000
Friedman, Billings, Ramsey & Co., Inc.	10,000,000

Total	$200,000,000

      Under the terms and conditions of the underwriting agreement, if the underwriters take any of the notes, then they are obligated to take and pay for all of the notes. The underwriting agreement provides that, if an underwriter defaults on its obligation to purchase notes, the purchase commitments of the non-defaulting underwriters may be increased or the offering of the notes terminated.

      The notes are a new issue of securities with no established trading market and will not be listed on any national securities exchange or included for quotation on any automated quotation system. The underwriters have advised us that they intend to make a market in the notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given that a trading market for the notes will develop or as to the liquidity of any trading market for the notes that may develop.

      The underwriters initially propose to offer part of the notes directly to the public at the offering price described on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of 0.40% of the principal amount of the notes. The underwriters may allow, and any such dealer may reallow, a concession not in excess of 0.25% of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

      We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

      In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in this offering, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

      Our expenses (excluding underwriting discounts) associated with this offering, to be paid by us, are estimated to be $500,000.

      Credit Suisse First Boston LLC, or “CSFB,” and J.P. Morgan Securities Inc., or “JPMorgan,” will make the notes available for distribution on the Internet through a proprietary web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between CSFB and JPMorgan and their respective customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation from CSFB and JPMorgan based on transactions CSFB and JPMorgan, respectively, conduct through the system. CSFB and JPMorgan will make the notes available to their respective customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

      In the ordinary course of their respective businesses, certain of the underwriters or their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates for which they have received and may in the future receive compensation.

      We expect to deliver the notes against payment for the notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of this prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

LEGAL MATTERS

      Certain legal matters with respect to the notes will be passed upon by Manatt, Phelps & Phillips, LLP, Los Angeles, California, counsel to Downey. Sidley Austin Brown & Wood, LLP, San Francisco, California will act as counsel for the underwriters.

EXPERTS

      Our consolidated financial statements as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference into this prospectus supplement in reliance upon the report of KPMG LLP, independent registered public accounting firm, which is incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

$300,000,000

Downey Financial Corp.

May offer: Common Stock

Preferred Stock
Debt Securities
Downey Financial Capital Trust II

and

Downey Financial Capital Trust III

May offer: Capital Securities (Trust Preferred Securities)

guaranteed, to the extent described herein,
by Downey Financial Corp.

        Downey Financial Corp. and, in the case of the capital securities, the applicable trust, will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

      Downey Financial Corp. and the trusts may use this prospectus to offer up to $300,000,000 of securities.

      Downey Financial Capital Trusts II and III may offer capital securities that Downey Financial Corp. will fully and unconditionally guarantee, to the extent described herein, based on its obligations under a guarantee and a trust agreement for each trust and an indenture.

      Downey Financial Corp. common stock is traded on the New York Stock Exchange and Pacific Exchange under the symbol “DSL”.

      These securities are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

December 1, 2000

i

PROSPECTUS SUMMARY

      This summary provides a brief overview of aspects of Downey Financial Corp. and Downey Financial Capital Trusts II and III and some of the terms of the offered securities that are known as of the date of this prospectus. In this prospectus, “Downey,” “we,” “us,” and “our” refer to Downey Financial Corp. and its consolidated subsidiaries unless otherwise expressly stated or where the context otherwise requires and “trusts” refers to Downey Financial Capital Trusts II and III. For more complete information on Downey and the trusts and a more complete understanding of the terms of the offered securities, before making your investment decision, you should carefully read:

•	this prospectus, which explains the general terms of the securities that Downey and the trusts may offer;

•	the accompanying prospectus supplement, which (1) explains the specific terms of the securities being offered and (2) updates and changes information in this prospectus; and

•	the documents referred to in “Where You Can Find More Information” for information about Downey, including its financial statements.

Downey Financial Corp.

      Downey is a California-based savings and loan holding company. Our principal subsidiary is Downey Savings and Loan Association F.A., which we refer to as the “Bank.” The Bank:

•	is one of the largest financial institutions headquartered in Southern California, based on total assets;

•	was formed in 1957 as a California-licensed savings and loan and converted to a federal charter in 1995; and

•	at September 30, 2000, operated through 107 retail branches, including 43 full-service in-store branches in California, and eight California loan production offices.

      For the year ended December 31, 1999, we had the best year in our then 43-year history with record:

•	net income of $63.8 million, or $2.26 per share on a diluted basis, an increase of 10.1% from 1998;

•	asset growth of $3.1 billion, or 50%, to $9.4 billion; and

•	loan production of $7.2 billion.

      For the nine months ended September 30, 2000, we had:

•	net income (excluding a $5.6 million after-tax gain from the sale of our indirect automobile finance subsidiary) of $70.6 million, or $2.50 per share on a diluted basis, an increase of 60.7% over the comparable 1999 period;

•	total assets of $10.4 billion;

•	total deposits of $7.7 billion;

•	total stockholders’ equity of $603 million; and

•	non-performing assets of only $50 million or 0.48% of total assets.

Banking Activities

      Our primary business is banking. Our banking activities focus on:

•	the origination of loans, primarily loans secured by single family residential properties, which are either retained in our portfolio or sold in the secondary market;

•	the attraction of low-cost deposits through our retail branches;

•	providing exceptional customer service; and

•	providing innovative new products and services, including an increasing focus on products offered over the Internet and on-line banking.

      The types of loans we offer include:

•	adjustable rate residential mortgage loans, with rates tied primarily to the Eleventh District Cost of Funds Index, including “subprime” loans which carry higher interest rates;

•	fixed rate residential mortgage loans;

•	commercial real estate loans, including loans secured by retail neighborhood shopping centers;

•	construction loans; and

•	consumer loans.

      We also invest in various securities — primarily short-term obligations — to satisfy bank regulations regarding minimum levels of liquid assets.

      Net income from our banking operations totaled $53.8 million in 1999 and $66.5 million for the first nine months of 2000 (excluding the $5.6 million after-tax gain from the sale of our indirect automobile finance subsidiary).

Real Estate Investment Activities

      Downey is also involved in real estate investment, which is conducted primarily through the Bank’s subsidiary, DSL Service Company. Activities include development, construction and property management relating to our portfolio of projects primarily within California but also in Arizona. Because of regulatory restrictions that have been placed on real estate investment activities, we have reduced the amount of this business in recent years. Net income from our real estate investment and real estate joint venture activities was $10.0 million in 1999 and $4.2 million for the first nine months of 2000.

Operating Strategy

      Our operating strategy is to:

•	capitalize on our strong position in our core California market and expand our Internet business;

•	focus on our residential lending expertise;

•	maintain our high lending standards and strong asset quality;

•	continue to strengthen our retail franchise, including the establishment of additional in-store branches;

•	continue to focus on attracting low cost deposits from our retail customer base;

•	maintain the high quality of our service to depositors and borrowers; and

•	improve our operating efficiency.

      Our principal executive offices are located at 3501 Jamboree Road, Newport Beach, California, 92660, and our telephone number is (949) 854-0300.

Downey Financial Capital Trusts II and III

      Each of the trusts is a business trust formed under Delaware law. When we are ready to issue and sell capital securities through a trust, we will amend the trust agreements we signed in forming the trusts to read substantially like the forms of amended and restated trust agreements that have been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. We have established each trust solely for the following purposes:

•	to issue and sell to the public its capital securities, which represent an undivided beneficial interest in the assets of the trust;

•	to issue and sell its common securities to Downey in a total liquidation amount equal to at least 3% of the total capital of the trust;

•	to use the proceeds from the sale of its common securities and capital securities to acquire junior subordinated debentures from Downey; and

•	to engage in other activities that are directly related to the activities listed above.

      Because each trust has been established only for the purposes listed above, the junior subordinated debentures will be the sole assets of the trust, and payments on the junior subordinated debentures will be the sole source of income to the trust. There are five trustees of each trust. Three of them, the administrative trustees, are officers of Downey. Unless otherwise stated in the relevant prospectus supplement, Wilmington Trust Company will act as the property trustee of the trust and will also act as the Delaware trustee of the trust.

      The common securities will have terms substantially identical to and will rank equal, and payments will be made thereon pro rata, with the capital securities. However, if Downey defaults on the junior subordinated debentures, then cash distributions and liquidation, redemption and other amounts payable on the common securities will be subordinate to the capital securities in priority of payment.

      Each trust has a term set forth in the prospectus supplement, but may terminate earlier if specific conditions are met. The trusts’ principal offices are located at 3501 Jamboree Road, Newport Beach, California 92660, and related telephone number is (949) 854-0300.

The Securities that may be Offered

      This section summarizes the legal and financial terms of the securities that are described in more detail elsewhere in this prospectus. Final terms of any particular security are set at the time of sale and are contained in the prospectus supplement relating to those securities. That prospectus supplement may vary from and supersede the terms contained in this prospectus. In addition, you should read the more detailed information appearing elsewhere in this prospectus and in the prospectus supplement. The maximum aggregate amount of securities that may be offered by Downey and the trusts is $300,000,000. Neither Downey nor the trusts are required to offer any securities.

The Offering of Common Stock

Issuer	Downey Financial Corp.

Amount and Price	The price per share and amount are set forth in the relevant prospectus supplement and were determined by the board of directors. Downey is authorized to issue up to a total of 50,000,000 shares of common stock.

Dividends	Downey considers the payment of a quarterly dividend every quarter but is not required to pay a dividend. During 2000, a $0.09 dividend per share was declared during each of the first three quarters.

Voting Rights	Each share is entitled to one vote at meetings of stockholders.

The Offering of Preferred Stock

Issuer	Downey Financial Corp.

Amount and Price	The price per share and amount are set forth in the relevant prospectus supplement and were determined by the board of directors. Downey is authorized to issue up to a total of 5,000,000 shares of preferred stock.

Terms and Conditions	Downey may vary the terms of preferred stock in one or more series as set forth in the relevant prospectus supplement. The terms may differ in number of share in each series, the designation, powers preferences and rights of shares in each series and the qualifications, limitations and restrictions of each series. These terms include such things as dividend, conversion and exchange and redemption rights as well as liquidation privileges.

Voting Rights	Unless otherwise provided, holders of shares of preferred stock have no voting rights except to the extent required by law.

The Offering of Senior and Subordinated Debt Securities

Issuer	Downey Financial Corp.

Amount	Downey may issue up to $300,000,000 of notes in connection with this prospectus. There are no limitations on our ability to issue additional indebtedness.

Denominations	The notes are issued and sold usually in denominations of multiples of $1,000.

Status	The notes are our direct obligations. Each relevant prospectus supplement states whether the notes are senior or subordinated debt. Senior notes rank equally with our other unsecured senior debt. Subordinated notes rank equally with our other unsecured subordinated debt, junior in right of payment to our senior debt, and senior in right of payment to our junior subordinated debentures.

Holders of Subordinated Notes have Limited Rights	Payment of principal of our subordinated notes may not be accelerated if there is a default in the payment of principal or any premium or interest or the performance of any of our other Indenture covenants.

Maturities	The notes are due nine months or more from the date of issue.

Interest	• Each note bears interest at the specified rate or rate determined on the basis of the method set forth in the relevant prospectus supplement from the issue date;

• Interest on each note is payable either monthly, quarterly, semi-annually or annually on each interest payment date and on the maturity date. Interest also will be paid on the date of redemption or repayment if a note is repurchased by us prior to maturity; and

• Interest on the notes is computed on the basis of a 360-day year of twelve 30-day months, unless otherwise stated in the relevant prospectus supplement.

Principal	The principal amount of the notes is payable on the maturity date at the corporate trust office of the paying agent or at any other place we may designate.

Redemption and Repayment	• Unless otherwise stated in the relevant prospectus supplement, the notes are not redeemable at our option or at the option of the holder, or repayable prior to the maturity date; and

• The notes are unsecured and not subject to any sinking fund.

Survivor’s Options	Specific notes may contain a provision permitting the optional redemption of those notes prior to maturity upon the death of a purchaser holding the notes for at least six months prior to the holder’s death. Your notes may not be redeemed unless that right is specified in the prospectus supplement for your notes. The right to exercise the Survivor’s Option is subject to limits set by us on the permitted dollar amount of total exercises by holders of notes in any calendar year. Additional details of this right are described in the section entitled “Description of Senior and Subordinated Debt Securities — Survivor’s Option.”

Sale and Clearance	Notes are issued in book-entry only form and clear through The Depository Trust Company. Downey does not intend to issue notes in certificated form.

Trustee	The trustee for senior and subordinated notes is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, DE 19890, under separate Indentures, each dated as of November 15, 2000.

The Offering of Capital Securities, Junior Subordinated Debentures and Guarantees

Capital Securities Issuers	Downey Financial Capital Trusts II and III

Junior Subordinated Debenture and Guarantees Issuer	Downey Financial Corp.

Securities Offered	The capital securities of the trusts represent undivided beneficial interests in the assets of the trust. Each capital security will entitle the holder to receive cumulative periodic cash distributions based on a liquidation amount set forth in the relevant prospectus supplement.

The Trusts’ Assets	Each trust will sell the capital securities to the public and will sell its common securities to Downey. Each trust will use the proceeds from these sales to buy a series of junior subordinated debentures from Downey. When Downey pays interest on the junior subordinated debentures, each trust will pay distributions on the capital securities at the same rate and at the same times as Downey pays interest.

Distributions On the Capital Securities	Holders of capital securities will be entitled to receive cumulative cash distributions at the specified annual rate or rate determined on the basis of the method set forth in the relevant prospectus supplement based on the liquidation amount per capital security as set forth in the relevant prospectus supplement. Distributions will accrue from the date of original issuance, and will be paid periodically as described in the relevant prospectus supplement, unless these payments are deferred as described below. The amount of each periodic distribution will include amounts accrued to but excluding the date the distribution payment is due.

Deferral of Distributions	The payment of distributions on the capital securities may be deferred if Downey defers payments of interest on the junior subordinated debentures. Unless otherwise provided in the relevant prospectus supplement, Downey will have the right, on one or more occasions, to defer payments of interest on the junior subordinated debentures for a number of consecutive interest periods specified in the prospectus supplement.

Redemption of the Capital Securities	Each trust’s duties to redeem the capital securities depend on Downey’s repayment of the junior subordinated debentures. Each trust is required to redeem all of the outstanding capital securities when the junior subordinated debentures are repaid at maturity. The junior subordinated debentures are scheduled to mature as set forth in the relevant prospectus supplement.

The junior subordinated debentures will provide the terms upon which Downey can redeem the junior subordinated debentures at its option, and will specify, except with respect to specific events, a date prior to which Downey will not be allowed to redeem the junior subordinated debentures, and after which Downey will have the right to redeem the junior subordinated debentures, in whole or in part.

Except as otherwise specified in the relevant prospectus supplement, if specific special events occur relating to changes in tax or investment company laws and regulations or in the treatment of capital securities for bank regulatory purposes, Downey will have the option to redeem the junior subordinated debentures held by the trust, in whole but not in part, at any time within 90 days thereafter. These special events are more fully described under the caption “Description of the Capital Securities — Redemption.”

If Downey redeems any junior subordinated debentures before their maturity, each trust will use the cash it receives on the redemption of the junior subordinated debentures to redeem, on a pro rata basis, capital securities and common securities having an aggregate liquidation amount equal to the aggregate principal amount of the junior subordinated debentures being redeemed. When a trust redeems capital securities, holders will be entitled to receive an amount set forth in the relevant prospectus supplement plus any accumulated and unpaid distributions.

Shortening of the Maturity of the Junior Subordinated Debentures	Downey will have the right to shorten the maturity of the junior subordinated debentures, unless otherwise stated in the relevant prospectus supplement.

Capital Securities Guarantee	In connection with the issuance of the capital securities, Downey will enter into a capital securities guarantee agreement with Wilmington Trust Company, as guarantee trustee for each trust. Under that agreement, Downey will guarantee, on a subordinated basis and to the extent described in this prospectus, the payment of all amounts due on the capital securities.

Distribution of Junior Subordinated Debentures	Downey will have the right to dissolve the trusts at any time, so long as Downey obtains the prior approval of its primary federal regulator, if that approval is required under applicable law. If Downey dissolves a trust, or if a trust automatically dissolves because of other specified events, after creditor liabilities are satisfied, the trust will distribute to the holders of its capital securities and common securities, on a pro rata basis, junior subordinated debentures with a principal amount equal to the stated liquidation amount of each capital security and common security. If the property trustee determines that a distribution is impractical, then holders of capital securities and common securities will be entitled to receive, on a pro rata basis, out of assets held by the trust, so long as the rights of any creditors of the trust are already satisfied, an amount equal to the stated liquidation amount plus accrued and unpaid distributions. If the trust does not have enough assets to pay this amount to each holder of capital securities in full, liquidating distributions will be paid, first to holders of capital securities on a pro rata basis before holders of common securities will be entitled to receive any moneys.

Ranking of the Capital Securities	In general, the capital securities will rank on a parity in right of payment and payments thereon will be made pro rata with the common securities of the trust. However, the capital securities will have a preference under specific circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the common securities, which will be held by Downey.

Voting Rights of the Holders of Capital Securities	Holders of capital securities will generally have limited voting rights relating only to the modification of the capital securities, the dissolution, winding-up or termination of the trusts. For more information, see below under the caption “Description of the Capital Securities — Voting Rights; Amendment of the Trust Agreement.”

A WARNING ABOUT FORWARD-LOOKING INFORMATION

      Downey Financial Corp. and Downey Financial Capital Trusts II and III have each made forward-looking statements in this prospectus, the accompanying prospectus supplement and in documents that are incorporated by reference in this prospectus, that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of management and on information currently available to management. Forward-looking statements include the information concerning possible or assumed future operating results and financial condition appearing in this prospectus and the accompanying prospectus supplement, in documents that are incorporated by reference in this prospectus and statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions. Although we believe that our expectations are based on reasonable assumptions, actual results may differ materially from our expectations. Factors that could cause actual results to differ from expectations include those described below:

•	General economic or business conditions, either nationally or in California, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

•	Because our business is concentrated in California, changes in the economic conditions of the California market could adversely affect our operations;

•	Changes in the interest rate environment could adversely affect our banking and real estate investment activities;

•	Regulatory changes could have adverse effects on the financial services industry;

•	Competitive pressures among depository and other financial institutions may increase significantly;

•	Our competitors may have greater financial resources that enable them to compete more successfully than we can;

•	Federal monetary policy changes could have adverse effects on the financial services industry; or

•	We could experience greater than anticipated losses on our loans because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans.

      Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Actual results may differ from expectations due to many factors beyond our ability to control or predict, including those described above, and in documents incorporated by reference in this prospectus. For these statements, Downey Financial Corp. and Downey Financial Capital Trusts II and III claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

      You should rely only on the information contained and incorporated by reference in this prospectus and the accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus and the accompanying prospectus supplement. Downey and the trusts are offering to sell securities and seeking offers to buy securities only in jurisdictions where offers and sales are permitted. The information contained and incorporated by reference in this prospectus and the accompanying prospectus supplement is accurate only as of the date of this prospectus or the prospectus supplement or the date of the document incorporated by reference, as the case may be, regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the securities.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports and proxy statements and other information with the SEC. You may read and copy any document which Downey Financial Corp. files at the SEC’s public reference rooms in Washington, D.C., Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available to the public over the Internet at a World Wide Web site maintained by the SEC at http://www.sec.gov. In addition, you may inspect our reports, proxy statements and other information at the offices of the New York Stock Exchange.

      Downey Financial Corp. and the trusts have jointly filed with the SEC a Registration Statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information shown in the Registration Statement. For further information with respect to Downey Financial Corp., the trusts and the securities offered by this prospectus, reference is made to the Registration Statement and the exhibits thereto which you may inspect at the public reference facilities of the SEC, at the address shown above, or through the SEC’s Web site.

DOCUMENTS INCORPORATED BY REFERENCE

      The SEC allows us to “incorporate by reference” information into this prospectus which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC which we may make under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities offered hereby:

•	Annual Report on Form 10-K, as amended, for the year ended December 31, 1999; and

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000.

      You may request a copy of these incorporated filings, without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this prospectus. You may request copies by writing or telephoning Downey Financial Corp., 3501 Jamboree Road, Newport Beach, California 92660, Attention: Corporate Secretary, telephone (949) 854-0300.

      This prospectus does not contain or incorporate by reference any separate financial statements of the trusts. We do not consider that financial statements of the trusts are material to holders of the capital securities because each trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding the junior subordinated debentures of Downey Financial Corp. and issuing the capital securities and the common securities. For more information, see the information under the captions “Prospectus Summary — Downey Financial Capital Trusts II and III,” “Description of the Capital Securities,” “Description of Junior Subordinated Debentures” and “Description of Guarantee.” In addition, we do not expect that the trusts will be filing reports under the Securities Exchange Act of 1934 with the SEC.

USE OF PROCEEDS

      Except as otherwise stated in any prospectus supplement, Downey will use the net proceeds from the sale of common stock, preferred stock and debt securities for general corporate purposes, which may include advances or investments in our subsidiaries, working capital, capital expenditures and repayment of existing indebtedness.

      All of the proceeds from the sale of capital securities will be invested by the trusts in the junior subordinated debentures of Downey.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratio of earnings to fixed charges on a consolidated basis for the periods specified.

	Nine Months
	Ended
	September 30,				Year Ended December 31,

	2000		1999		1999		1998		1997		1996(1)		1995

Ratio of earnings to fixed charges:
Excluding interest on deposits	2.11	x	2.78	x	2.47	x	6.22	x	2.96	x	2.39	x	2.15x
Including interest on deposits	1.32	x	1.33	x	1.32	x	1.36	x	1.29	x	1.18	x	1.18x

(1)	Excluding the 1996 SAIF special assessment, the ratio of earnings to fixed charges would have been 1.30x including interest on deposits and 3.28x excluding interest on deposits.

      The ratio of earnings to fixed charges is calculated as follows:

(income before income taxes) + (fixed charges) - (capitalized interest)

____________________________________________________________________________
(fixed charges)

      Fixed charges, excluding interest on deposits, consist of

•	interest on short-term borrowings and long-term debt,

•	amortization of debt expense,

•	capitalized interest,

•	one-third of net rental expense, which we believe is representative of the interest factor, and

•	dividends on capital securities.

      Fixed charges, including interest on deposits, consist of all of the items listed immediately above plus interest on deposits.

DESCRIPTION OF THE COMMON STOCK

      Downey may issue, either separately or together with other securities, shares of common stock. Under its certificate of incorporation, Downey is authorized to issue up to 50,000,000 shares of common stock. Upon receipt by Downey of the full specified purchase price therefor, the common stock will be fully paid and nonassessable. A prospectus supplement relating to an offering of common stock, or other securities convertible or exchangeable for, or exercisable into, common stock, will describe the relevant terms, including the number of shares offered, any initial offering price, and market price and dividend information, as well as, if applicable, information on other related securities.

DESCRIPTION OF THE PREFERRED STOCK

      The following briefly summarizes the material terms of our preferred stock, other than pricing and related terms disclosed in the prospectus supplement. You should read the particular terms of any series of preferred stock offered by us which will be described in more detail in any prospectus supplement relating to such series, together with the more detailed provisions of our certificate of incorporation and the statement with respect to shares relating to each particular series of preferred stock for provisions that may be important to you. The statement with respect to shares relating to each particular series of preferred stock offered by the relevant prospectus supplement and this prospectus will be filed as an exhibit to a document incorporated by reference in the registration statement. The relevant prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.

General

      Under our certificate of incorporation, the board of directors of Downey is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

•	the number of shares to be included in the series;

•	the designation, powers, preferences and rights of the shares of the series; and

•	the qualifications, limitations or restrictions of such series, except as otherwise stated in the certificate incorporation.

      Prior to the issuance of any series of preferred stock, the board of directors of Downey will adopt resolutions creating and designating the series as a series of preferred stock and the resolutions will be filed in a statement with respect to shares as an amendment to the certificate of incorporation. The term “board of directors of Downey” includes any duly authorized board committee.

      The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. The board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to officers, directors and employees of Downey and its subsidiaries pursuant to benefit plans or otherwise. Shares of preferred stock issued by Downey may have the effect of rendering more difficult or discouraging an acquisition of Downey deemed undesirable by the board of directors of Downey.

      The preferred stock will be, when issued, fully paid and nonassessable. Unless the relevant prospectus supplement states otherwise, holders of each series of preferred stock will not have any preemptive or subscription rights to acquire more stock of Downey.

      The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

Rank

      Unless otherwise specified in the relevant prospectus supplement relating to the shares of any series of preferred stock, such shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

Dividends

      Unless the relevant prospectus supplement states otherwise, holders of each series of preferred stock will be entitled to receive cash dividends, when, as and if declared by the board of directors of Downey out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the relevant prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on the books of Downey on the record dates fixed by the board of directors of Downey. Dividends on any series of preferred stock may be cumulative or noncumulative.

      Downey may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on any other series of preferred stock that ranks on an equal or senior basis have been paid or sufficient funds have been set apart for payment for:

•	all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.

Conversion and Exchange

      The relevant prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of Downey’s common stock.

Redemption

      If so specified in the relevant prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at the option of Downey or the holder thereof, or may be mandatorily redeemed.

      Any partial redemptions of preferred stock will be made in a way that the board of directors of Downey decides is equitable.

      Unless Downey defaults in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

Liquidation Preference

      Upon any voluntary or involuntary liquidation, dissolution or winding up of Downey, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the relevant prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior to the preferred stock with respect to liquidation, including common stock.

      If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of available assets of Downey on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from Downey after they have received their full liquidation preference.

Voting Rights

      The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the prospectus supplement;

•	as otherwise stated in the statement with respect to shares establishing such series; or

•	as required by applicable law.

DESCRIPTION OF THE SENIOR AND SUBORDINATED DEBT SECURITIES

      Our senior notes are issued under an indenture dated as of November 15, 2000 (the “Senior Indenture”) between Downey and Wilmington Trust Company and our subordinated notes are issued under an indenture dated as of November 15, 2000 (the “Subordinated Indenture,” and together with the Senior Indenture, referred to in this caption Description of the Senior and Subordinated Debt Securities as the “Indentures”) between Downey and Wilmington Trust Company. The statements in this prospectus and the related prospectus supplements concerning the notes and the Indentures are not complete and are subject to, and qualified in their entirety by, the provisions of the Indentures, including the definitions of certain terms. Our junior subordinated debentures are discussed under “Description of Junior Subordinated Debentures.”

      Whenever we refer to particular provisions of the Indentures or the defined terms contained in the Indentures, those provisions and defined terms are incorporated in this prospectus by reference. The Indentures do not limit the amount of additional indebtedness that we may incur. Accordingly, without the consent of the holders of the notes, we may issue additional indebtedness under the Indentures in excess of the $300,000,000 initial offering price of the notes offered by this prospectus.

      Notes issued in accordance with this prospectus and a related prospectus supplement will have the following general characteristics:

•	The notes are our direct unsecured obligations. Each prospectus supplement states whether the notes are senior or subordinated debt. Senior notes rank equally with all of our other unsecured senior debt and subordinated notes rank equally with all of our other unsecured subordinated debt, junior in right of payment to our senior debt and senior to our junior subordinated debentures.

•	The notes are not subject to any sinking fund.

      In addition, the prospectus supplement relating to each offering of notes will describe specific terms of the notes, including:

•	the price, which may be expressed as a percentage of the aggregate initial public offering price of the note, at which the note will be issued to the public;

•	the date on which the note will be issued to the public;

•	the maturity date of the note;

•	the minimum denomination of the notes, which usually will be $1,000 and multiples of $1,000;

•	the rate per annum or method for determining the rate at which the note will bear interest;

•	the interest payment dates;

•	the purchase price, any commission and net proceeds to us;

•	whether the authorized representative of the holder of a beneficial interest in the note will have the right to seek repayment upon the death of the purchaser as described under “— Survivor’s Option”;

•	if the note may be redeemed at our option, or repaid at the option of the holder, prior to its maturity date, and the provisions relating to redemption or repayment;

•	any special United States Federal income tax consequences of the purchase, ownership and disposition of the note; and

•	any other terms of the note.

Payment of Principal and Interest

      Principal of, premium, if any, and interest on the notes will be paid to owners of a beneficial interest in the notes in accordance with the arrangements then in place between the paying agent and the Depository Trust Company, or the Depository, and its participants. Interest on each note will be payable either monthly, quarterly, semiannually or annually on each interest payment date and at maturity or on the date of redemption or repayment if a note is repurchased by us prior to maturity. Interest is payable to the person in whose name a note is registered at the close of business on the regular record date before each interest payment date. Interest payable at maturity, on a date of redemption or in connection with the exercise of a Survivor’s Option is payable to the person to whom principal is payable.

Interest and Interest Rates

      Unless otherwise stated in the applicable prospectus supplement, each note will begin to accrue interest on its issue date. The applicable prospectus supplement will specify an interest rate or the method of determining the interest rate payable monthly, quarterly, semi-annually or annually. Interest on the notes is computed on the basis of a 360-day year of twelve 30-day months, unless otherwise specified in the relevant prospectus supplement. If the maturity date or an interest payment date for any note is not a Business Day, principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

Payment of Interest

      The interest payment dates for a note that provides for interest payments are as follows:

Interest Payments	Interest Payment Dates

Monthly	Fifteenth day of each calendar month, beginning in the first calendar month following the month the note was issued.
Quarterly	Fifteenth day of every third month, beginning in the third calendar month following the month the note was issued.
Semi-annual	Fifteenth day of every sixth month, beginning in the sixth calendar month following the month the note was issued.
Annual	Fifteenth day of every twelfth month, beginning in the twelfth calendar month following the month the note was issued.

      The regular record date for any interest payment date is the first day of the calendar month in which the interest payment date occurs, except that the regular record date for the final interest payment date is the final interest payment date.

      Interest on a note will be payable beginning on the first interest payment date after its issue date to holders of record on the corresponding regular record date. If interest is payable on a day which is not a Business Day, payment will be postponed to the next Business Day and no additional interest will accrue as a result of such delayed payment.

      “Business Day,” with respect to the senior and subordinated notes, means, unless the prospectus supplement relating to that note states otherwise, any day other than a Saturday or Sunday that meets the following applicable requirement: such day is not a day on which banking institutions are authorized or required by law, regulation or executive order to be closed in the city (or in any one of the cities, if more than one) in which amounts are payable, as specified in the relevant prospectus supplement.

Redemption and Repayment

      Unless we otherwise provide in the relevant prospectus supplement, the notes are not redeemable prior to the maturity date or repayable prior to the maturity date.

      If the relevant prospectus supplement states that the note is redeemable at our option prior to its maturity date, then, we may redeem any of those notes either in whole or from time to time in part, upon not less than 30 nor more than 60 days’ notice to the Depository as the holder of the note.

      If the relevant prospectus supplement states that your note is repayable by us at your option, we will require receipt of notice of the request for prepayment at least 30 but not more than 60 days prior to the next interest payment date.

      Exercise of the repayment option by the holder of a note is irrevocable. The Depository’s nominee is considered the holder of the notes and therefore will be the only entity that can exercise that right to repayment.

      To ensure that the Depository’s nominee will timely exercise a right to repayment with respect to a particular beneficial interest in a note, the beneficial owner of such interest must instruct the broker or other direct or indirect participant through which it holds a beneficial interest in the note to notify the Depository of its desire to exercise a right to repayment. Because different firms have different cut-off times for accepting instructions from their customers, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note to determine the cut-off time by which the instruction must be given for timely notice to be delivered to the Depository. Conveyance of notices and other communications by the Depository to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners of the notes will be governed by agreements among them and any applicable statutory or regulatory requirements.

      The actual redemption or repayment normally will occur on the interest payment date following receipt of a valid notice. Unless otherwise specified in the relevant prospectus supplement, the redemption or repayment price will equal 100% of the principal amount of the note plus accrued interest to the date of redemption or repayment.

      We may at any time purchase notes, including those otherwise tendered for repayment by a holder, or holder’s duly authorized representative, pursuant to the Survivor’s Option described in the second succeeding paragraph, at any price or prices in the open market or otherwise. If we purchase the notes in this manner, we have the discretion to either hold, resell or surrender the notes to the Trustee for cancellation.

Conversion and Exchange

      The terms, if any, on which the notes will be convertible into or exchangeable for our common stock or other equity or debt securities, property, cash or obligations or a combination of any of the foregoing, will be summarized in the relevant prospectus supplement relating to the specific notes. The terms may include provisions for the conversion or exchange, either on a mandatory basis, at the option of the holder or at our option.

Survivor’s Option

      The “Survivor’s Option” is our agreement with the purchaser of a note to repurchase that note, if requested, upon the death of the purchaser occurring at least six months after the purchaser purchased the note. The prospectus supplement relating to any note will state whether the estate of the deceased holder of a beneficial interest in the note will have the Survivor’s Option; notes held for less than six months at the purchaser’s date of death are not eligible for repurchase by exercise of the Survivor’s Option.

      If the Survivor’s Option is exercised, we will repay any note, in whole or in part, that is properly tendered for repayment by or on behalf of the person that has authority to act on behalf of the deceased owner of the note, at a price equal to 100% of the principal amount of the beneficial interest of the deceased owner in the note plus accrued interest to the date of repayment.

      We have the discretionary right to limit the aggregate principal amount of notes as to which exercises of the Survivor’s Option shall be accepted from all holders in any calendar year to an amount equal to the greater of $1,000,000 or 1% of the outstanding principal amount of all notes outstanding as of the end of the most recent fiscal year. We also have the discretionary right to limit to $200,000 in any calendar year the aggregate principal amount of acceptances of exercise of the Survivor’s Option in such calendar year for any individual deceased holder. In addition, we will not permit the exercise of the Survivor’s Option for an amount less than $1,000 or that will result in a note with a principal amount of less than $1,000 to remain outstanding.

      Any note (or portion thereof) tendered pursuant to exercise of the Survivor’s Option may be withdrawn by a written request by the representative of the deceased owner received by the Trustee prior to its repayment. Each election to exercise the Survivor’s Option will be accepted in the order received by the Trustee, except for any note the acceptance of which would contravene the restrictions described above. Notes accepted for repayment pursuant to exercise of the Survivor’s Option normally will be repaid on the first interest payment date that occurs 20 or more calendar days after the date of the acceptance. If a note submitted for repayment pursuant to a valid exercise of the Survivor’s Option is not accepted, the applicable Trustee will deliver a notice by first-class mail to the registered holder, at its last known address as indicated in the note register, that states the reason the note has not been accepted for payment.

      Since the notes are represented by a global note, the Depository or its nominee is treated as the holder of the notes and will be the only entity that can exercise the Survivor’s Option for such notes. To obtain repayment pursuant to exercise of the Survivor’s Option for a note, the deceased holder’s authorized representative must provide the following to the broker or other entity through which the beneficial interest in the note is held by the deceased owner:

•	appropriate evidence satisfactory to the applicable Trustee that (a) the deceased was the owner of a beneficial interest in the note at the time of death and for at least six months prior to his or her death,

(b) the death of the beneficial owner has occurred and (c) the representative has authority to act on behalf of the deceased beneficial owner;

•	if the beneficial interest in the note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to the applicable Trustee from the nominee attesting to the deceased’s ownership of a beneficial interest in such note;

•	a written request for repayment signed by the representative of the decedent with signature guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

•	if applicable, a properly executed assignment or endorsement;

•	tax waivers and any other instruments or documents that the Trustee reasonably requires in order to establish the validity of the ownership of the notes and the claimant’s entitlement to payment; and

•	any additional information the Trustee requires to document ownership or authority to make the election and to cause the redemption of the notes.

      In turn, the broker or other entity will deliver each of these items to the Trustee, together with evidence satisfactory to the Trustee from the broker or other entity stating that it represents the deceased beneficial owner.

      We retain the right to limit the aggregate principal amount of notes as to which exercises of the Survivor’s Option will be accepted in any one calendar year as described above. All other questions regarding the eligibility or validity of any exercise of the Survivor’s Option will be determined by us, in our sole discretion, which determination will be final and binding on all parties.

      The death of a person owning a note in joint tenancy or tenancy by the entirety with another or others will be deemed the death of the holder of the note, and the entire principal amount of the note so held will be subject to repayment.

      The death of a person owning a note by tenancy in common will be deemed the death of a holder of a note only with respect to the deceased holder’s interest in the note so held by tenancy in common. However, if a note is held by husband and wife as tenants in common, the death of either will be deemed the death of the holder of the note, and the entire principal amount of the note so held will be subject to repayment.

      The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interests of ownership of a note, will be deemed the death of the holder of the note for purposes of this provision, regardless of the registered holder, if the beneficial interest can be established to the satisfaction of the applicable Trustee. The beneficial interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act, community property or other joint ownership arrangements between a husband and wife and trust arrangements where one person has substantially all of the beneficial ownership interest in the note during his or her lifetime.

      The broker or other entity will be responsible for disbursing payments received from the Trustee to the representative.

      Forms for the exercise of the Survivor’s Option may be obtained from Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, DE 19890; Corporate Trust Administration (302) 651-1000.

Subordination

      The subordinated notes are subordinated in right of payment to our Senior Indebtedness. The Subordinated Indenture basically defines “Senior Indebtedness” as any indebtedness for money borrowed, including all of our indebtedness for borrowed and purchased money, all of our obligations arising from off-balance sheet guarantees and direct credit substitutes and our obligations associated with derivative products such as interest and foreign exchange rate contracts and commodity contracts, that were outstanding on the date we executed the Subordinated Indenture, or were created, incurred or assumed after that date and all deferrals, renewals, extensions and refundings of that indebtedness or obligations unless the instrument creating or evidencing the indebtedness provides that the indebtedness is subordinate in right of payment to any of our other indebtedness. Our senior notes are Senior Indebtedness. Our outstanding 10% Junior Subordinated Debentures due 2029 and any other series of junior subordinated debentures will not be Senior Indebtedness.

      We will not be able to make any principal, premium or interest payments on the subordinated notes or repurchase our subordinated notes if there is a default or event of default on any Senior Indebtedness that is not remedied and we and the Trustee receive notice of this from the holders of at least 10% in principal amount of any kind or category of any Senior Indebtedness or the Trustee receives notice from us.

      If we repay any subordinated note before the required date or in connection with a distribution of our assets to creditors pursuant to a dissolution, winding up, liquidation or reorganization, any principal, premium or interest owing to holders of our Senior Indebtedness will be paid to those holders before any holders of Subordinated Indebtedness will be paid. In addition, if such amounts were previously paid to the holder of a subordinated note or the Trustee, the holders of senior notes will have first rights to such amounts previously paid.

      Until all Senior Indebtedness is repaid in full, the holders of subordinated notes will be subject to the rights of the holders of Senior Indebtedness to receive payments or distributions of our assets.

Sale or Issuance of Capital Stock of Principal Subsidiary Bank

      The Senior Indenture prohibits the issuance, sale or other disposition of capital stock, or securities convertible into or options, warrants or rights to acquire capital stock, of any Principal Subsidiary Bank (as defined below) or of any subsidiary which owns shares of capital stock, or securities convertible into or options, warrants or rights to acquire capital stock, of any Principal Subsidiary Bank, with the following exceptions:

•	sales of directors’ qualifying shares;

•	sales or other dispositions for fair market value, if, after giving effect to the disposition and to the conversion of any shares or securities convertible into capital stock of a Principal Subsidiary Bank, we would own at least 80% of each class of the capital stock of such Principal Subsidiary Bank;

•	sales or other dispositions made in compliance with an order of a court or regulatory authority of competent jurisdiction;

•	any sale by a Principal Subsidiary Bank of additional shares of its capital stock, securities convertible into shares of its capital stock, or options, warrants or rights to subscribe for or purchase shares of its capital stock, to its shareholders at any price, so long as before such sale we owned, directly or indirectly, securities of the same class and immediately after the sale, we owned, directly or indirectly, at least as great a percentage of each class of securities of the Principal Subsidiary Bank as we owned before such sale of additional securities; and

•	any issuance of shares of capital stock, or securities convertible into or options, warrants or rights to subscribe for or purchase shares of capital stock, of a Principal Subsidiary Bank or any subsidiary which owns shares of capital stock, or securities convertible into or options, warrants or rights to acquire capital stock, of any Principal Subsidiary Bank, to us or our wholly owned subsidiary.

      A Principal Subsidiary Bank is defined in the Senior Indenture as any of our banking subsidiaries with total assets equal to more than 10% of our total consolidated assets. At present, Downey Savings and Loan Association, F.A. is our only Principal Subsidiary Bank.

      There is no equivalent covenant in the Subordinated Indenture.

Waiver of Covenants

      The holders of a majority in principal amount of the notes affected that are outstanding under each of the Indentures may waive compliance with certain covenants or conditions of such Indentures.

Modification of the Indentures

      We and the applicable Trustee may modify each of the Senior and Subordinated Indentures with the consent of the holders of at least 66 2/3% of the aggregate principal amount of the notes at the time outstanding under that Indenture, voting as one class. However, we cannot modify either Indenture to extend the fixed maturity of, reduce the principal amount or redemption premium of, or reduce the rate of or extend the time of payment of interest on, any note without the consent of each noteholder. Furthermore, we cannot modify either Indenture to reduce the percentage of notes required to consent to modification without the consent of all holders of the notes outstanding under the Indenture.

      In addition, we and the Trustee may execute supplemental indentures in limited circumstances without the consent of any holders of outstanding notes.

Meetings and Action by Noteholders

      The Trustee may call a meeting in its discretion or upon request by us or the holders of at least 10% in principal amount of the notes, of any or all series, then outstanding under either Indenture upon the giving of notice.

Defaults and Rights of Acceleration

      The Senior Indenture defines an event of default as any one of the following events:

•	our failure to pay principal or premium when due on any notes;

•	our failure to pay interest on any notes, within 30 days after the interest becomes due;

•	our breach of any of our other covenants contained in the senior notes or the Senior Indenture that is not cured within 90 days after written notice to us by the Senior Trustee, or to us and the Senior Trustee by the holders of at least 25% in principal amount of all senior notes then outstanding under the Senior Indenture and affected thereby; and

•	certain events involving our bankruptcy, insolvency or liquidation.

      The Subordinated Indenture defines an event of default solely as our bankruptcy under Federal bankruptcy laws.

      If an event of default occurs and is continuing, either the Trustee or the holders of 25% in principal amount of the notes outstanding under the applicable Indenture may declare the principal amount of all such notes to be due and payable immediately. The holders of a majority in principal amount of the notes then outstanding under the applicable Indenture may annul the declaration of an event of default and waive past defaults.

      Payment of principal of the subordinated notes may not be accelerated in the case of a default in the payment of principal or any premium or interest or the performance of any other covenants under the Subordinated Indenture.

Collection of Indebtedness

      If we fail to pay principal or premium on the notes or if we are over 30 days late on an interest payment on the notes, the appropriate Trustee can demand that we pay to it, for the benefit of the noteholders under that Indenture, the amount which is due and payable on those notes including any interest incurred because of our failure to make that payment. If we fail to pay the required amount on demand, the Trustee may take appropriate action including instituting judicial proceedings for the collection of the sums due and unpaid.

      The holders of a majority in principal amount of the notes then outstanding under an Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under that Indenture. A Trustee, however, will be entitled to receive from the holders reasonable indemnity against expenses and liabilities.

      Periodically, we are required to file with the Trustees a certificate stating that we are not in default with any of the terms of the respective Indentures.

Notices

      We will provide noteholders any required notices by first-class mail to the addresses of the holders as they appear in the note register.

Concerning the Trustee

      We have from time to time maintained deposit accounts and conducted other banking transactions with Wilmington Trust Company and its affiliated entities in the ordinary course of business. Wilmington Trust Company also serves as trustee for a series of our outstanding indebtedness under the junior subordinated indenture and will serve as trustee for other indebtedness under the indentures discussed in this prospectus.

Registration and Settlement

      All of the notes that we offer will be issued in book-entry only form. See “Book-Entry Issuance.”

Registration, Transfer and Payment of Certificated Notes

      If we ever issue notes in certificated form, those notes may be presented for registration, transfer and payment at the office of the Registrar or at the office of any transfer agent designated and maintained by us. We have originally designated Wilmington Trust Company, Rodney Square North, 1100 North Market Square, Wilmington, DE 19890 to act in those capacities for both senior and subordinated notes. The Registrar or transfer agent will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange. At any time we may change transfer agents or approve a change in the location through which any transfer agent acts. We may also designate additional transfer agents for any notes at any time.

      We will not be required to (i) issue, exchange or register the transfer of any note for a period of 15 days before the selection of the notes to be redeemed; or (ii) exchange or register the transfer of any note that was selected for redemption, except the unredeemed portion of any note being redeemed in part.

      We will pay principal and any premium and interest on any certificated notes at the offices of the paying agents we may designate from time to time.

      Generally, we will pay interest on a note on any interest payment date to the person in whose name the note is registered at the close of business on the regular record date for that payment.

DESCRIPTION OF THE CAPITAL SECURITIES

      The following section describes the general terms and provisions of the capital securities to which any prospectus supplement may relate. The particular terms of the capital securities offered by a trust and the extent to which any of these general provisions do not apply to capital securities will be described in the prospectus supplement relating to the capital securities.

      In this prospectus, unless the context requires otherwise, we use the terms set forth below as follows:

•	the “Junior Subordinated Indenture” means the Junior Subordinated Indenture, dated as of July 23, 1999, between Downey and Wilmington Trust Company, as trustee (the “Indenture Trustee”), under which the junior subordinated debentures will be issued;

•	the “Trust Agreement” means the Amended and Restated Trust Agreement relating to each trust to be entered into by Downey, as Depositor, Wilmington Trust Company, as property trustee (the “Property Trustee”), Wilmington Trust Company, as Delaware trustee (the “Delaware Trustee”), and the administrative trustees (the “Administrative Trustees”) named therein (collectively, with the Property Trustee and Delaware Trustee, the “Issuer Trustees”); and

•	the “Guarantee Agreement” means the capital securities guarantee agreement relating to the capital securities to be entered into by Downey and Wilmington Trust Company, as guarantee trustee (the “Guarantee Trustee”).

      The capital securities and the common securities will be issued under the terms of the Trust Agreement. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Administrative Trustees will be officers of Downey.

      The Property Trustee is the independent trustee whose sole responsibility is to fulfill the obligations specified in the Trust Indenture Act and the Trust Agreement. The terms of the capital securities will include those stated in the Trust Agreement and those made part of the Trust Agreement by the Trust Indenture Act. We do not purport to represent that this summary of terms and provisions of the capital securities and the Trust Agreement is complete. It is qualified in its entirety by reference to all the provisions of the Trust Agreement, including the definitions of terms in the Trust Agreement, and the Trust Indenture Act. Wherever particular defined terms of the Trust Agreement are referred to in this prospectus, the defined terms are incorporated in this prospectus. As used under this caption “Description of the Capital Securities,” all references to “Downey” mean Downey Financial Corp. excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries. The form of the Trust Agreement has been filed as an exhibit to the registration statement, together with all amendments and exhibits thereto (the “Registration Statement”), of which this prospectus forms a part, and copies of the Trust Agreement may be obtained as described under “Where You Can Find More Information.”

General

      Under the terms of the Trust Agreement, the Administrative Trustees on behalf of a trust will issue the capital securities and the common securities, which we refer to collectively as the “Trust Securities.” The capital securities will represent undivided beneficial interests in the assets of the trust. The holders of the capital securities will be entitled to a preference in some circumstances with respect to Distributions, as defined below, and amounts payable on redemption or liquidation over the common securities of the trust, which will be held by Downey, as well as other benefits as described in the Trust Agreement.

      The capital securities will rank equally in right of payment with, and payments will be made thereon pro rata with, the common securities of the trust, except as described below under “— Subordination of Common Securities.” Legal title to the junior subordinated debentures will be held by the Property Trustee in trust for the benefit of the holders of the Trust Securities. The Guarantee Agreement executed by Downey for the benefit of the holders of the capital securities will be a guarantee on a subordinated basis and will not guarantee payment of Distributions or amounts payable on redemption of the capital securities or on liquidation of the capital securities if the trust does not have funds on hand available to make these payments. See “Description of Guarantee.”

Distributions

      Payment of Distributions. Holders of the capital securities will be entitled to receive cumulative cash distributions accruing from the date of original issuance and payable periodically in arrears, on the date specified in the relevant prospectus supplement, unless there is a deferral as described below. These payments, which we refer to as “Distributions,” will commence at a specified annual rate or rate determined on the basis of a method set forth in the relevant prospectus supplement based on the Liquidation Amount per capital security on the date and in the amount specified in the prospectus supplement. Each date on which Distributions are payable is referred to as a “Distribution Date.” The amount of each Distribution due with respect to the capital securities will include amounts accrued to but excluding the Distribution Date. The distribution payable on any Distribution Date will be payable to registered holders of the capital securities at the close of business on the immediately preceding regular record date, which will be the 15th day, whether or not a Business Day, immediately preceding the Distribution Date.

      The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months, unless otherwise stated in any prospectus supplement. For any partial period, Distributions will be computed on the basis of the actual number of days elapsed in a 30-day month. If any date on which Distributions are payable on the capital securities is not a Business Day, then payment of the Distributions payable on that date will be made on the next Business Day, and without any interest or other payment in respect of that delay, with the same force and effect as if made on the date the payment was originally payable.

      A “Business Day,” with respect to the capital securities, shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed.

      The funds of the trust available for distribution to holders of its capital securities will be limited to payments by Downey under the junior subordinated debentures in which the trust will invest the proceeds from the issuance and sale of its capital securities. For further information, see “Description of Junior Subordinated Debentures.” If Downey does not make interest payments on the junior subordinated debentures, the Property Trustee will not have funds available to pay Distributions on the capital securities. The payment of Distributions, if and to the extent the trust has funds available for the payment of Distributions, will be guaranteed on a subordinated basis by Downey. For a more complete discussion of Downey’s guarantee, see “Description of Guarantee.”

      Extension Period. Unless otherwise stated in the relevant prospectus supplement, so long as no Debenture Event of Default, as defined below, has occurred and is continuing, Downey will have the right under the Junior Subordinated Indenture to defer the payment of interest on the junior subordinated debentures at any time and from time to time for a number of consecutive interest periods specified in the prospectus supplement (each, an “Extension Period”). However, no Extension Period may extend beyond the Stated Maturity, as defined below, of the junior subordinated debentures or end on any date other than an interest payment date for the junior subordinated debentures. As a consequence of that election, the trust will defer periodic Distributions on the capital securities during any Extension Period. During an Extension Period, interest on the junior subordinated debentures will continue to accrue and Distributions on the capital securities will continue to accumulate in each case with interest thereon to the extent permitted by law, compounded, at the rate per annum and frequency set forth in the prospectus supplement. Because interest will continue to accrue during an Extension Period, holders of capital securities will be required to accrue interest income for United States federal income tax purposes. The term “Distributions” as used in the captions entitled “Description of the Capital Securities,” “Description of Junior Subordinated Debentures,” and “Description of Guarantee” shall include interest on the deferred Distributions and any other Additional Amounts, as defined below.

      During any Extension Period, Downey may not itself and shall not allow any of its subsidiaries to:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of Downey’s capital stock, which includes common and preferred stock;

•	make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of Downey that rank on a parity with or junior to the junior subordinated debentures in right of payment;

•	redeem, purchase or acquire less than all of the junior subordinated debentures or the capital securities; or

•	make any guarantee payments with respect to any guarantee by Downey of the debt securities of any subsidiary of Downey if the guarantee ranks on parity with or junior to the junior subordinated debentures in right of payment.

      Notwithstanding the foregoing, during an Extension Period Downey and its subsidiaries will be allowed to make:

•	any dividend in a form of stock, warrants, options or other rights where the dividend or the stock issuable upon the exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks on a parity with or junior to that stock in right of payment;

•	any declaration of a dividend in connection with the implementation of a stockholders’ rights plan or the issuance of stock under any stockholders’ rights plan in the future, or the redemption or repurchase of any rights pursuant thereto;

•	payments under the related Guarantee Agreement; and

•	purchases of common stock related to the issuance of common stock or rights under any of Downey’s benefit plans for its directors, officers or employees.

      Before the termination of any Extension Period, Downey may further extend the Extension Period, provided that the Extension Period does not extend beyond the Stated Maturity.

      If Downey shortens the Stated Maturity of the junior subordinated debentures as described below under “Description of Junior Subordinated Debentures — General” at any time while an Extension Period is in effect, and if the Stated Maturity, as so shortened, would end before the last day of the Extension Period, the Extension Period will be deemed to end on the Stated Maturity. If the junior subordinated debentures are called for redemption on any date before the end of an Extension Period, the Extension Period will be deemed to end on that Redemption Date, as defined below, as to all of the capital securities.

      Upon the termination of any Extension Period and the payment of all amounts then due, and so long as no Debenture Event of Default has occurred and is continuing, Downey may elect to begin a new Extension Period. Each Extension Period must end on a Distribution Date, and all deferred Distributions will be payable on that Distribution Date to the persons in whose names the capital securities are registered at the close of business on the immediately preceding record date.

      The Administrative Trustees will give notice of Downey’s election to begin or extend an Extension Period to the holders of the capital securities as described below under “Description of Junior Subordinated Debentures — Option to Defer Interest Payments.”

      Except as described above, there is no limitation on the number of times that Downey may elect to begin an Extension Period. Downey must give the Issuer Trustees notice of its election of any Extension Period at least one Business Day before the earlier of:

•	the date the Distributions on the capital securities would have been payable but for the election to begin or extend the Extension Period,

•	the date the Administrative Trustees are required to give notice to the New York Stock Exchange or any applicable stock exchange or automated quotation system on which the capital securities are then listed or quoted or to holders of the capital securities of the record date, or

•	the date the Distributions are payable, but, in any event not less than one Business Day before the applicable record date.

Redemption

      Upon the repayment or redemption at any time, in whole or in part, of any junior subordinated debentures, the proceeds from the repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount, as defined below, of the Trust Securities. The Property Trustee will redeem the Trust Securities upon not less than 30 nor more than 60 days’ notice of a date of redemption (the “Redemption Date”), at the Redemption Price, as defined below. For a more complete discussion of the redemption procedures for the junior subordinated debentures, see “Description of Junior Subordinated Debentures — Redemption.”

      If less than all of the junior subordinated debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from the repayment or redemption shall be allocated to the redemption of the capital securities and common securities pro rata, except as described below under “— Events of Default; Notice.”

      The junior subordinated debentures will provide the terms, which will be set forth in the relevant prospectus supplement, upon which Downey can redeem the junior subordinated debentures at its option, and will specify, except with respect to specific events, a date prior to which Downey will not be allowed to redeem the junior subordinated debentures, and after which Downey will have the right to redeem the junior subordinated debentures, in whole or in part.

      Except as otherwise specified in the relevant prospectus supplement, on the occurrence of a Tax Event, Investment Company Event or a Capital Treatment Event, Downey will have the option to redeem the junior subordinated debentures held by the trust, in whole but not in part, at any time within 90 days thereafter.

      If a Tax Event, Capital Treatment Event or an Investment Company Event has occurred and is continuing and Downey does not elect to redeem the junior subordinated debentures and thereby cause a mandatory redemption of the Trust Securities, the Trust Securities will remain outstanding and, in the case of a Tax Event, Downey will be obligated to pay Additional Sums, as defined below, if any, on the junior subordinated debentures.

      Additionally, if a Tax Event, Capital Treatment Event or an Investment Company Event has occurred and is continuing and Downey does not elect to liquidate the trust and cause the junior subordinated debentures to be distributed to holders of the Trust Securities in liquidation of the trust as described below, then the Trust Securities will remain outstanding and, in the case of a Tax Event, Downey will be obligated to pay Additional Sums, if any, on the junior subordinated debentures.

      A “Tax Event” means the receipt by Downey and the trust of an opinion of nationally recognized independent tax counsel, which may include outside counsel to Downey for this offering, experienced in these matters to the effect that as a result of:

•	any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or

•	any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations,

which amendment or change is effective or which prospective change, action, pronouncement or decision is announced on or after the original issuance date of the capital securities, there is more than an insubstantial risk that:

•	the trust is, or will be within 90 days of the date of the opinion, subject to United States federal income tax with respect to income received or accrued on the junior subordinated debentures;

•	interest payable by Downey on the junior subordinated debentures is not, or within 90 days of the date of the opinion will not be, deductible by Downey, in whole or in part, for United States federal income tax purposes; or

•	the trust is, or will be within 90 days of the date of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

      An “Investment Company Event” means the receipt by Downey and the trust of an opinion of nationally recognized independent counsel, which may include outside counsel to Downey for this offering, experienced in these matters to the effect that, as the result of any change in law or regulation or any written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, which change is effective or which written change is announced on or after the original issuance date of the capital securities, there is more than an insubstantial risk that the trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended.

      A “Capital Treatment Event” means the receipt by Downey and the trust of an opinion of nationally recognized independent counsel, which may include outside counsel to Downey for this offering, experienced in these matters to the effect that, as a result of any amendment to, or change, including any announced prospective change, in the laws or any regulations thereunder of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which prospective change, pronouncement, action or decision is announced on or after the original issuance date of the capital securities, there is more than an insubstantial risk that:

•	Downey will not be entitled to treat the capital securities, or any substantial portion thereof, as “tier 1 capital,” or the then equivalent thereof, for purposes of the capital adequacy guidelines of the primary federal regulator of Downey, as then in effect and applicable to Downey, in which case the legal opinion shall also state that Downey is subject to those holding company capital adequacy guidelines; or

•	the Bank will not be entitled to treat the net proceeds from the sale of the junior subordinated debentures that are invested in the Bank, or any substantial portion thereof, as “tier 1 capital,” or the then equivalent thereof, for purposes of the capital adequacy guidelines of the primary federal regulator of the Bank, as then in effect and applicable to the Bank, assuming for this purpose that at least 50% of the net proceeds are invested in the Bank by Downey in the form of a capital contribution or through the purchase of the common stock of the Bank.

      “Additional Sums” means the additional amounts as may be necessary in order that the amount of Distributions including any Additional Amounts, as defined below, due and paid or payable by the trust on the outstanding Trust Securities shall not be reduced as a result of any additional taxes, duties and other governmental charges to which the trust has become subject as a result of a Tax Event.

      “Additional Amounts” means, with respect to the Trust Securities of a given liquidation amount and for a given period, the amount of Additional Interest, as defined below, paid or payable by Downey on a Like Amount of junior subordinated debentures for such period.

      “Additional Interest” means the interest, if any, that shall accrue on any interest on the junior subordinated debentures the payment of which has not been made on the applicable Interest Payment Date, as defined below under “Description of Junior Subordinated Debentures,” or other date when due, including without limitation any interest which is deferred as the result of an Extension Period, and which shall accrue at the rate per annum specified or determined as specified in the junior subordinated debentures.

      “Like Amount” means:

•	With respect to a redemption of Trust Securities, Trust Securities having a Liquidation Amount equal to the principal amount of the junior subordinated debentures to be contemporaneously redeemed, allocated pro rata to the common securities and the capital securities based upon the relative Liquidation Amounts of the outstanding capital securities and common securities, subject to the preferential rights of the capital securities if a Debenture Event of Default has occurred and is continuing; and

•	With respect to a distribution of junior subordinated debentures to holders of Trust Securities in connection with a dissolution or liquidation of the trust, junior subordinated debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such junior subordinated debentures are distributed.

      “Liquidation Amount” means the amount per Trust Security stated in the prospectus supplement.

      “Redemption Price” means, with respect to any Trust Security, the Liquidation Amount of such Trust Security, plus accumulated and unpaid Distributions to the Redemption Date.

Redemption Procedures

      The trust shall redeem capital securities on each Redemption Date at the Redemption Price. The trust shall pay the Redemption Price with the applicable proceeds from the contemporaneous redemption of the junior subordinated debentures. The trust shall redeem the capital securities and pay the Redemption Price on each Redemption Date only to the extent that the trust has funds on hand for the payment of the Redemption Price. For a description of factors affecting the redemption of the Trust Securities, see “— Subordination of Common Securities” and “Description of Guarantee.” The trust may not redeem fewer than all of the outstanding Trust Securities unless it has paid all accumulated and unpaid Distributions on all Trust Securities for all periodic distribution periods terminating on or before the relevant Redemption Date.

      If the trust gives a notice of redemption in respect of the capital securities, then, by 12:00 noon, Eastern time, on the Redemption Date, to the extent funds are available, the Property Trustee will irrevocably deposit with the Depository funds sufficient to pay the aggregate Redemption Price and will give the Depository irrevocable instructions and authority to pay the Redemption Price to the holders of the capital securities. For a description of the Depository procedures, see “Book-Entry Issuance.” With respect to Trust Securities not held in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for those Trust Securities, by 12:00 noon, Eastern time, on the Redemption Date, funds sufficient to pay the aggregate Redemption Price and will give the paying agent irrevocable instructions and authority to pay the Redemption Price to the holders of the Trust Securities upon their surrender of the certificates evidencing the Trust Securities.

      Notwithstanding the foregoing, Distributions payable on any Distribution Date falling on or before the Redemption Date shall be payable to the registered holders of the capital securities at the close of business on the relevant record dates for the related Distribution Dates. Thus, if a Redemption Date falls on a Distribution Date, the Distribution payable on that date will be paid to the person who was the holder of record on the relevant record date. If the trust has given notice of redemption and the Property Trustee has deposited funds as required, then upon the date that the Property Trustee makes the deposit, all of the rights of the holders of the capital securities to be redeemed will cease except as follows and those capital securities will cease to be outstanding. The only right a holder of capital securities to be redeemed will still have is the right to receive the applicable Redemption Price, and any Distributions payable on or before the Redemption Date, but without interest for any period from and after the Redemption Date. If any date fixed for redemption of the capital securities is not a Business Day, then the trust will pay the Redemption Price payable on that date on the next succeeding Business Day, and without any interest or other payment in respect of any delay. If the trust or Downey, under the terms of the Guarantee Agreement, improperly withholds or refuses payment of the Redemption Price in respect of capital securities called for redemption, Distributions on the capital securities will continue to accrue, at the then applicable rate, from the Redemption Date originally established by the trust for the capital securities to the date the Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price. For a discussion of Downey’s obligations under the Guarantee Agreement, see “Description of Guarantee.”

      If allowed under applicable law, including, without limitation, United States federal securities law, and further provided that Downey is not then exercising its rights to defer interest payments on the junior subordinated debentures, Downey or its subsidiaries, other than the trust, may at any time and from time to time purchase outstanding capital securities by tender, in the open market or by private agreement.

      If less than all of the outstanding Trust Securities issued by the trust are to be redeemed on a Redemption Date, then the aggregate Redemption Price for the Trust Securities to be redeemed shall be allocated pro rata to the capital securities and common securities based upon the relative Liquidation Amounts of the capital securities and common securities then outstanding. The particular capital securities to be redeemed shall be selected not more than 60 days before the Redemption Date by the Property Trustee from the outstanding capital securities not previously called for redemption, by a method that the Property Trustee deems fair and appropriate and which may provide for the selection for redemption of portions, equal to the amount set forth in the relevant prospectus supplement. The Property Trustee shall promptly notify the Securities Registrar in writing of the capital securities selected for redemption and, in the case of any capital securities selected for partial redemption, the Liquidation Amount to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of capital securities shall relate to the portion of the aggregate Liquidation Amount of capital securities which has been or is to be redeemed.

      In the event of any redemption, neither the trust nor the Property Trustee shall be required to:

•	issue, register the transfer of or exchange capital securities during a period beginning at the opening of business 15 days before the date of mailing of a notice of redemption of any capital securities called for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer or exchange any capital securities so selected for redemption, except, in the case of any capital securities being redeemed in part, any portion of the capital securities not to be redeemed.

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Trust Securities to be redeemed at the holder’s registered address. Unless Downey defaults in payment of the Redemption Price on the junior subordinated debentures, on and after the Redemption Date interest will cease to accrue on the junior subordinated debentures or portions of the junior subordinated debentures called for redemption and, unless payment of the Redemption Price in respect of the capital securities is withheld or refused and not paid either by the trust or Downey as required by the Guarantee Agreement, Distributions will cease to accumulate on the capital securities or portions of the capital securities called for redemption.

Subordination of Common Securities

      Payment of Distributions on, and the Redemption Price of, the capital securities and common securities shall be made pro rata based on the Liquidation Amounts of the outstanding capital securities and common securities. However, no payment of any Distribution, including Additional Amounts, if applicable, on, or applicable Redemption Price of, any of the common securities, and no other payment on account of the redemption, liquidation or other acquisition of the common securities, shall be made if:

•	a Debenture Event of Default shall have occurred and be continuing as a result of any failure by Downey to pay any amounts in respect of the junior subordinated debentures when due; or

•	the trust is dissolved or liquidated and funds held by the trust are insufficient to pay in full the aggregate Liquidation Amount, plus accrued and unpaid Distributions, payable on the Trust Securities or, in the event of the distribution of junior subordinated debentures to holders of capital securities upon such dissolution or liquidation, the holders of capital securities do not receive the full amount of junior subordinated debentures to which they are entitled.

      The payments with respect to the common securities will be allowed, however, if:

•	payment in full in cash of all accumulated and unpaid Distributions, including Additional Amounts, if applicable, on all of the outstanding capital securities for all Distribution periods terminating on or prior thereto, and in the case of payment of the applicable Redemption Price, the full payment in cash of the Redemption Price on all of the outstanding capital securities then called for redemption, shall have been made or provided for; or

•	the trust is dissolved or liquidated and the full Liquidation Amount on all outstanding capital securities plus accumulated and unpaid Distributions thereon shall have been made or duly provided for in cash or, in the event of the distribution of junior subordinated debentures to holders of capital securities upon the dissolution or liquidation, the distribution to each holder of capital securities of the junior subordinated debentures to which such holder is entitled shall have been made or duly provided for.

      All funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or the Redemption Price or Liquidation Amount, plus accrued and unpaid Distributions, of the capital securities then due and payable, including Additional Amounts, if applicable, or, in the event of the distribution of junior subordinated debentures upon dissolution or liquidation of the trust, the junior subordinated debentures available to the Property Trustee shall first be distributed to holders of capital securities.

      In the case of any Event of Default under the Trust Agreement resulting from a Debenture Event of Default, Downey as holder of the common securities will be deemed to have waived any right to act with respect to the Event of Default until all Events of Default with respect to the capital securities have been cured, waived or otherwise eliminated. Until all Events of Default with respect to the capital securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the capital securities and not on behalf of Downey as holder of the common securities and only the holders of the capital securities will have the right to direct the Property Trustee to act on their behalf.

Liquidation Distribution Upon Dissolution

      The amount payable on the Trust Securities if the trust is liquidated or dissolved is the amount stated in the prospectus supplement for each Trust Security plus accumulated and unpaid Distributions thereon to the date of payment. Downey has the right to make the payment to holders of the Trust Securities by distributing a Like Amount of the junior subordinated debentures to them as described below.

      Downey will have the right, at any time before the 30th day before the Stated Maturity, to dissolve the trust and cause a Like Amount of the junior subordinated debentures to be distributed to holders of the Trust Securities. Before exercising this right, Downey must receive approval of the Federal Reserve or OTS, if then required under applicable capital guidelines or policies of the Federal Reserve or OTS, and an opinion of nationally recognized independent tax counsel, which may include outside counsel to Downey for this offering, experienced in these matters to the effect that the holders of the Trust Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the dissolution of the trust and distribution of the junior subordinated debentures and will be subject to federal income tax with respect to the junior subordinated debentures on the same amounts, in the same manner and at the same times as would have been the case if the holders had remained holders of Trust Securities. Downey might exercise its right to dissolve the trust under circumstances where a Tax Event, a Capital Treatment Event, an Investment Company Event or other undesirable event could be avoided simply by dissolving the trust and causing the junior subordinated debentures to be distributed to the holders of the Trust Securities.

      In addition, under the terms of the Trust Agreement, the trust shall automatically dissolve upon expiration of its term and shall earlier dissolve on the first to occur of:

•	specific events of bankruptcy, dissolution or liquidation of Downey or any other holder of the common securities;

•	the distribution of a Like Amount of the junior subordinated debentures to the holders of its Trust Securities, if Downey, as Depositor, has delivered written direction to the Property Trustee to terminate the trust, which direction is optional and wholly within the discretion of Downey, as Depositor, so long as Downey has received an opinion of nationally recognized independent tax counsel, which may include outside counsel to Downey for this offering, experienced in these matters to the effect that the holders of the Trust Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the dissolution of the trust and the distribution of the junior subordinated debentures and will be subject to federal income tax with respect to the junior subordinated debentures on the same amounts, in the same manner and at the same times as would have been the case if the holders had remained holders of Trust Securities;

•	redemption of all of the capital securities as described under “— Redemption;” or

•	the entry of an order for the dissolution of the trust, Downey or any other holder of the common securities by a court of competent jurisdiction.

      If an early dissolution occurs as described above, the Issuer Trustees shall liquidate the trust as expeditiously as the Issuer Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the trust as provided by applicable law, to the holders of the Trust Securities a Like Amount of the junior subordinated debentures. However, if this distribution is determined by the Property Trustee not to be practical, the holders will be entitled to receive out of the assets of the trust available for distribution to holders, after satisfaction of liabilities to creditors of the trust as provided by applicable law, an amount equal to the aggregate of the Liquidation Amount plus accrued and unpaid Distributions thereon to the date of payment. The amount due and payable upon liquidation of the trust, whether payable in cash or out of the assets of the trust, is called the “Liquidation Distribution.” If the Liquidation Distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the trust on the capital securities shall be paid on a pro rata basis, based upon Liquidation Amounts. Downey, as the holder of the common securities, will be entitled to receive distributions upon the trust’s liquidation pro rata with the holders of the capital securities, except that if a Debenture Event of Default has occurred and is continuing as a result of any failure by Downey to pay any amounts due in respect of the junior subordinated debentures when due or if funds available to the trust are insufficient to pay in full the Liquidation Distribution on all of the outstanding capital securities, the capital securities shall have a priority over the common securities to the extent described above under “— Subordination of Common Securities.”

      After the liquidation date fixed for any distribution of junior subordinated debentures for Trust Securities, the following will happen:

•	the Trust Securities will no longer be deemed to be outstanding;

•	certificates representing a Like Amount of junior subordinated debentures will be issued to holders of Trust Securities certificates, upon surrender of such certificates to the Administrative Trustees or their agent for exchange;

•	any Trust Securities certificates not so surrendered for exchange will be deemed to represent a Like Amount of junior subordinated debentures, accruing interest from the last Distribution Date on which a Distribution was made on the Trust Securities certificates until the certificates are surrendered for exchange as described above; and

•	all rights of securityholders holding Trust Securities will cease, except the right of the securityholders to receive a Like Amount of junior subordinated debentures upon surrender of Trust Securities certificates and to receive accrued and unpaid interest on the junior subordinated debentures.

      We can give no assurance as to the market prices for the junior subordinated debentures that may be distributed in exchange for the capital securities if a dissolution and liquidation of the trust were to occur. Accordingly, the junior subordinated debentures that holders of capital securities may receive on dissolution and liquidation of the trust may trade at a discount to the price paid to purchase the capital securities offered by this prospectus.

      If Downey elects to dissolve the trust and thereby causes the junior subordinated debentures to be distributed to holders of the capital securities in liquidation of the trust, Downey shall continue to have the right to shorten the maturity of the junior subordinated debentures, subject to a number of conditions which are discussed under “Description of Junior Subordinated Debentures — General.”

Events of Default; Notice

      Any one of the following events or other events specified in the relevant prospectus supplement that has occurred and is continuing constitutes an “Event of Default” under the Trust Agreement with respect to the capital securities, regardless of the reason for the Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or by any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

1. the occurrence of a Debenture Event of Default (see “Description of Junior Subordinated Debentures — Debenture Events of Default”);

2. default by the trust in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days;

3. default by the trust in the payment of any Redemption Price of any Trust Security when it becomes due and payable;

4. default in the performance, or breach, in any material respect, of any covenant or warranty of any of the Issuer Trustees in the Trust Agreement (other than a default or breach in the performance of a covenant or warranty which is addressed in clause 2 or 3 above), and continuation of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the defaulting Issuer Trustee and the trust by the holders of at least 25% in aggregate Liquidation Amount of the outstanding capital securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Trust Agreement; or

5. the occurrence of specific events of bankruptcy or insolvency with respect to the Property Trustee.

      Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of the Event of Default to the holders of the capital securities, the Administrative Trustees and Downey, as Depositor, unless the Event of Default shall have been cured or waived. Downey, as Depositor, and the Administrative Trustees will be required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

      If a Debenture Event of Default has occurred and is continuing as a result of any failure by Downey to pay any amounts in respect of the junior subordinated debentures when due, the capital securities shall have a preference over the common securities as described under “— Subordination of Common Securities” and “— Liquidation Distribution Upon Dissolution.” Upon a Debenture Event of Default, either the Indenture Trustee or the holders of not less than 25% in aggregate principal amount of the junior subordinated debentures then outstanding may declare all of the junior subordinated debentures to be due and payable immediately by giving notice in writing to Downey.

      If the Indenture Trustee or the holders of not less than 25% in principal amount of the outstanding junior subordinated debentures fail to declare the principal of all of the junior subordinated debentures due and payable upon a Debenture Event of Default, the holders of at least 25% in Liquidation Amount of the capital securities then outstanding shall have the right to declare the principal amount of the junior subordinated debentures immediately due and payable. In either event, payment of principal and interest on the junior subordinated debentures shall remain subordinated to the extent provided in the Indenture.

      In addition, holders of the capital securities have the right in specific circumstances to bring a Direct Action, as defined below and discussed under “Description of Junior Subordinated Debentures — Enforcement of Specified Rights by Holders of Capital Securities.”

      The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures may rescind and annul the declaration and its consequences if all defaults, other than the non-payment of the principal and interest of the junior subordinated debentures which has become due solely by the acceleration, have been cured or waived as provided in the Junior Subordinated Indenture and a sum sufficient to pay all overdue installments of interest, including any Additional Interest, and principal due otherwise than by acceleration has been deposited with the Indenture Trustee. The holders of a majority in aggregate Liquidation Amount of the capital securities may similarly waive any past default under the Indenture, except a default in the payment of principal or interest, unless the default has been cured or waived and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Indenture Trustee, or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debenture.

Removal of Trustees

      Unless an Event of Default shall have occurred and be continuing, Downey as the holder of the common securities may remove at any time any of the Property Trustee, the Delaware Trustee or the Administrative Trustees. If an Event of Default has occurred and is continuing, the holders of a majority in Liquidation Amount of the outstanding capital securities may remove the Property Trustee or the Delaware Trustee or both of them. In no event will the holders of the capital securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in Downey as the holder of the common securities. No resignation or removal of an Issuer Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee has been made in compliance with the provisions of the Trust Agreement.

Co-Trustees and Separate Property Trustee

      Unless an Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property may at the time be located, Downey, as the holder of the common securities, and the Administrative Trustees by agreed action of the majority of the Administrative Trustees shall have the power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of the Trust Property, or to act as separate trustee of any Trust Property, in either case with the powers as may be provided in the instrument of appointment, and to vest in the person or persons in that capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. If Downey does not join in the appointment within 15 days of the receipt by it of a request to do so, or in case an Event of Default has occurred and is continuing, the Property Trustee alone shall have power to make the appointment.

Merger or Consolidation of Issuer Trustees

      Any Person, as defined in the Trust Agreement, into which the Property Trustee or the Delaware Trustee may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Property Trustee or Delaware Trustee shall be a party, or any Person succeeding to all or substantially all the corporate trust business of the Property Trustee or Delaware Trustee, shall be the successor of the Property Trustee or Delaware Trustee, as the case may be, under the Trust Agreement, provided the Person shall be otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

      The trust may not merge with or into, consolidate, amalgamate or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person, except as described below or otherwise in the relevant prospectus supplement. The trust may, at the request of Downey, with the consent of the Administrative Trustees and without the consent of the holders of the capital securities, merge with or into, consolidate, amalgamate or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to a trust organized under the laws of any state. Downey will only be allowed to make this request if:

•	the successor trust either (a) expressly assumes all of the obligations of the trust with respect to the Trust Securities or (b) substitutes for the Trust Securities other securities having substantially the same terms as the common securities (the “Successor Common Securities”) and the capital securities (the “Successor Capital Securities”) so long as the Successor Common Securities are subordinated in right of payment to the Successor Capital Securities to the same extent and in the same manner as the common securities are subordinated in right of payment to the capital securities;

•	Downey expressly appoints a trustee of the successor trust possessing the same powers and duties as the Property Trustee as the holder of the junior subordinated debentures;

•	the Successor Capital Securities are listed, or any Successor Capital Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the capital securities are then listed, if any;

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the capital securities or the Successor Capital Securities, as the case may be, to be downgraded by any nationally recognized statistical rating organization which gives ratings to the capital securities or the Successor Capital Securities, as the case may be;

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the capital securities or the Successor Capital Securities, as the case may be, in any material respect;

•	the successor trust has a purpose identical to that of the trust;

•	before the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, Downey has received an opinion from nationally recognized independent counsel, which may include outside counsel to Downey for this offering, experienced in the following matters to the effect that:

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of holders of the capital securities or the Successor Capital Securities, as the case may be, in any material respect; and

•	following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the trust nor any successor trust will be required to register as an investment company under the Investment Company Act or will be classified as other than a grantor trust for United States federal income tax purposes; and

•	Downey or any permitted successor or assignee owns all of the Successor Common Securities of the successor and guarantees the obligations of the successor trust under the Successor Capital Securities at least to the extent provided by the Guarantee Agreement and under the Successor Common Securities at least to the extent provided by Downey’s guarantee of the common securities.

      Notwithstanding the foregoing, the trust shall not, except with the consent of holders of 100% in Liquidation Amount of the outstanding capital securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any other Person or permit any other Person to consolidate, amalgamate, merge with or into, or replace it if the consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of the Trust Agreement

      Except as provided below and under “— Removal of Trustees” and “Description of Guarantee — Amendments and Assignment” and as otherwise required by law and the Trust Agreement, the holders of the capital securities will have no voting rights.

      The Trust Agreement may be amended from time to time by Downey, the Property Trustee and the Administrative Trustees, without the consent of holders of the Trust Securities, if the Trust Agreement is being amended to:

1. cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement, which shall not be inconsistent with the other provisions of the Trust Agreement; or

2. modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that the trust will not be required to register as an “investment company” under the Investment Company Act.

      In the case of clause 1 above, the amendment will only be allowed if the action shall not adversely affect in any material respect the interests of any holder of Trust Securities, and any amendments of the Trust Agreement shall become effective when notice of the amendments are given to the holders of the Trust Securities.

      In other cases, the Trust Agreement may be amended by the Administrative Trustees and the Property Trustee with:

•	the consent of holders representing not less than a majority of the aggregate Liquidation Amount of the outstanding Trust Securities; and

•	the receipt by the Issuer Trustees of an opinion of nationally recognized independent counsel, which may include outside counsel to Downey for this offering, experienced in these matters to the effect that the amendment or the exercise of any power granted to the Issuer Trustees in compliance with the terms of the amendment will not affect the trust’s status as a grantor trust for United States federal income tax purposes or the trust’s exemption from registration as an investment company under the Investment Company Act.

      However, the Trust Agreement may only be amended with the unanimous consent of each holder of Trust Securities, if it is being amended to:

•	change the amount or timing of any Distribution on the Trust Securities, or the amount or timing of any payment of the Redemption Price of, or the amount or timing of any payment or distribution of funds or property, including junior subordinated debentures, payable or distributable upon liquidation or dissolution of the trust or otherwise adversely affect the amount or change the time of any Distribution required to be made in respect of the Trust Securities or the amount of funds or property, including junior subordinated debentures, required to be paid or distributed in respect of the Trust Securities; or

•	restrict the right of a holder of Trust Securities to institute suit for the enforcement of any of the foregoing payments on or after the date it is due.

      So long as any junior subordinated debentures are held by the Property Trustee, the Issuer Trustees shall not:

•	direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or execute any trust or power conferred on the Indenture Trustee or the Property Trustee with respect to the junior subordinated debentures;

•	waive any past default that is waivable under the Junior Subordinated Indenture;

•	exercise any right to rescind or annul a declaration that the principal of and interest on all the junior subordinated debentures shall be due and payable; or

•	consent to any amendment, modification or termination of the Junior Subordinated Indenture or the junior subordinated debentures, where their consent shall be required,

without, in each case, obtaining the prior approval of the holders of a majority in aggregate Liquidation Amount of all outstanding capital securities; provided, however, that where a consent under the Indenture would require the consent of each holder of junior subordinated debentures affected thereby, no consent shall be given by the Property Trustee without the prior consent of each holder of the outstanding capital securities.

      The Issuer Trustees shall not revoke any action previously authorized or approved by vote of the holders of the capital securities except by subsequent vote of the holders of the capital securities. The Property Trustee shall notify each holder of capital securities of any notice of default with respect to the junior subordinated debentures. In addition to obtaining the foregoing approvals of the holders of the capital securities, before taking any of the foregoing actions, the Issuer Trustees shall obtain an opinion of nationally recognized independent counsel, which may include outside counsel to Downey for this offering, experienced in these matters to the effect that the trust will not be classified as other than a grantor trust for United States federal income tax purposes on account of that action.

      Any required approval from holders of the capital securities may be given at a meeting of the holders convened for that purpose or may be given by written consent. The Property Trustee will cause a notice of any meeting at which holders of the capital securities are entitled to vote, or of any matter upon which action by written consent of the holders of the capital securities is to be taken, to be given to each holder of record of the capital securities in the manner described in the Trust Agreement.

      No vote or consent of holders of the capital securities will be required for the trust to redeem and cancel the capital securities in compliance with the Trust Agreement.

      Notwithstanding that holders of the capital securities will be entitled to vote or consent under any of the circumstances described above, any of the capital securities that are owned by Downey, the Issuer Trustees or any affiliate of Downey or any Issuer Trustee, shall, for purposes of any vote or consent, be treated as if they were not outstanding.

Expenses

      In the Junior Subordinated Indenture, Downey will agree to pay all costs, expenses, obligations and liabilities, other than with respect to the Trust Securities, of the trust, including those relating to the organization of the trust, the fees and expenses of the Issuer Trustees, costs and expenses relating to the operation of the trust, those relating to the offering of the capital securities and the fees and expenses of the Property Trustee in connection with any enforcement of the rights of the holders of the capital securities or the junior subordinated debentures. The foregoing obligations of Downey under the Junior Subordinated Indenture are for the benefit of, and will be enforceable by, any person to whom any of those costs, expenses, obligations, taxes or liabilities are owed, which person is referred to as a “Creditor,” whether or not the Creditor has received notice. Any Creditor may enforce the obligations of Downey described in this paragraph and Downey will irrevocably waive, to the extent permitted by law, any right or remedy to require that the Creditor take action against the trust or any other person before proceeding against Downey.

Global Capital Securities

      The capital securities will be represented by one or more global certificates registered in the name of the Depository or its nominee (a “Global Capital Security”). See “Book-Entry Issuance.”

Payment and Paying Agent

      Payments in respect of the capital securities shall be made to the Depository, which shall credit the relevant accounts at the Depository on the applicable Distribution Dates and Redemption Dates, or, if any of the capital securities are not held by the Depository, payments of Distributions shall be made at the Property Trustee’s option either by check mailed to the address of the holder entitled thereto as the address shall appear on the register or by wire transfer. The paying agent shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and Downey. The paying agent shall be permitted to resign as paying agent upon 30 days’ written notice to Downey, the Property Trustee and the Administrative Trustees. If the Property Trustee shall no longer be the paying agent, then the Administrative Trustees shall appoint a successor, which shall be a bank or trust company acceptable to the Property Trustee and Downey, to act as paying agent.

Registrar and Transfer Agent

      The Property Trustee will act as registrar and transfer agent for the capital securities. Registration of transfers of the capital securities will be effected without charge by or on behalf of the trust, but the registrar may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed in connection with any transfer or exchange.

      Downey will agree in the Trust Agreement that, if capital securities are issued in certificated form, it will at all times maintain a paying agent and transfer agent for the capital securities in the Borough of Manhattan, the City of New York.

Information Concerning the Property Trustee

      The Property Trustee, other than upon the occurrence and during the continuance of an Event of Default, undertakes to perform only the duties that are specifically provided in the Trust Agreement and, after an Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. In all other instances, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of capital securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of the capital securities are entitled under the Trust Agreement to vote, then the Property Trustee shall take the action that is directed by Downey and if not so directed, shall take the action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability therefor except for liability resulting from its own bad faith, negligence or willful misconduct.

Miscellaneous

      The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that the trust will not be deemed to be an “investment company” required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes, and so that the junior subordinated debentures will be treated as indebtedness of Downey for United States federal income tax purposes. In this connection, Downey and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the Trust Agreement, that Downey and the Administrative Trustees determine in their discretion to be necessary or desirable for the foregoing purposes, as long as the action does not materially adversely affect the interests of the holders of the capital securities.

      The holders of the capital securities have no preemptive or similar rights.

      The trust may not borrow money or incur debt or mortgage or pledge any of its assets.

Governing Law

      The Trust Agreement will be governed by and construed under the laws of the State of Delaware.

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

      The relevant prospectus supplement will describe specific terms relating to the offering of the corresponding junior subordinated debentures. Concurrently with the issuance of the capital securities, the trust will invest the proceeds therefrom, together with the consideration paid by Downey for the common securities, in junior subordinated debentures to be issued by Downey. The junior subordinated debentures will be issued under the Junior Subordinated Indenture.

      The following summary of the terms and provisions of the junior subordinated debentures and the Junior Subordinated Indenture does not purport to be complete, and is qualified in its entirety by reference to the Junior Subordinated Indenture, which has been filed as an exhibit to the Registration Statement of which this prospectus forms a part, and to the Trust Indenture Act. Copies of the junior subordinated debentures and the Junior Subordinated Indenture may be obtained as described under “Where You Can Find More Information.” The Junior Subordinated Indenture is qualified under the Trust Indenture Act. Whenever particular defined terms of the Junior Subordinated Indenture are referred to in this prospectus, the defined terms are incorporated herein by reference. As used under this caption “Description of Junior Subordinated Deben-

tures,” all references to “Downey” mean Downey Financial Corp. excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

General

      The Junior Subordinated Indenture provides that Downey may issue junior subordinated debt securities (the “Junior Debt Securities”) thereunder from time to time in one or more series and permits Downey to establish the terms of each series of Junior Debt Securities at the time of issuance. The junior subordinated debentures to be issued to each trust will constitute a separate series of Junior Debt Securities under the Junior Subordinated Indenture. The Junior Subordinated Indenture will not limit the aggregate amount of Junior Debt Securities that may be issued by Downey under the Junior Subordinated Indenture nor will it limit the incurrence or issuance of other debt by Downey or any of its subsidiaries. The junior subordinated debentures will be unsecured and will be subordinated to the extent described below.

      The junior subordinated debentures will bear interest at an annual rate or determined on the basis of a method, payable periodically in arrears during each year (each, an “Interest Payment Date”), as specified in the relevant prospectus supplement. Interest will be paid to the registered holders of the junior subordinated debentures as of the close of business on the relevant record date, which will be the 15th day, whether or not a Business Day, immediately preceding the Interest Payment Date. The amount of each interest payment due with respect to the junior subordinated debentures will include amounts accrued to but excluding the relevant Interest Payment Date. It is anticipated that, until the liquidation, if any, of the trust, each junior subordinated debenture will be held in the name of the Property Trustee in trust for the benefit of the holders of the capital securities.

      The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months, unless otherwise stated in any prospectus supplement. Interest for any partial period will be computed upon the basis of the actual number of days elapsed in a 30-day month. If any date on which interest is payable on the junior subordinated debentures is not a Business Day, then payment of the interest payable on that date will be made on the next Business Day, and without any interest or other payment in respect of any delay. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount of the accrued interest, to the extent permitted by law, at the annual rate and compounded as described in the prospectus summary. The term “interest” as used herein shall include periodic interest payments and Additional Interest, Additional Sums and Additional Expenses, if any.

      The junior subordinated debentures will mature thirty years after issuance (this date, as it may be shortened as hereinafter described, the “Stated Maturity”). Downey will have the right to shorten the maturity of the junior subordinated debentures, unless otherwise stated in the relevant prospectus supplement. Downey may exercise its right to shorten the maturity of the junior subordinated debentures under circumstances where, for example, a Tax Event, Capital Treatment Event, Investment Company Event or other undesirable event could be avoided simply by shortening the maturity of the junior subordinated debentures. If Downey elects to shorten the Stated Maturity of the junior subordinated debentures, then it shall give notice to the Indenture Trustee, and the Indenture Trustee shall give notice of the shortening to the holders of the junior subordinated debentures no less than 60 days before the effectiveness of the shortening. If Downey elects to shorten the Stated Maturity of the junior subordinated debentures, Downey will also cause the capital securities to be redeemed on the earlier maturity date.

      The Stated Maturity may be shortened only if Downey shall have received an opinion of nationally recognized independent counsel, which may include outside counsel to Downey for this offering, experienced in these matters to the effect that:

•	The holders of the capital securities and the junior subordinated debentures will not recognize income, gain or loss for United States federal income tax purposes as a result of the shortening of the Stated Maturity and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the shortening of the Stated Maturity had not occurred; and

•	The shortening of the Stated Maturity will not cause the trust to be classified as other than a grantor trust for the United States federal income tax purposes.

      The junior subordinated debentures will be unsecured and will be subordinate in right of payment to all Senior and Subordinated Debt of Downey. Because Downey is a holding company, the right of Downey to participate in any distribution of assets of any subsidiaries upon the subsidiaries’ liquidation or reorganization or otherwise, and thus the ability of holders of the capital securities and junior subordinated debentures to benefit indirectly from the distribution, is subordinated to the prior claims of creditors of that subsidiary, except to the extent that Downey may itself be a creditor with recognized claims against the subsidiary, in which case the claims of Downey would still be effectively subordinate to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinate to any indebtedness of the subsidiary senior to that held by Downey. In that regard, if a receiver or conservator is appointed for the Bank, then the Federal Deposit Insurance Act recognizes a priority in favor of depositors, including the FDIC as subrogee or transferee, over general creditors. Thus, in the event of a conservatorship or receivership of the Bank, claims for customer deposits would have a priority over any claims Downey may itself have as a creditor of the Bank. Accordingly, the junior subordinated debentures will be effectively subordinated to all existing and future liabilities of the subsidiaries of Downey, including deposit liabilities of the Bank, and holders of junior subordinated debentures should look only to the assets of Downey for payments on the junior subordinated debentures. The Junior Subordinated Indenture does not limit the incurrence or issuance of other secured or unsecured debt of Downey, including Senior and Subordinated Debt.

Option to Defer Interest Payments

      Except as otherwise stated in the relevant prospectus supplement, so long as no Debenture Event of Default has occurred and is continuing, Downey will have the right under the Junior Subordinated Indenture at any time during the term of the junior subordinated debentures to defer the payment of interest at any time and from time to time for a number of consecutive interest periods specified in the prospectus supplement. No Extension Period, however, may extend beyond the Stated Maturity. During an Extension Period, interest on the junior subordinated debentures will continue to accrue, compounded at the annual rate set forth in the prospectus supplement, to the extent permitted by law. No Extension Period shall end other than on an Interest Payment Date. At the end of an Extension Period, Downey must pay all interest then accrued and unpaid, together with interest thereon compounded at the annual rate set forth in the prospectus supplement, to the extent permitted by applicable law. During an Extension Period, because interest will continue to accrue, holders of junior subordinated debentures will be required to accrue interest income for United States federal income tax purposes. During any Extension Period, Downey will be restricted from making specific payments as described below under “— Restrictions on Specified Payments.”

      Before the termination of any Extension Period, Downey may further extend the Extension Period, provided that the Extension Period does not extend beyond the Stated Maturity. If Downey shortens the Stated Maturity at any time while an Extension Period is in effect, and if the Stated Maturity, as so shortened, would end before the last day of the Extension Period, the Extension Period will be deemed to end on the Stated Maturity. If the junior subordinated debentures are called for redemption on any date before the end of an Extension Period, the Extension Period will be deemed to end on that Redemption Date as to all of the junior subordinated debentures.

      Upon the termination of any Extension Period and the payment of all amounts then due, Downey may elect to begin a new Extension Period subject to the above requirements. Each Extension Period must end on an Interest Payment Date, and all deferred interest will be payable on that Interest Payment Date to the persons in whose names the junior subordinated debentures are registered at the close of business on the immediately preceding record date.

      Except as discussed above, there is no limitation on the number of times Downey may elect to begin an Extension Period. No interest shall be due and payable during an Extension Period, except at the end of the Extension Period.

      Downey must give the Property Trustee, the Administrative Trustees and the Indenture Trustee notice of its election or extension of any Extension Period at least one Business Day before the earlier of:

•	the date the Distributions on the capital securities or the interest on the junior subordinated debentures would have been payable except for the election to begin or extend such Extension Period;

•	the date the Administrative Trustees are or the Indenture Trustee is required to give notice to the New York Stock Exchange or any applicable stock exchange or automated quotation system on which the capital securities or the junior subordinated debentures are then listed or quoted or to the holders of the capital securities or the junior subordinated debentures of the record date; or

•	the date the interest is payable, but in any event not less than one Business Day before the applicable record date.

      The Indenture Trustee shall give notice of Downey’s election to begin or extend an Extension Period to the holders of the junior subordinated debentures.

      Distributions on the capital securities will be deferred by the trust during any Extension Period as discussed under “Description of the Capital Securities — Distributions.”

Redemption

      The junior subordinated debentures will provide the terms, which will be set forth in the relevant prospectus supplement, upon which Downey can redeem the junior subordinated debentures at its option, and will specify, except with respect to specific events, a date prior to which Downey will not be allowed to redeem the junior subordinated debentures, and after which Downey will have the right to redeem the junior subordinated debentures, in whole or in part.

      Except as otherwise specified in the relevant prospectus supplement, on the occurrence of a Tax Event, Investment Company Event or a Capital Treatment Event, Downey will have the option to redeem the junior subordinated debentures held by the trust, in whole but not in part, at any time within 90 days thereafter.

      The junior subordinated debentures will be redeemable at a redemption price equal to the accrued and unpaid interest on the junior subordinated debentures so redeemed to the date fixed for redemption, plus a percentage of the principal amount of the junior subordinated debentures so redeemed as set forth in the prospectus supplement.

      Notwithstanding the foregoing, installments of interest on the junior subordinated debentures which are due and payable on Interest Payment Dates falling on or before a redemption date shall be payable to the registered holders as of the close of business on the relevant record dates. Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of junior subordinated debentures to be redeemed at the holder’s registered address. Unless Downey defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the junior subordinated debentures or portions of the junior subordinated debentures called for redemption.

      If Downey redeems less than all of the outstanding junior subordinated debentures, the junior subordinated debentures, or portions of the junior subordinated debentures to be redeemed, will be selected by the Indenture Trustee. The Indenture Trustee will select the junior subordinated debentures to be redeemed from the outstanding junior subordinated debentures not previously called for redemption. The Indenture Trustee may use any method it deems fair and appropriate and which may provide for the selection for redemption of a portion of the principal amount of any junior subordinated debentures, as more fully described in the prospectus supplement.

      Downey may not redeem fewer than all of the outstanding junior subordinated debentures unless it has paid or contemporaneously pays all accrued and unpaid interest on all junior subordinated debentures for all periodic interest payment periods terminating on or before the relevant redemption date.

      Unless otherwise provided in the prospectus supplement, junior subordinated debentures will not be subject to any sinking fund.

Restrictions on Specified Payments

      Downey will not make the payments described below if at any time Downey does the following or the following events occur:

•	failure by Downey to pay any principal of or interest on junior subordinated debentures when due, including any Additional Interest or Additional Sums;

•	there shall have occurred any event of which Downey has actual knowledge that (a) constitutes or with the giving of notice or the lapse of time, or both, would constitute a Debenture Event of Default with respect to the junior subordinated debentures, other than a Debenture Event of Default referred to in the preceding bullet point, and (b) in respect of which Downey shall not have taken reasonable steps to cure;

•	Downey shall have given notice of its election of an Extension Period as provided in the Junior Subordinated Indenture with respect to the junior subordinated debentures and such Extension Period, or any extension of an Extension Period, shall be continuing; or

•	while the junior subordinated debentures are held by the trust, Downey shall be in default with respect to its payment of any obligation under the Guarantee Agreement.

      If any of the above events occurs and is continuing, then Downey may not and shall not allow any of its subsidiaries to:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of Downey’s capital stock, which includes common and preferred stock;

•	make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of Downey that rank on a parity with or junior to the junior subordinated debentures in right of payment;

•	redeem, purchase or acquire less than all of the junior subordinated debentures or the capital securities; or

•	make any guarantee payments with respect to any guarantee by Downey of the debt securities of any subsidiary of Downey if such guarantee ranks on parity with or junior to the junior subordinated debentures in right of payment.

      Notwithstanding the foregoing, during an Extension Period Downey and its subsidiaries will be allowed to make:

•	any dividend in a form of stock, warrants, options or other rights where the dividend or the stock issuable upon the exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks on a parity with or junior to that stock in right of payment;

•	any declaration of a dividend in connection with the implementation of a stockholders’ rights plan or the issuance of stock under any stockholders’ rights plan in the future, or the redemption or repurchase of any rights pursuant thereto;

•	payments under the Guarantee Agreement; and

•	purchases of common stock related to the issuance of common stock or rights under any of Downey’s benefit plans for its directors, officers or employees.

Debenture Events of Default

      Any one or more of the following described events with respect to the junior subordinated debentures and any other event specified in the relevant prospectus supplement that has occurred and is continuing constitutes a “Debenture Event of Default” with respect to the junior subordinated debentures:

•	failure for 30 days to pay any interest, including any Additional Interest or Additional Sums, on the junior subordinated debentures when due, subject to the deferral of any due date as the result of an Extension Period;

•	failure to pay any principal of the junior subordinated debentures when due, whether at maturity, upon redemption, by declaration or otherwise;

•	default in the performance, or breach, in any material respect, of any covenants contained in the Junior Subordinated Indenture or the junior subordinated debentures (other than a covenant contained in the Junior Subordinated Indenture for the benefit of a series of debt securities other than the junior subordinated debentures) for 90 days after written notice to Downey from the Indenture Trustee or to Downey and the Indenture Trustee by the holders of at least 25% in aggregate outstanding principal amount of the junior subordinated debentures;

•	the dissolution, winding up or termination of the trust, except in connection with the distribution of the junior subordinated debentures to holders of Trust Securities in liquidation of the trust in accordance with the terms of the Trust Agreement; or

•	specified events in bankruptcy, insolvency or reorganization of Downey.

      The holders of not less than a majority in aggregate outstanding principal amount of the junior subordinated debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee. The Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the junior subordinated debentures may declare the principal of and accrued and unpaid interest on the junior subordinated debentures due and payable immediately upon a Debenture Event of Default. If the Indenture Trustee or the holders of the junior subordinated debentures fail to make this declaration, the holders of at least 25% in aggregate Liquidation Amount of the capital securities shall have the right. The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures may annul the declaration and waive the default if all defaults, other than the non-payment of the principal and interest of the junior subordinated debentures which have become due solely by the above-mentioned acceleration, have been cured or waived and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Indenture Trustee. Should the holders of the junior subordinated debentures fail to annul the declaration and waive the default, the holders of a majority in aggregate Liquidation Amount of the capital securities shall have this right.

      The holders of a majority in aggregate outstanding principal amount of junior subordinated debentures may, on behalf of the holders of all the junior subordinated debentures, waive any past default, except a default in the payment of principal or interest, unless the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Indenture Trustee, or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debenture.

      In case a Debenture Event of Default shall occur and be continuing, the Indenture Trustee will have the right to declare the principal of and the interest on the junior subordinated debentures, and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to the junior subordinated debentures.

      Downey will be required to file annually with the Indenture Trustee a certificate as to whether or not Downey is in compliance with all the conditions and covenants applicable to it under the Junior Subordinated Indenture.

Subordination

      The junior subordinated debentures will be subordinate and junior in right of payment to all Senior and Subordinated Debt to the extent provided in the Junior Subordinated Indenture. Upon any payment or distribution of assets of Downey to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, receivership or similar proceedings in connection with any insolvency or bankruptcy proceeding of Downey, the holders of Senior and Subordinated Debt will first be entitled to receive payment in full of all Senior and Subordinated Debt before the holders of junior subordinated debentures will be entitled to receive or retain any payment in respect of the junior subordinated debentures.

      The Junior Subordinated Indenture also provides that Downey may not make payments of principal of or interest on the junior subordinated debentures if:

•	any Senior or Subordinated Debt is not paid when due and any applicable grace period after the default has ended and the default has not been cured or waived or ceased to exist; or

•	the maturity of any Senior or Subordinated Debt has been accelerated because of a default, and the acceleration has not been rescinded.

      Upon the occurrence of any of the events described in the two preceding paragraphs, any payment or distribution on the junior subordinated debentures that would otherwise be payable in respect of the junior subordinated debentures but for the subordination provisions will be paid or delivered directly to the holders of Downey’s Senior and Subordinated Debt until all of Downey’s Senior and Subordinated Debt has been paid in full. Upon the occurrence of any of the events described in the two preceding paragraphs, if the Indenture Trustee or any holder of junior subordinated debentures receives any payment or distribution on account of the junior subordinated debentures before all of Downey’s Senior and Subordinated Debt is paid in full, then that payment or distribution will be paid over or delivered and transferred to Downey, or if Downey is in bankruptcy to a bankruptcy trustee, which will then be obligated to pay the holders of its Senior and Subordinated Debt at the time outstanding.

      The rights of the holders of the junior subordinated debentures will be subrogated to the rights of the holders of Downey’s Senior and Subordinated Debt to the extent of any payment Downey makes to the holders of its Senior or Subordinated Debt that otherwise would have been made to the holders of the junior subordinated debentures but for the subordination provisions.

      “Debt” means with respect to any Person, whether recourse is to all or a portion of the assets of such person and whether or not contingent:

1. every obligation of the Person for money borrowed;

2. every obligation of the Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

3. every reimbursement obligation of the Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Person;

4. every obligation of the Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

5. every capital lease obligation of the Person;

6. all indebtedness of the Person for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and

7. every obligation of the type referred to in clauses 1 through 6 of another Person and all dividends of another Person the payment of which, in either case, the Person in question has guaranteed or for which the person in question is responsible or liable, directly or indirectly, as obligor or otherwise.

      “Senior and Subordinated Debt” means the principal of, and premium, and interest, if any, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Downey whether or not such claim for post-petition interest is allowed in such proceeding, on Debt of Downey, whether incurred on or before the date of the Junior Subordinated Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or under which the same is outstanding, it is expressly provided that such Debt is not superior in right of payment to, or ranks on parity in right of payment with or junior in right of payment to, the junior subordinated debentures or to other Debt which by its express terms ranks on parity with, or junior to, the junior subordinated debentures in right of payment. However, Senior and Subordinated Debt shall not be deemed to include:

•	any Debt of Downey which, when incurred and without respect to any election under section 1111(b) of the United States Bankruptcy Code of 1978, as amended, or any successor provision thereto, was without recourse to Downey;

•	any Debt of Downey to any of its subsidiaries;

•	any Debt to any employee of Downey;

•	any other Junior Securities issued under the Junior Subordinated Indenture;

•	any Debt between or among Downey and any of its affiliates, including all other debt securities and guarantees in respect of those debt securities issued to any other trust, or trustee of any other trust, partnership, limited liability company or other entity affiliated with Downey which is a financing vehicle of Downey (a “Financing Entity”) in connection with the issuance by that Financing Entity of preferred securities or other securities that rank on parity in right of payment with, or junior in right of payment to, the capital securities or Downey’s guarantee of which ranks on a parity in right of payment with, or junior in right of payment to, Downey’s guarantee under the Guarantee Agreement;

•	trade accounts payable or accrued liabilities arising in the ordinary course of business; and

•	any liabilities for federal, state, local or other taxes.

      By reason of the subordination provisions described above, in the event of bankruptcy, insolvency, receivership or similar proceedings involving Downey, holders of Senior and Subordinated Debt may receive more, ratably, and holders of junior subordinated debentures may receive less, ratably, than other creditors of Downey. The subordination provisions will not prevent the occurrence of any Debenture Event of Default.

      The Junior Subordinated Indenture places no limitation on the amount of additional Senior and Subordinated Debt that may be incurred by Downey. Downey may from time to time incur additional indebtedness constituting Senior and Subordinated Debt.

Additional Expenses

      If at any time while the Property Trustee is the holder of the junior subordinated debentures, the trust shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature, other than withholding taxes, imposed by the United States or any other taxing authority, then, in any such case, we will pay as additional interest on the junior subordinated debentures any additional amounts (“Additional Expenses”) that are required so that the net amounts received and retained by the trust after paying those taxes, duties, assessments or governmental charges will not be less than the amounts the trust would have received if those taxes, duties, assessments or governmental charges had not been imposed.

Denominations, Registration and Transfer

      The junior subordinated debentures will initially be registered in the name of the trust and delivered to and held by the Property Trustee. If the junior subordinated debentures are distributed to holders of the capital securities, it is anticipated that the junior subordinated debentures will be represented by a global certificate or certificates registered in the name of the Depository or its nominee (a “Global Subordinated Debenture”). It is likewise anticipated that the depository arrangements for any Global Subordinated

Debenture will be substantially similar to those in effect for the capital securities as described above under “Description of the Capital Securities — Global Capital Securities” and under “Book-Entry Issuance” below. Accordingly, beneficial interests in the Global Subordinated Debenture will be shown on, and transfers of the Global Subordinated Debenture will be effected only through, records maintained by the Depository. Except as described below, junior subordinated debentures in certificated form will not be issued in exchange for the Global Subordinated Debenture.

      Unless and until a Global Subordinated Debenture is exchanged in whole or in part for the individual capital securities represented thereby, it may not be transferred except as a whole by:

•	the Depository to a nominee of the Depository;

•	a nominee of the Depository to the Depository or another nominee of the Depository; or

•	the Depository or any nominee to a successor depository or any nominee of that successor.

      The Depository may discontinue providing its services as securities depository with respect to the Global Subordinated Debenture at any time.

      A Global Subordinated Debenture shall be exchangeable for junior subordinated debentures registered in the names of persons other than the Depository or its nominee only if:

•	the Depository notifies Downey that it is unwilling or unable to continue as depository for the Global Subordinated Debenture or at any time the Depository ceases to be a clearing agency registered under the Securities Exchange Act if so required by applicable law or regulation, and no successor depository shall have been appointed within 90 days of such notification or of Downey becoming aware of the Depository’s ceasing to be so registered, as the case may be;

•	Downey in its sole discretion determines that the Global Subordinated Debenture shall be so exchangeable; or

•	a Debenture Event of Default shall have occurred and be continuing.

      Any Global Subordinated Debenture that is exchangeable as described in the preceding sentence shall be exchangeable for definitive certificates registered in the names as the Depository shall direct. It is expected that the instructions will be based upon directions received by the Depository from its Participants with respect to ownership of beneficial interests in the Global Subordinated Debenture. If junior subordinated debentures are issued in definitive form, the junior subordinated debentures will be in denominations set forth in the relevant prospectus summary and may be transferred or exchanged at the offices described below.

      For so long as the Property Trustee is the holder of the junior subordinated debentures, all payments on junior subordinated debentures will be made to the Property Trustee. Payments on junior subordinated debentures represented by a Global Subordinated Debenture will be made to the Depository, as the depository for the junior subordinated debentures. For junior subordinated debentures issued in certificated form, principal and interest will be payable, the transfer of the junior subordinated debentures will be registrable, and junior subordinated debentures will be exchangeable for junior subordinated debentures of other denominations of a like aggregate principal amount, at the office or agency of Downey maintained for that purpose, which initially shall be the office of the Indenture Trustee which on the date of this prospectus is located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware or at the offices of any other paying agent or transfer agent appointed by Downey, provided that payment of interest may be made at the option of Downey by check mailed to the address of the persons entitled thereto or by wire transfer to those persons. Downey will agree that, if the junior subordinated debentures are distributed to holders of capital securities upon liquidation or dissolution of the trust and any such junior subordinated debentures are not in the form of Global Subordinated Debentures, it will at all times maintain a paying agent and transfer agent for the junior subordinated debentures in the Borough of Manhattan, the City of New York. For a description of the Depository and the terms of the depository arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see “Book-Entry Issuance.”

      Downey will appoint the Indenture Trustee as securities registrar under the Junior Subordinated Indenture. Junior subordinated debentures in certificated form may be presented for exchange, and may be presented for registration of transfer, and shall, if so required by Downey or the securities registrar, have the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed, at the office of the securities registrar. Downey will not impose a service charge for the transfer or exchange but may require payment of any transfer tax or other governmental charge which may be imposed in connection with any transfer or exchange. Downey may at any time rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts. Downey may at any time designate additional transfer agents with respect to the junior subordinated debentures.

      In the event of any redemption, neither Downey nor the Indenture Trustee shall be required to:

•	issue, register the transfer of or exchange junior subordinated debentures during a period beginning at the opening of business 15 calendar days before the day of mailing of a notice of redemption of any junior subordinated debentures called for redemption and ending at the close of business on the day of mailing of the relevant notice of redemption; or

•	transfer or exchange any junior subordinated debentures so selected for redemption in whole or in part, except, in the case of any junior subordinated debentures being redeemed in part, any portion of the junior subordinated debentures not to be redeemed.

      Any moneys deposited with the Indenture Trustee or any Paying Agent, or then held by Downey in trust, for the payment of the principal of or interest on the junior subordinated debentures and remaining unclaimed for two years after the principal or interest has become due and payable shall, at the request of Downey, be repaid to Downey and the holder of those junior subordinated debentures shall thereafter look, as a general unsecured creditor, only to Downey for payment thereof.

Modification of Junior Subordinated Indenture

      From time to time Downey and the Indenture Trustee may, without the consent of the holders of the junior subordinated debentures, amend, waive or supplement the Junior Subordinated Indenture for specified purposes, including:

•	to evidence the succession of another party to Downey and the assumption by that party of the covenants of Downey under the Junior Subordinated Indenture;

•	to add to the covenants of Downey for the benefit of the holders of the junior subordinated debentures;

•	to add any additional Events of Default for the benefit of the holders of the junior subordinated debentures;

•	to cure any ambiguity, to correct or supplement any provision of the Junior Subordinated Indenture which may be defective or inconsistent with any other provision in the Junior Subordinated Indenture, or to make any other provisions regarding matters or questions arising under the Junior Subordinated Indenture, provided that any actions under this clause shall not adversely affect the interests of any holders of junior subordinated debentures or capital securities in any material respect for so long as they remain outstanding; or

•	to comply with the requirements of the SEC to effect or maintain the qualification of the Junior Subordinated Indenture under the Trust Indenture Act.

      The Junior Subordinated Indenture also contains provisions permitting Downey and the Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding junior subordinated debentures, to modify the Indenture in a manner affecting the rights of the holders of the junior subordinated debentures. However, Downey and the Indenture Trustee may not modify the Indenture without the consent of the holder of each outstanding junior subordinated debenture, except to the extent permitted in connection with the deferral of Interest Payment Dates during an Extension Period, or the shortening of the Stated Maturity, if the modification will:

•	change the Stated Maturity of the junior subordinated debentures, or reduce the principal amount of the junior subordinated debentures, or reduce the rate or extend the time of payment of interest thereon, or reduce the amount payable upon redemption, or change the place of payment where, or the currency in which, any amount is payable or impair the right to institute suit for the enforcement of any payment on or after the date it is due and payable;

•	reduce the percentage of principal amount of junior subordinated debentures, the holders of which are required to consent to any modification of or for waivers under the Junior Subordinated Indenture; or

•	modify the provisions of the Junior Subordinated Indenture with respect to the subordination of the junior subordinated debentures, including the definitions relating thereto, in a manner adverse to the holders of the junior subordinated debentures.

      With respect to the above modifications, so long as any of the capital securities remain outstanding, neither Downey, the Indenture Trustee, nor the holders of the outstanding junior subordinated debentures may make modifications to the Junior Subordinated Indenture that adversely affect the holders of the capital securities in any material respect, and no termination of the Junior Subordinated Indenture may occur, and no waiver of any Debenture Event of Default or compliance with any covenant under the Junior Subordinated Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the capital securities then outstanding unless and until the principal of the junior subordinated debentures and all accrued and unpaid interest thereon have been paid in full and other conditions are satisfied. Where a consent under the Junior Subordinated Indenture would require the consent of each holder of junior subordinated debentures, no consent shall be given by the Property Trustee without the prior consent of each holder of capital securities then outstanding. In addition, Downey and the Indenture Trustee may execute, without the consent of any holder of junior subordinated debentures, any supplemental indenture for the purpose of creating any new series of Debt Securities.

Enforcement of Specified Rights by Holders of Capital Securities

      If a Debenture Event of Default has occurred and is continuing and that event is attributable to the failure of Downey to pay principal of or interest on the junior subordinated debentures on the date that interest or principal is otherwise payable, a holder of capital securities may institute a legal proceeding directly against Downey for enforcement of payment to the holder of the principal of or interest on the junior subordinated debentures having a principal amount equal to the aggregate Liquidation Amount of the capital securities held by the holder (a “Direct Action”). Downey may not amend the Junior Subordinated Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the capital securities outstanding. In connection with a Direct Action, Downey will be subrogated to the rights of any holders of the capital securities to the extent of any payment made by Downey to any holders of the junior subordinated debentures in the Direct Action.

      The holders of the capital securities will not be able to exercise directly any remedies other than those discussed in the preceding paragraph available to the holders of the junior subordinated debentures unless there shall have been an Event of Default under the Trust Agreement as discussed under “Description of the Capital Securities — Events of Default; Notice.”

Consolidation, Merger, Sale of Assets and Other Transactions

      The Junior Subordinated Indenture provides that Downey shall not consolidate or merge with or into any other Person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person, and no Person shall consolidate with or merge into Downey or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to Downey, unless:

•	either Downey shall be the continuing Person, in the case of a merger, or the successor Person, if other than Downey, formed by the consolidation or into which Downey is merged or which acquires by conveyance, transfer or lease the properties and assets of Downey as an entirety or substantially as an entirety is organized under the laws of the United States or any state or the District of Columbia, and the successor Person expressly assumes, by execution of a supplemental indenture in form satisfactory to the Indenture Trustee, all of Downey’s obligations under the junior subordinated debentures, the Guarantee Agreement, the guarantee agreement in respect of the common securities and the Junior Subordinated Indenture and the due and punctual performance and observance of every obligation in the junior subordinated debentures, Guarantee Agreement, guarantee agreement in respect of the common securities and the Junior Subordinated Indenture to be performed or observed by Downey;

•	immediately after giving effect thereto, no Debenture Event of Default with respect to the junior subordinated debentures, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default with respect to the junior subordinated debentures, shall have occurred and be continuing; and

•	other conditions as described in the Junior Subordinated Indenture are met.

      The provisions of the Junior Subordinated Indenture do not afford holders of the junior subordinated debentures protection in the event of a highly leveraged or other transaction involving Downey that may adversely affect holders of the junior subordinated debentures.

Satisfaction and Discharge

      The Junior Subordinated Indenture provides that when, among other things, all junior subordinated debentures not previously delivered to the Indenture Trustee for cancellation:

•	have become due and payable,

•	will become due and payable at their Stated Maturity within one year, or

•	are to be called for redemption within one year under arrangements satisfactory to the Indenture Trustee, and, in each of the foregoing cases, Downey deposits or causes to be deposited with the Indenture Trustee funds, in trust, for the purpose and in an amount in the currency in which the junior subordinated debentures are payable sufficient to pay and discharge the entire indebtedness on the junior subordinated debentures not previously delivered to the Indenture Trustee for cancellation, for the principal and interest to the date of the deposit or to the Stated Maturity or the relevant Redemption Date, as the case may be, then the Junior Subordinated Indenture will cease to be of further effect, except as to Downey’s obligations to pay all other sums due under the Junior Subordinated Indenture and to provide the officers’ certificates and opinions of counsel described therein, and a limited number of other provisions which the Junior Subordinated Indenture provides will survive, and Downey will be deemed to have satisfied and discharged the Junior Subordinated Indenture.

Covenants of Downey

      Downey will pay to the trust any applicable Additional Sums if and so long as:

•	the trust is the holder of all the junior subordinated debentures; and

•	a Tax Event in respect of the trust has occurred and is continuing.

      Downey also covenants, as to the junior subordinated debentures:

•	to maintain, directly or indirectly, 100% ownership of the common securities of the trust, provided that successors which are permitted under the Junior Subordinated Indenture may succeed to Downey’s ownership of the common securities;

•	to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes;

•	not to voluntarily terminate, wind-up or liquidate the trust, except upon prior approval of the primary federal regulator of Downey if then so required under applicable capital guidelines or policies of such primary regulator, and except

•	in connection with a distribution of junior subordinated debentures to the holders of the capital securities in liquidation of the trust; or

•	in connection with specified mergers, consolidations, or amalgamations permitted by the Trust Agreement; and

•	to pay the costs, expenses, obligations and liabilities as described under “Description of Junior Subordinated Debentures — Additional Expenses” and “Description of the Capital Securities — Expenses.”

Governing Law

      The Junior Subordinated Indenture and the junior subordinated debentures will be governed by and construed under the laws of the State of New York.

Information Concerning the Indenture Trustee

      The Indenture Trustee shall have all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. The Indenture Trustee, other than during the occurrence and continuance of a Debenture Event of Default, undertakes only to perform those duties as are specifically described in the Indenture and, after a Debenture Event of Default, must exercise the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Except as discussed in the foregoing, the Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Junior Subordinated Indenture at the request of any holder of junior subordinated debentures, unless the holder offers it reasonable indemnity against the costs, expenses and liabilities which it might incur. The Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

DESCRIPTION OF GUARANTEE

      The Guarantee Agreement will be executed and delivered by Downey concurrently with the issuance of the capital securities for the benefit of the holders of the capital securities. Wilmington Trust Company will act as Guarantee Trustee under the Guarantee Agreement for the purposes of compliance with the Trust Indenture Act, and the Guarantee Agreement will be qualified as an indenture under the Trust Indenture Act. The following summary of provisions of the Guarantee Agreement does not purport to be complete and is qualified in its entirety by reference to the provisions of the Guarantee Agreement, including the definitions therein of terms, and the Trust Indenture Act. The form of the Guarantee Agreement has been filed as an exhibit to the Registration Statement of which this prospectus forms a part, and copies of the Guarantee Agreement may be obtained as described under “Where You Can Find More Information.” As used under this caption “Description of Guarantee,” all references to “Downey” mean Downey Financial Corp. excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

General

      Downey will irrevocably and unconditionally agree to pay in full on a subordinated basis, to the extent described below, the Guarantee Payments, as defined below, to the holders of the capital securities, as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert other than the defense of payment. The following payments with respect to the capital securities, to the extent not paid by or on behalf of the trust (the “Guarantee Payments”), will be guaranteed by Downey under the Guarantee Agreement:

•	any accrued and unpaid Distributions required to be paid on the capital securities, to the extent that the trust has funds on hand available therefor at that time;

•	the Redemption Price with respect to any capital securities called for redemption, to the extent that the trust has funds on hand available therefor at that time; and

•	upon a voluntary or involuntary dissolution, winding up or liquidation of the trust (unless the junior subordinated debentures are distributed to the holders of the capital securities), the lesser of (a) the Liquidation Distribution and (b) the amount of assets of the trust remaining available for distribution to holders of the capital securities after satisfaction of liabilities to creditors of the trust as required by applicable law.

      Downey’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by Downey to the holders of the capital securities or by causing the trust to pay those amounts to the holders of the capital securities.

      Downey’s guarantee (the “Guarantee”) under the Guarantee Agreement will be an irrevocable guarantee on a subordinated basis of the trust’s obligations under the capital securities, but will apply only to the extent the trust has funds sufficient to make those payments, and is not a guarantee of collection.

      If Downey does not make payments on the junior subordinated debentures held by the trust, the trust will not be able to pay amounts due on the capital securities and will not have funds available to pay amounts due on the capital securities. The Guarantee Agreement does not limit the incurrence or issuance of other secured or unsecured debt of Downey, including Senior and Subordinated Debt.

Status of the Guarantee

      The Guarantee will constitute an unsecured obligation of Downey and will rank subordinate and junior in right of payment to all Senior and Subordinated Debt in the same manner as the junior subordinated debentures.

      The Guarantee will constitute a guarantee of payment and not of collection. For example, the guaranteed party may institute a legal proceeding directly against Downey to enforce its rights under the Guarantee Agreement without first instituting a legal proceeding against any other person or entity. The Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the capital securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the trust or upon distribution to the holders of the capital securities of the junior subordinated debentures. Downey entered into a similar guarantee with respect to a principal amount of $120 million of 10% capital securities issued by Downey Financial Capital Trust I during 1999. The guarantee provided in connection with that assurance ranks equally with the Guarantee for each trust to be provided in this offering.

Amendments and Assignment

      Except with respect to any changes which do not adversely affect the rights of holders of the capital securities in any material respect, in which case no vote will be required, the Guarantee Agreement may not be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of the outstanding capital securities. All guarantees and agreements contained in the Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of Downey and shall inure to the benefit of the holders of the capital securities then outstanding.

Events of Default

      An event of default under the Guarantee Agreement will occur upon the failure of Downey to perform any of its payment obligations thereunder, or to perform any of its non-payment obligations thereunder if the default remains uncured for 90 days after Downey receives notice of the default. The foregoing notice and cure conditions do not apply, however, with respect to Downey’s default in payment of any guarantee payment. The holders of not less than a majority in aggregate Liquidation Amount of the outstanding capital securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee Agreement or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee Agreement. Any holder of the capital securities may institute a legal proceeding directly against Downey to enforce its rights under the Guarantee Agreement without first instituting a legal proceeding against the trust, the Guarantee Trustee or any other person or entity.

      Downey, as guarantor, will be required to file annually with the Guarantee Trustee a certificate as to whether or not Downey is in compliance with all the conditions and covenants applicable to it under the Guarantee Agreement.

Information Concerning the Guarantee Trustee

      The Guarantee Trustee, other than during the occurrence and continuance of a default by Downey in performance of its obligations under the Guarantee Agreement, undertakes to perform only those duties as are specifically provided in the Guarantee Agreement and, after default with respect to the Guarantee Agreement, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Except as discussed in this paragraph, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee Agreement at the request of any holder of the capital securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

Termination of the Guarantee Agreement

      The Guarantee Agreement will terminate and be of no further force and effect upon full payment of the Redemption Price of the capital securities, upon full payment of the amounts payable upon liquidation of the trust or upon distribution of junior subordinated debentures to the holders of the capital securities upon the dissolution of the trust. The Guarantee Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the capital securities must restore payment of any sums paid under the capital securities or the Guarantee Agreement.

Governing Law

      The Guarantee Agreement will be governed by and construed under the laws of the State of New York.

RELATIONSHIP AMONG THE CAPITAL SECURITIES, THE JUNIOR SUBORDINATED

DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

      Payments of Distributions and other amounts due on the capital securities, to the extent the trust has funds available for the payment of those amounts, will be irrevocably guaranteed by Downey on a subordinated basis as and to the extent described under “Description of Guarantee.” Taken together, Downey’s obligations under the junior subordinated debentures, the Junior Subordinated Indenture, the Trust Agreement, and the Guarantee Agreement will provide, in the aggregate, a full, irrevocable and unconditional guarantee on a subordinated basis of payments of distributions and other amounts due on the capital securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the same guarantee. It is only the combined operation of those documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust’s obligations under the capital securities. If and to the extent that Downey does not make payments on the junior subordinated debentures, the trust will not pay Distributions or other amounts due holders of the capital securities. Neither the Guarantee Agreement nor any of the other documents described above covers payment of Distributions or other amounts payable on the capital securities when the trust does not have sufficient funds to pay those amounts. In that event, the remedy of a holder of the capital securities is to institute a legal proceeding directly against Downey for enforcement of payment. The obligations of Downey under the Guarantee Agreement will be subordinate and junior in right of payment to all Senior and Subordinated Debt to the same extent as the junior subordinated debentures.

Sufficiency of Payments

      As long as payments of interest and other payments are made when due on the junior subordinated debentures, those payments will be sufficient to cover Distributions and other payments due on the capital securities, primarily because:

•	the aggregate principal amount of the junior subordinated debentures will be equal to the aggregate Liquidation Amount of the capital securities and common securities;

•	the interest rate and interest and other payment dates on the junior subordinated debentures will match the distribution rate and Distribution Dates and other payment dates for the capital securities;

•	Downey shall pay for all and any costs, expenses and liabilities of the trust except the trust’s payment obligations to holders of the capital securities; and

•	the Trust Agreement further provides that the trust will not engage in any activity that is not consistent with its limited purposes.

      In connection with any Direct Action, Downey will be subrogated to the rights of any holder of Trust Securities to the extent of any payment made by Downey to any holder of the Trust Securities in the Direct Action.

Enforcement Rights of Holders of the Capital Securities under the Guarantee

      Holders of capital securities may institute a legal proceeding directly against Downey to enforce their rights under the Guarantee Agreement without first instituting a legal proceeding against the Guarantee Trustee, the trust or any other person or entity.

      Downey’s default or the event of default under any Senior or Subordinated Debt would not constitute a default or Debenture Event of Default with respect to the junior subordinated debentures. However, in the event of payment defaults under, or acceleration of any Senior or Subordinated Debt, the subordination provisions of the Junior Subordinated Indenture provide that no payments may be made in respect of the junior subordinated debentures until the Senior and Subordinated Debt has been paid in full or any payment default thereunder has been cured or waived or the acceleration has been rescinded.

Limited Purpose of the Trust

      The capital securities evidence beneficial interests in the assets of the trust, and the trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds in junior subordinated debentures. A principal difference between the rights of a holder of the capital securities and the rights of a holder of a junior subordinated debenture is that a holder of a junior subordinated debenture will be entitled to receive from Downey the principal of and interest accrued on junior subordinated debentures held, while a holder of the capital securities will be entitled to receive Distributions from the trust.

Rights upon Dissolution

      Upon any voluntary or involuntary dissolution, winding-up or liquidation of the trust, other than a dissolution involving the distribution of the junior subordinated debentures to the holders of the capital securities, the holders of the capital securities will be entitled to receive, out of assets held by the trust, the Liquidation Distribution in cash, as discussed under “Description of the Capital Securities — Liquidation Distribution Upon Dissolution.” Upon any voluntary or involuntary liquidation or bankruptcy of Downey, the Property Trustee, as holder of the junior subordinated debentures, would be a subordinated creditor of Downey, subordinated in right of payment to all Senior and Subordinated Debt as described in the Indenture, but entitled to receive payment in full of principal and interest, before any stockholders of Downey receive payments or distributions. Since Downey is the guarantor under the Guarantee Agreement and will pay for all costs, expenses and liabilities of the trust, other than the trust’s payment obligations to the holders of its capital securities, the position of a holder of the capital securities and the position of a holder of junior subordinated debentures relative to other creditors and to shareholders of Downey in the event of liquidation or bankruptcy of Downey are expected to be substantially the same.

BOOK-ENTRY ISSUANCE

      All of the notes and capital securities that we offer will be issued in book-entry only form, unless otherwise specified in the relevant prospectus supplement. This means that we will not issue actual notes or certificates. Instead, we will issue global notes or global certificates in registered form (each, a “Global Instrument”). Each Global Instrument is held through the Depository Trust Corporation (“DTC”), as Depository, and is registered in the name of Cede & Co., as nominee of DTC. Accordingly, Cede & Co. will be the holder of record. Each note and capital security represents a beneficial interest in a Global Instrument.

      So long as the junior subordinated debentures are held by the Property Trustee, the junior subordinated debentures will not be issued in book-entry form, but will be evidenced by one or more certificates held by, and registered in the name of, the Property Trustee. However, if the junior subordinated debentures are distributed to holders of capital securities upon dissolution or liquidation of the trust, Downey anticipates that the junior subordinated debentures will be issued in fully registered book-entry form.

      Beneficial interests in a Global Instrument are shown on, and transfers are effected through, records maintained by DTC or its participants. In order to own a beneficial interest in a note or capital security, you must be an institution that has an account with DTC or have a direct or indirect account with such an institution.

      Transfers of ownership interests in the notes or capital securities will be accomplished by making entries in DTC participants’ books acting on behalf of beneficial owners.

      Beneficial owners will not receive notes or certificates representing their ownership interest, unless the use of the book-entry system is discontinued.

      So long as DTC or its nominee is the registered owner of a Global Instrument, DTC or its nominee, as the case may be, will be the sole holder of the securities represented thereby for all purposes, including payment of principal and interest, under the applicable indenture. Except as otherwise provided below, the beneficial owners of the securities are not entitled to receive physical delivery of certificated securities and will not be considered the holders for any purpose under the applicable Indenture. Accordingly, each beneficial owner must rely on the procedures of DTC and, if such beneficial owner is not a DTC participant, on the procedures of the DTC participant through which such beneficial owner owns its interest in order to exercise any rights of a holder of a security under the applicable Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Those limits and laws may impair the ability to transfer beneficial interests in the securities.

      Each Global Instrument representing securities will be exchangeable for certificated securities of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (i) the Depository notifies us that it is unwilling or unable to continue as Depository for the Global Instrument or we become aware that the Depository has ceased to be a clearing agency registered under the Exchange Act and, in any such case we fail to appoint a successor to the Depository within 60 calendar days, (ii) we, in our sole discretion, determine that the Global Instrument shall be exchangeable for certificates or certificated notes or (iii) an event of default has occurred and is continuing with respect to the notes or capital securities under an Indenture. Upon any such exchange, the certificates or certificated notes shall be registered in the names of the beneficial owners of the Global Instrument representing the notes or capital securities.

      The following is based on information furnished by DTC:

      DTC will act as securities depository for the notes, capital securities and, if applicable, junior subordinated debentures issued in book-entry form. These securities will be issued as fully-registered certificates or notes registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. Generally, one fully registered Global Instrument will be issued for all of the principal amount of a particular type or series of notes or capital securities.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

      Purchases of the notes or capital securities under the DTC system must be made by or through direct participants, which will receive a credit for the notes or capital securities on DTC’s records. The beneficial interest of each actual purchaser of each note or capital security is in turn to be recorded on the direct and indirect participants’ records.

      Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of beneficial interests in the notes or capital securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their beneficial interests in notes or capital securities, except in the event that use of the book-entry system for the notes, capital securities or, if applicable, junior subordinated debentures is discontinued.

      To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the securities may wish to take certain steps to augment transmission to them of notices of significant events with respect to the securities, such as redemption, tenders, defaults, and proposed amendments to the security documents.

      Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the regular record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the regular record date (identified in a listing attached to the Omnibus Proxy).

      We will pay principal and any premium or interest payments on the securities in immediately available funds to DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of these participants and not of DTC or any other party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal and any premium or interest to DTC is our responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct or indirect participant.

      We will send any redemption notices to Cede & Co. If less than all of a particular issuance of securities is being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

      DTC may discontinue providing its services as securities depository for the securities at any time. Under such circumstances, if a successor securities depository is not obtained, we will deliver certificated securities.

      The information in this section and elsewhere in this prospectus concerning the Depository and the Depository’s book-entry system has been obtained from sources that the trusts and Downey believe to be accurate, but the trusts and Downey assume no responsibility for the accuracy of the information. Neither the trusts nor Downey has any responsibility for the performance by the depository or its participants of their individual obligations as described in this prospectus, or any prospectus supplement or under the rules and procedures governing their operations.

PLAN OF DISTRIBUTION

      We and the trusts may offer and sell the securities to one or more underwriters for resale by them or through agents, by agents without underwriters, or to investors directly. The prospectus supplement with respect to each type or series of securities will set forth the terms of the offering of the securities, including the name or names of any underwriters or agents, the purchase price of the securities and the net proceeds to us from such sale, any underwriting discounts, agency fees and other items constituting underwriters’ or agents’ compensation, any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers.

      If any underwriters are involved in the offer and sale of our securities, including the securities of the trusts, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the accompanying prospectus supplement, the obligations of underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the securities described in the prospectus supplement if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      If any agents are involved in the offer and sale of our securities, including the securities of the trusts, the securities will be offered and sold by these agents on a best efforts basis on our behalf for the period of their appointment. The securities may be offered and sold by the agents on our behalf from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the accompanying prospectus supplement, the obligations of agents will be subject to certain conditions precedent and the agents will not be obligated to purchase any of the securities described in the prospectus supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. These agents may also be deemed to be underwriters under the Securities Act of 1933.

      If any dealers are used to sell our securities, including the securities of the trusts, the securities will be sold by us or the trusts, as a principal, to the dealer. The dealer will then sell the securities to the public at varying prices that the dealer will determine at the time it sells the securities.

      The prospectus supplement will include the names of any underwriters, agents and dealers that we use. The prospectus supplement will also describe the terms of the transactions, including the compensation to be paid to any underwriters, agents and dealers. Underwriters, agents and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933.

      If we solicit directly offers to purchase the securities, including the securities of the trusts, we and the trusts may directly sell securities to institutional or other investors. The terms of any direct sales will be described in the prospectus supplement.

LEGAL MATTERS

      The validity of the common stock, preferred stock, senior and subordinated debt securities, the junior subordinated debentures and guarantees, offered hereunder by Downey, will be passed upon by Manatt, Phelps & Phillips, LLP, Los Angeles, California, counsel to Downey, unless otherwise specified in any prospectus supplement. Matters of Delaware law relating to the validity of the capital securities will be passed upon by Richards, Layton & Finger, P.A., Wilmington, Delaware, special counsel to Downey and the trusts, unless otherwise specified in any prospectus supplement. Manatt, Phelps & Phillips, LLP will rely on the opinions of Richards, Layton & Finger, P.A. as to matters of Delaware law.

EXPERTS

      Our consolidated financial statements as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent auditors, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

DOWNEY FINANCIAL CORP.